Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MOBIUS PARENT CORP.,

MOBIUS MERGER SUB, INC.

AND

MONEYGRAM INTERNATIONAL, INC.

DATED AS OF FEBRUARY 14, 2022

- i -

3.16.	Property	34
3.17.	Insurance	34
3.18.	Anti-Takeover Statutes; Stockholder Vote Required	34
3.19.	Stockholder Vote Required	35
3.20.	Opinion of Financial Advisor	35
3.21.	Broker’s Fees	35
3.22.	Transactions with Affiliates	35
3.23.	Company Information	35
3.24.	No Other Representations or Warranties	35

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.1.	Corporate Organization	36
4.2.	Authority; No Violation	36
4.3.	Consents and Approvals	37
4.4.	Broker’s Fees	37
4.5.	Parent Information	38
4.6.	No Vote of Parent or Merger Sub Stockholders	38
4.7.	Ownership of Common Stock	38
4.8.	Absence of Litigation	38
4.9.	Financing	38
4.10.	Solvency	40
4.11.	Foreign Person Status	41
4.12.	Interests in Competitors	41
4.13.	No Other Representations or Warranties; Disclaimer	41

ARTICLE V.
COVENANTS AND AGREEMENTS

5.1.	Conduct of Business Prior to the Effective Time	42
5.2.	Access to Information	46
5.3.	Proxy Statement and Stockholder Meeting	47
5.4.	No Solicitation	48
5.5.	Reasonable Best Efforts	53
5.6.	Employees; Employee Benefit Plans	57
5.7.	Indemnification; Directors’ and Officers’ Insurance	59
5.8.	Publicity	60
5.9.	Anti-takeover Laws	61
5.10.	Stockholder Litigation	61
5.11.	NASDAQ Delisting; Deregistration	61
5.12.	Section 16 Matters	61
5.13.	Financing	62
5.14.	Financing Assistance from Company	64
5.15.	Obligations of Parent With Respect to Merger Sub and the Surviving Company	67
5.16.	Foreign Persons	68

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5.17.	Treatment of Certain Existing Indebtedness	68
5.18.	Parent Equity Syndication	69

ARTICLE VI.
CONDITIONS PRECEDENT
6.1.	Conditions to Each Party’s Obligation to Effect the Merger	70
6.2.	Conditions to Obligations of Parent	70
6.3.	Conditions to Obligations of the Company	72

ARTICLE VII.
TERMINATION AND AMENDMENT
7.1.	Termination	72
7.2.	Effect of Termination	75

ARTICLE VIII.
GENERAL PROVISIONS
8.1.	Non-survival of Representations, Warranties and Agreements	78
8.2.	Amendment	78
8.3.	Extension; Waiver	79
8.4.	Expenses	79
8.5.	Notices	79
8.6.	Certain Definitions	80
8.7.	Interpretation	93
8.8.	Counterparts	93
8.9.	Entire Agreement; Third-Party Beneficiaries	94
8.10.	Governing Law	94
8.11.	Jurisdiction; Service of Process; Waiver of Jury Trial	94
8.12.	Specific Performance	96
8.13.	Severability	97
8.14.	Assignment	97
8.15.	Non-Recourse	98

Annex A Surviving Company Certificate of Incorporation

Annex B Surviving Company Bylaws

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INDEX OF DEFINED TERMS

2021 First Lien Notes	8.6
2021 First Lien Notes Indenture	8.6
2021 First Lien Notes Trustee	8.6
2023 Company RSU	2.4(e)
Acceptable Confidentiality Agreement	8.6
affiliate	8.6
agent	8.6
Agreement	Preamble
Alternate Debt Financing	5.13(d)
Alternative Arrangement Contract	3.4(c)
Anti-Corruption Laws	3.9(i)
Anti-Money Laundering Laws	8.6
Approval	8.6
BofA Securities	3.20
Book Entry Shares	2.6(c)
Burdensome Condition	5.5(d)
Business Day	8.6
Cancelled Shares	2.1(a)
Capital Expenditure Budget	5.1(a)(xi)
CARES Act	8.6
Certificate of Merger	1.3
Certificates	2.6(b)
Change of Recommendation	5.4(b)
Change of Recommendation Notice	5.4(f)
Claims	8.6
Closing	1.2
Closing Date	1.2
Code	3.11(e)
Collective Bargaining Agreement	8.6
Commitment Letters	4.9(a)
Common Stock	2.1
Company	Preamble
Company Acquisition Proposal	8.6
Company Board	Recitals
Company Disclosure Schedule	Article III
Company Employees	3.12(a)
Company IP	3.14(a)
Company LTI Awards	2.4(f)
Company Option Award	2.4(a)
Company Recommendation	3.3(b)
Company Related Party	8.6
Company Reports	3.5(a)

Company Severance Plan	5.6(b)
Company Stock Plan	2.4(a)
Company Stockholder Approval	3.19
Company Stockholders Meeting	5.3(b)
Company Superior Proposal	8.6
Company Termination Fee	8.6
Company Warrant	2.2
Compliance Requirements	8.6
Confidentiality Agreement	8.6
Continuing Employees	5.6(a)
Contract	8.6
control	8.6
Converted Award	2.4(e)
Copyrights	8.6, 8.6
COVID-19	8.6
COVID-19 Actions	8.6
COVID-19 Measures	8.6
Credit Agreement	8.6
Credit Agreement Payoff Amount	5.17(a)
D&O Insurance	5.7(b)
Data Protection Obligations	3.14(i)
Debt Commitment Letter	4.9(a)
Debt Financing	4.9(a)
DGCL	1.1
Dissenting Shares	2.5(a)
DPA	4.11
Effect	8.6
Effective Time	1.3
End Date	7.1(c)
Environmental Laws	3.15(b)(i)
Equity Commitment Letter	4.9(a)
Equity Financing	4.9(a)
Equity Syndication	5.18
ERISA	3.12(a)
ERISA Affiliates	3.12(c)
Exchange Act	3.5(a)
Exempted Person	8.6
Expense and Interest Payments	7.2(e)
Extended End Date	7.1(c)
Families First Act	8.6
Fee Letter	4.9(a)
Financing	4.9(a)

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Foreign Benefit Plan	3.12(g)
Foreign Regulatory Filings	5.5(a)
Foreign Regulatory Laws	3.4(a)
Government Official	3.9(i)
Governmental Entity	8.6
Guarantor	8.6
HSR Act	3.4(a)
Indemnified Parties	5.7(a)
Indenture Redemption Amount	5.17(b)
Infringing	8.6
Initial End Date	7.1(c)
Insurance Amount	5.7(b)
Insurance Policies	3.17
Intellectual Property	8.6
International Trade Laws	8.6
Intervening Event	8.6
IT Assets	3.14(m)(i)
knowledge	8.6
Law	8.6
Leases	3.16(b)
Legal Requirement	8.6
Lender Related Party	8.6
Lenders	8.6
Liens	8.6
Limited Guarantee	Recitals
LTI Award Consideration	2.4(f)
Marketing Period	8.6
Marks	8.6, 8.6
Material Adverse Effect	8.6
Material Contract	3.10(a)
Materials of Environmental Concern	8.6
Merger	Recitals
Merger Consideration	2.1(b)
Merger Sub	Preamble
Misconduct	3.13(e)
Money Transfer Agent	8.6
Money Transfer Change of Control Filings	5.5(a)
Money Transmitter License	8.6
Money Transmitter Requirements	8.6
NASDAQ	8.6
New Approval	5.18
New Debt Commitment Letters	5.13(d)
Notice Period	5.4(e)(iii)
OFAC	8.6
Open Source License	8.6

Open Source Software	3.14(g)
Order	8.6
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Liability Limitation	7.2(e)
Parent Material Adverse Effect	8.6
Parent Plans	5.6(c)
Parent Related Party	8.6
Parent Termination Fee	8.6
Patents	8.6, 8.6
Paying Agent	2.6(a)
PBGC	3.12(e)
Permitted Co-Investor	8.6
Permitted Lien	8.6
Permitted LP	8.6
Permitted Preferred Purchaser	8.6
person	8.6
Personal Data	3.14(m)(ii)
Plan	3.12(a)
Pre-2023 Company Performance Cash Award	2.4(d)
Pre-2023 Company Performance-Based RSU Award	2.4(c)
Pre-2023 Company Time-Based RSU Award	2.4(b)
Prior Bidder	5.4(a)
Privacy Laws	3.14(m)(iii)
Privacy Policy	3.14(m)(iv)
Prohibited LP	8.6
Protection Period	5.6(a)
Proxy Statement	3.4(a)
Registered IP	3.14(a)
Related Software	8.6
Representatives	5.2(a)
Required Financial Information	8.6
Required Financing Amount	4.9(d)
Required Money Transfer Approval	6.2(c)
Sanctions	3.9(g)
Sanctions Authority	3.9(g)
Sarbanes-Oxley Act	3.5(a)
SEC	8.6
Securities Act	3.5(a)
Security Incident	3.14(l)
Securityholder	8.6
Shares	2.1
Software	8.6

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Solicitation Period End Date	5.4(a)
Standstill Agreement	8.6
Subsidiary	8.6
Superior Proposal Notice	5.4(e)(ii)
Surviving Company	1.1
Tax	3.11(q)(i)

Tax Return	3.11(q)(ii)
Transaction Documents	8.6
U.S. GAAP	8.6
WARN Act	3.13(c)
Warrant Consideration	2.2
Willful and Material Breach	8.6

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 14, 2022 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among Mobius Parent Corp., a Delaware Corporation (“Parent”), Mobius Merger Sub, Inc., a Delaware corporation and a Subsidiary of Parent (“Merger Sub”), and MoneyGram International, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth herein, Merger Sub shall merge with and into the Company, with the Company being the Surviving Company (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) by resolutions duly adopted by the vote of the Company Board at a meeting duly called and held, which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn in any way, has unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted, declared advisable and authorized in all respects this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that the Merger be submitted to the stockholders of the Company for approval at the Company Stockholders Meeting and (iv) recommended that the Company’s stockholders approve the Merger;

WHEREAS, the respective boards of directors of Parent and Merger Sub have (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Parent and Merger Sub and their respective stockholders;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Guarantors are entering into a limited guarantee in favor of the Company (the “Limited Guarantee”), pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and subject to the conditions set forth herein, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the Laws of the State of Delaware as the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Company”).

1.2. Closing of the Merger. Subject to the terms and conditions of this Agreement, including the proviso in this Section 1.2, the closing of the Merger (the “Closing”) will take place, unless another time, date or place is agreed to in writing by the parties, by electronic exchange and release of signature pages at 10:00 a.m. (local time), no later than the third (3rd) Business Day (or, if earlier, the Business Day immediately prior to the End Date (for the avoidance of doubt, after giving effect to any extension thereof in accordance with Section 7.1(c))) after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VI; provided, that if the Marketing Period has not ended prior to such Business Day (including, for the avoidance of doubt, as a result of any extension of the End Date pursuant to Section 7.1(c) to accommodate the Marketing Period), the Closing will occur on the second (2nd) Business Day after the final day of the Marketing Period unless an earlier date has been agreed by Parent in writing. The date on which the Closing occurs is the “Closing Date.”

1.3. Effective Time. On the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by executing, delivering and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and other applicable Delaware Law and shall make such other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time on the Closing Date as may be agreed by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the foregoing and subject to the foregoing, at the Effective Time, all of the property, assets, rights, privileges, immunities, powers and franchises of Merger Sub and the Company shall vest in the Surviving Company and all of the debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Company.

1.5. Certificate of Incorporation. The certificate of incorporation of the Company, as in effect as of immediately prior to the Effective Time, shall by virtue of the Merger be amended and restated as of the Effective Time so as to read in its entirety as set forth in Annex A, and as so amended and restated shall be the certificate of incorporation of the Surviving Company following the Merger until thereafter amended in accordance with the provisions thereof and applicable Law.

1.6. Bylaws. The bylaws of the Company, as in effect as of immediately prior to the Effective Time, shall by virtue of the Merger be amended and restated as of the Effective Time so as to read in their entirety as set forth in Annex B, and as so amended and restated shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and applicable Law.

1.7. Board of Directors. The directors of Merger Sub immediately prior to the Effective Time, with such additional individuals that Parent may designate prior to the Effective Time to serve as directors of the Surviving Company, shall be the directors of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as amended as of the Effective Time, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

1.8. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as amended as of the Effective Time, until their respective successors are duly appointed, or their earlier death, resignation or removal.

ARTICLE II.

CONSIDERATION

2.1. Effect on Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”):

(a) any Shares then held by the Company, any wholly-owned Subsidiary of the Company, Parent, Merger Sub or any entity of which Merger Sub is a direct or indirect wholly-owned Subsidiary shall be cancelled and retired and no cash or other consideration shall be delivered in exchange therefor (the “Cancelled Shares”); and

(b) each share of Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares or Cancelled Shares) shall be cancelled and converted into the right to receive $11.00 in cash, without interest (the “Merger Consideration”).

2.2. Effect on Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any warrant to purchase Shares (a “Company Warrant”), each Company Warrant (or portion thereof) that is outstanding and unexercised immediately prior to the Effective Time shall be canceled and the holder thereof shall be entitled to receive an amount in cash equal to the product of (a) the excess, if any, of the Merger Consideration over the applicable per share exercise price of such Company Warrant and (b) the number of Shares issuable upon exercise of such Company Warrant (or portion thereof) (the “Warrant Consideration”).

2.3. Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of Merger Sub, any such shares of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Company.

2.4. Treatment of Company Equity Awards and Company Performance Cash Awards.

(a) General. At the Effective Time, each award of options to purchase shares of Common Stock (a “Company Option Award”) granted pursuant to the Company’s 2005 Omnibus Incentive Plan (as amended, restated, modified or supplemented from time to time, together with all other equity plans and arrangements that provide for the issuance of equity or equity-based awards, the “Company Stock Plan”) whether vested or unvested, that is outstanding immediately prior to the Effective Time, each of which has an exercise price equal to or greater than the Merger Consideration and therefore is expected to have no intrinsic value at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled and retired and no cash or other consideration shall be delivered in exchange therefor, and the Company shall have no further obligations with respect to such Company Option Award.

(b) Pre-2023 Time-Vesting RSUs. At the Effective Time, each award of restricted stock units subject to time-based vesting granted prior to January 1, 2023 pursuant to the Company Stock Plan representing the right to receive shares of Common Stock (including any award originally subject to performance-based vesting for which the performance period has been completed and performance threshold satisfied and which is now subject solely to time-based vesting) that has not been settled (each, a “Pre-2023 Company Time-Based RSU Award”), that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically become fully vested and be canceled in exchange for the right to receive, at the Effective Time and in full satisfaction of the Company’s obligations with respect to such Pre-2023 Company Time-Based RSU Award, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (i) the Merger Consideration and (ii) the number of shares of Common Stock subject to such Pre-2023 Company Time-Based RSU Award (which, with respect to any award originally subject to performance-based vesting for which the performance period has been completed and performance threshold satisfied, and which is now subject solely to time-based vesting, means the number of shares of Common Stock for which the applicable performance criteria were achieved and are subject to time-based vesting).

(c) Pre-2023 Performance-Vesting RSUs. At the Effective Time, each award of restricted stock units subject to performance-based vesting granted prior to January 1, 2023 pursuant to the Company Stock Plan representing the right to receive shares of Common Stock for which the performance period has not been completed (each, a “Pre-2023 Company Performance-Based RSU Award”), that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically become vested as to a number of shares of Common Stock subject to such Pre-2023 Company Performance-Based RSU Award based on achievement of the performance criteria set forth in the applicable award agreement at the greater of the target level and the actual level of performance achieved immediately prior to the Effective Time and shall be canceled in consideration for the right to receive, at the Effective Time and in full satisfaction of the Company’s obligations with respect to such Pre-2023 Company Performance-Based RSU Award, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (i) the Merger Consideration and (ii) such vested number of shares of Common Stock.

(d) Cash-Based Awards. At the Effective Time, each performance-based cash award granted prior to January 1, 2023 pursuant to the Company Stock Plan, whether vested or unvested, representing the right to receive cash payments, whether subject to performance-based vesting requirements or time-based vesting requirements (each, a “Pre-2023 Company Performance Cash Award”), that is outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically become fully vested and be canceled in exchange for the right to receive, at the Effective Time and in full satisfaction of the Company’s obligations with respect to such Pre-2023 Company Performance Cash Award, an amount in cash (subject to any applicable withholding Taxes) equal to the aggregate cash amount payable pursuant to such Pre-2023 Company Performance Cash Award based on achievement of the performance criteria set forth in the applicable award agreement at the greater of the target level and the actual level of performance achieved immediately prior to the Effective Time. Each performance-based cash award granted on or after January 1, 2023 pursuant to the Company Stock Plan, whether vested or unvested, representing the right to receive cash payments, whether subject to performance-based vesting requirements or time-based vesting requirements, that is outstanding immediately prior to the Effective Time, shall continue in accordance with its terms.

(e) 2023 RSUs. At the Effective Time, each award of restricted stock units subject to either time-based or performance-based vesting granted in or following calendar year 2023 pursuant to the Company Stock Plan representing the right to receive shares of Common Stock (including any award originally subject to performance-based vesting for which the performance period has been completed and performance threshold satisfied and which is now subject solely to time-based vesting) (each, a “2023 Company RSU”) outstanding immediately prior to the Effective Time, shall, unless otherwise agreed to in writing by Parent and the holder of such 2023 Company RSU, automatically be converted into a cash-settled long-term incentive award (a “Converted Award”), representing a right to receive an amount of cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the number of Shares underlying such 2023 Company RSU (and, with respect to any such 2023 Company RSU, that is subject to performance based vesting, such number of Shares will be based on achievement of the performance criteria set forth in the applicable award agreement at the greater of the target level and the actual level of performance achieved immediately prior to the Effective Time), on the same vesting terms and conditions applicable to such 2023 Company RSU immediately before the Effective Time (it being understood that the Merger will not in and of itself constitute a single-trigger acceleration, vesting or payment event with respect to such Shares). On the date, and to the extent, that the Converted Award becomes vested, such vested Converted Award shall be paid, subject to any applicable withholding taxes, as soon as practicable thereafter (but in any event not later than the second regular payroll date thereafter). The Company shall take all actions necessary to provide for the foregoing actions.

(f) Prior to the Effective Time, the Company shall take all actions necessary to effectuate the treatment of the Pre-2023 Company Time-Based RSU Awards, the Pre-2023 Company Performance-Based RSU Awards and the Pre-2023 Company Performance Cash Awards (collectively, the “Company LTI Awards”), including the payment of the consideration described in Section 2.4(b), (c) or (d), as applicable (the “LTI Award Consideration”) and cancellation of such Company LTI Awards as of the Effective Time. The Company will ensure that, following the Effective Time, no participant in the Company Stock Plan or otherwise will have any right thereunder to acquire any equity securities of the Company, the Surviving Company or any of their respective Subsidiaries. The provisions of Section 2.4(b), Section 2.4(c) and Section 2.4(e) shall apply to all Pre-2023 Company Time-Based RSU Awards, all Pre-2023 Company Performance-Based RSU Awards and all 2023 Company RSUs except as otherwise agreed to in writing signed prior to the Effective Time by Parent and a holder of a Pre-2023 Company Time-Based RSU Award, a Pre-2023 Company Performance-Based RSU Award or a 2023 Company RSU.

2.5. Dissenting Shares.

(a) Notwithstanding anything to the contrary contained herein, to the extent required by the DGCL, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and as to which the holders thereof have not voted in favor of the adoption of this Agreement and have properly demanded appraisal in accordance with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1, and such holders shall be entitled only to such rights and payments as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall effectively waive, withdraw, not properly demand or perfect or otherwise lose such holder’s rights under Section 262 of the DGCL, each of such holder’s Dissenting Shares shall thereupon be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration as provided in Section 2.1, without interest and after giving effect to any required Tax withholdings as provided herein, and such holder thereof shall cease to have any other rights with respect thereto. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.

(b) The Company shall give Parent prompt notice of any written notices received by the Company prior to the Effective Time with respect to any intent to demand or written demands for appraisal with respect to any shares of Common Stock, attempts to withdraw such notices or demands and any other instruments or notices served pursuant to Section 262 of the DGCL or other applicable Law relating to stockholders’ appraisal rights. Parent shall have the right to control all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL or other applicable Law relating to stockholders’ appraisal rights. The Company shall not, except with the prior written consent of Parent or as otherwise required by an Order of a Governmental Entity of competent jurisdiction, make any payment or other commitment with respect to any such demands for appraisal, offer to settle or settle any such demands or approve any withdrawal, resolution or settlement of any such demands.

2.6. Paying Agent.

(a) Prior to the Effective Time, Parent shall enter into an agreement in form and substance reasonably acceptable to the Company with the Company’s transfer agent or a bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”). At or immediately prior to the Effective Time, Parent or one of its Subsidiaries shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of

Shares (other than Dissenting Shares or Cancelled Shares), Company LTI Awards and Company Warrants, cash in U.S. dollars sufficient to make the aggregate payments required to be made at the Effective Time pursuant to this Article II. With respect to any Dissenting Shares, Parent shall only be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the aggregate Merger Consideration payable in respect of such Dissenting Shares if the holder thereof fails to perfect or effectively withdraws or loses its right to dissent under the DGCL. The funds held by the Paying Agent shall be invested by the Paying Agent as directed by Parent; provided, however, to the extent such funds are not sufficient to make the payments required to be made at the Effective Time pursuant to this Article II, Parent shall, or shall cause the Surviving Company to, promptly replace or restore the lost portion of such fund so as to ensure that it is maintained at a level sufficient to make such payments.

(b) As soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record of Shares (other than Dissenting Shares or Cancelled Shares) or Company Warrants, in each case, that immediately prior to the Effective Time were evidenced by certificates (the “Certificates”): (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration or the Warrant Consideration, as applicable. Upon proper surrender of a Certificate (or affidavits of loss in lieu thereof in accordance with Section 2.6(g)) for exchange and cancellation to the Paying Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the Shares or the Warrant Consideration in respect of the Company Warrants formerly represented by such Certificate and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration or Warrant Consideration, as applicable, payable upon the surrender of the Certificates.

(c) Any holder of record of Shares (other than Dissenting Shares or Cancelled Shares) or Company Warrants, in each case, that immediately prior to the Effective Time were not evidenced by certificates (the “Book Entry Shares”) shall not be required to deliver a Certificate or, unless reasonably requested by the Paying Agent, an executed letter of transmittal to the Paying Agent in order to receive the aggregate Merger Consideration or Warrant Consideration, as applicable, with respect to such Book Entry Shares, and as soon as reasonably practicable after the Effective Time, the Paying Agent shall pay and deliver to each holder of Book Entry Shares the aggregate Merger Consideration or Warrant Consideration, as applicable, in respect of such Book Entry Shares, and such Book Entry Shares shall then be canceled. No interest will be paid or accrued for the benefit of holders of Book Entry Shares on the Merger Consideration or Warrant Consideration, as applicable, payable in respect of such Book Entry Shares.

(d) If the payment of the Merger Consideration or Warrant Consideration, as applicable, is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor or the registered holder of Book Entry Shares, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer or such Book Entry Shares shall be properly transferred, and that the person requesting such payment shall pay to the Paying Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not payable.

(e) At and after the Effective Time, there shall be no transfers on the transfer books of the Company of the Shares or Company Warrants that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such securities are presented for transfer to the Paying Agent, Surviving Company or Parent they shall be (subject to compliance with the other provisions of this Article II) cancelled and exchanged for the Merger Consideration or the Warrant Consideration, as applicable, as provided in this Article II. From and after the Effective Time, the holders of Shares and Company Warrants, in each case outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such Shares and Company Warrants except as otherwise provided for herein or by applicable Law.

(f) Any portion of the funds deposited with the Paying Agent pursuant to Section 2.6(a) (including any interest or other proceeds of any investment thereon) that remains unclaimed by the Securityholders twelve (12) months after the Effective Time shall be paid, at the request of Parent, to Parent or as directed by Parent. Any Securityholders who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for payment of the Merger Consideration, LTI Award Consideration or the Warrant Consideration, as applicable, in respect of the Shares, Company LTI Awards or Company Warrants held by such Securityholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Paying Agent or any other person shall be liable to any former Securityholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any Claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or the Warrant Consideration, as applicable, deliverable in respect thereof pursuant to this Agreement.

2.7. Withholding. Each of Parent or any of its Subsidiaries, the Company, the Surviving Company and the Paying Agent shall be entitled to deduct and withhold or cause to be deducted and withheld from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under applicable Tax Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment in respect of which such deduction and withholding was made.

2.8. Certain Adjustments. Without limiting the obligations of the Company under this Agreement (including Section 5.1), if between the date of this Agreement and the Effective Time, the number of Shares or the number of Shares issuable upon conversion, exchange or exercise of any issued and outstanding securities of the Company (including the Company Option Awards, Company LTI Awards and Company Warrants) are changed into a different number or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, or other similar transaction, then the Merger Consideration, Warrant Consideration, LTI Award Consideration and any other dependent items, as applicable, shall be appropriately and proportionately adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration, Warrant Consideration, LTI Award Consideration or other dependent item, as applicable; provided, that in no event will the aggregate Merger Consideration, Warrant Consideration, LTI Award Consideration or other payments required to be made under this Article II increase as a result of any such adjustment.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the Company Reports filed with, or furnished to, the SEC since January 1, 2020 and prior to the date hereof (other than such disclosures in such Company Reports contained in the “Risk Factors” and “Forward Looking Statements” sections thereof or that are otherwise cautionary, predictive or forward-looking in nature) (it being acknowledged that this clause (i) shall not apply to any of Sections 3.2, 3.3, 3.21 and 3.23) or (ii) set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub upon the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1. Corporate Organization.

(a) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware. The Company is in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The certificate of incorporation and bylaws of the Company, each as amended, restated or amended and restated through the date hereof, copies of which have been made available to Parent, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

(b) Each Subsidiary of the Company (i) is duly organized and validly existing as a corporation, partnership or other entity and is in good standing to the extent such concept is applicable under the laws of its jurisdiction of organization, (ii) is duly qualified or licensed to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified or licensed and (iii) has all requisite corporate or other power and authority to own or lease its properties, rights and assets and to carry on its business as now conducted, except where the failure to be so organized, existing, licensed, qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The certificate of incorporation, bylaws and similar governing documents of each Subsidiary of the Company, each as amended, restated or amended and restated through the date hereof, copies of which have been made available to Parent, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

3.2. Capitalization.

(a) The authorized capital stock of the Company consists of 162,500,000 shares of Common Stock and 7,000,000 shares of preferred stock, $0.01 par value per share. As of February 11, 2022, there were (i) 90,725,982 shares of Common Stock outstanding (and 1,579,029 shares of Common Stock held in treasury), (ii) 0 shares of preferred stock outstanding, (iii) Company Warrants to purchase an aggregate of 4,458,314 shares of Common Stock outstanding, (iv) 131,153 shares of Common Stock subject to Company Option Awards (with a weighted average exercise price per Share of $17.5434), (v) 3,684,566 shares of Common Stock subject to Pre-2023 Company Time-Based RSU Awards, (vi) 419,760 shares of Common Stock subject to Pre-2023 Company Performance-Based RSU Awards (which is the maximum number of shares of Common Stock issuable under such Pre-2023 Company Performance-Based RSU Awards) and (vii) 4,106,694 shares of Common Stock remaining available for issuance and delivery pursuant to the Company Stock Plan. As of the date of this Agreement, Pre-2023 Company Performance Cash Awards with an aggregate value of $15,236,106.70 remain outstanding, assuming achievement of all applicable performance goals at maximum levels. All of the issued and outstanding shares of capital stock of the Company are, and all such shares that may be issued between the date hereof and the Closing will be, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of Common Stock.

(b) Except as set forth in Section 3.2(a) and Section 3.2(b) of the Company Disclosure Schedule and except for any Common Stock (x) issuable upon exercise of the Company Option Awards or Company Warrants in accordance with the respective terms thereof and upon the vesting of any Pre-2023 Company Time-Based RSU Awards or Pre-2023 Company Performance-Based RSU Awards outstanding on the date hereof or (y) issued in accordance with Section 5.1(a)(iii) of the Company Disclosure Schedule after the date of this Agreement, (i) the Company does not have any other shares of Common Stock, preferred stock or capital stock outstanding, (ii) neither the Company nor any of its Subsidiaries has issued, granted or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights or Contracts that require the Company or any of its Subsidiaries to purchase or issue any shares of the capital stock of the Company or of any of its Subsidiaries (or cash in lieu of such amounts) or other equity securities of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of the capital stock of the Company or any of its Subsidiaries (including any rights plan or agreement) or equity-based awards and (iii) there are no Contracts to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (a) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (b) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment or (c) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, there are no Contracts to which the Company or any of its Subsidiaries is a party that restrict the transfer of, that relate to the voting of, or that provide registration rights in respect of, the capital stock or other equity interest of the Company or any of its Subsidiaries.

(d) Section 3.2(d) of the Company Disclosure Schedule sets forth a complete list, as of the date of this Agreement, of each Subsidiary of the Company, together with its jurisdiction of organization or incorporation and the ownership interest (and percentage interest) of the Company or its Subsidiaries, in such Subsidiary. Except as set forth in Section 3.2(d) of the Company Disclosure Schedule, the Company and its Subsidiaries own, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries of the Company, free and clear of any Liens (other than Permitted Liens), other than transfer and other restrictions under applicable securities Laws, and all of such outstanding shares of stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(e) Section 3.2(e) of the Company Disclosure Schedule sets forth a complete list, as of the date of this Agreement, of all joint ventures, partnerships, limited liability companies or other companies, entities or persons, other than the Subsidiaries of the Company, in which the Company or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests, together with the Company’s or its Subsidiary’s ownership interest (and percentage interest) in each such person.

(f) As of the date of this Agreement, (i) there is no outstanding indebtedness for borrowed money (or guarantees thereof) of the Company or its Subsidiaries (excluding intercompany indebtedness among the Company and/or wholly-owned Subsidiaries) other than (a) indebtedness reflected on the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2021 (or the notes thereto) set forth in the Company’s Quarterly Report on Form 10-Q filed October 29, 2021 or (b) as set forth on Section 3.2(f) of the Company Disclosure Schedule and (ii) neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC). The Company does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote.

(g) Each Company Option Award was granted with an exercise price equal to or greater than the fair market value of such underlying share of Common Stock on the date of grant in compliance with Section 409A of the Code, has not had its exercise date or grant date delayed or “back-dated,” and has been issued in compliance in all material respects with the applicable Company Stock Plan under which it was granted and all applicable Laws. Section 3.2(g) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of: (1) each Pre-2023 Company Time-Based RSU Award and each Pre-2023 Company Performance-Based RSU Award, including (A) the name of the holder thereof, (B) the total number of Shares that may be received pursuant thereto and (C) the applicable grant date thereof; (2) each outstanding Pre-2023 Company Performance Cash Award, including (A) the name of the holder thereof, (B) the total amount of cash that may be received pursuant thereto and (C) the applicable grant date thereof; and (3) each outstanding Company Warrant, including (A) the name of the holder thereof, (B) the total number of Shares that may be received pursuant thereto and (C) the exercise price thereof.

3.3. Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action of the Company and no other corporate or stockholder proceedings (subject, in the case of the consummation of the Merger, to the Company Stockholder Approval), on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting creditors’ rights and remedies generally.

(b) The Company Board, by resolutions duly adopted by the vote of the Company Board at a meeting duly called and held, which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn in any way, has unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted, declared advisable and authorized in all respects this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that the Merger be submitted to the stockholders of the Company for approval at the Company Stockholders Meeting and (iv) recommended that the Company’s stockholders approve the Merger (the “Company Recommendation”).

3.4. Consents and Approvals.

(a) Subject to the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 4.11 and 4.12, no consents, authorizations or Approvals of, or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except for: (i) the filing with the SEC of a proxy statement in preliminary and definitive form relating to the meeting of the stockholders of the Company to be held to vote on the adoption of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and foreign competition Laws and/or foreign investment Laws (such Laws solely as set forth in Section 3.4(a)(iii) of the Company

Disclosure Schedule, the “Foreign Regulatory Laws”) and the expiration or termination of any applicable waiting periods (or approval) thereunder, (iv) the consents, authorizations, approvals, filings, notifications or registrations required under any Money Transmitter Requirements applicable to the Money Transmitter Licenses of the Company or any of its Subsidiaries set forth on Section 3.4(a)(iv) of the Company Disclosure Schedule, (v) the other consents and approvals as set forth on Section 3.4(a)(v) of the Company Disclosure Schedule, and (vi) such other consents, authorizations, approvals, filings and registrations, the failure of which to obtain or make would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth on Section 3.4(b) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, will (i) violate any provision of the certificate of incorporation or bylaws of the Company or, except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any of the similar governing documents of any of its Subsidiaries, or (ii) assuming that the filings, consents, approvals and waiting periods referred to in Section 3.4(a) are duly made, obtained, satisfied or expired (a) violate any Legal Requirement applicable to the Company or any of its Subsidiaries or any of their respective properties, rights or assets, or (b) violate, conflict with, give rise to a requirement to make a payment under, result in a breach of any provision of or the loss of any benefit under, or require redemption, repayment or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clauses (ii)(a) and (b) above) for such conflicts, violations, breaches, defaults or other events which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Section 3.4(c) of the Company Disclosure Schedule sets forth (i) each jurisdiction in which the Company or any of its Subsidiaries holds any Money Transmitter Licenses, (ii) each jurisdiction in which the Company or any of its Subsidiaries has applications pending for any Money Transmitter Licenses and (iii) each jurisdiction in which the Company or any of its Subsidiaries operates without a Money Transmitter License and pursuant to a Contract or other arrangement with a third-party agent (an “Alternative Arrangement Contract”). The Company has made available to Parent the current form of the Company’s Alternative Arrangement Contract which is entered into with Money Transfer Agents in the jurisdictions described in clause (iii) above in substantially such form with such modifications made from time to time to reflect local Laws and practices and the individual terms agreed with such Money Transfer Agents.

3.5. SEC Documents; Other Reports; Internal Controls.

(a) Since January 1, 2019, the Company has timely filed or furnished all reports, forms, schedules, exhibits, certifications, registration statements and other documents required to be filed or furnished by it with the SEC including all exhibits thereto and information incorporated by reference therein (such documents and any other documents filed or furnished by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively the “Company Reports”). As of their respective dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations thereunder applicable to such Company Reports, and none of the Company Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2019, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The Company has made available to Parent true and complete copies of all comment letters and any other material written correspondence between the SEC, on the one hand, and the Company or any of the Company’s Subsidiaries, on the other hand, since January 1, 2019 and prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in a comment letter received from the SEC staff with respect to any Company Report and, to the knowledge of the Company, none of the Company Reports is the subject of any ongoing review by the SEC. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The Company has established and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure (i) the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board, (iii) the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries, (iv) that all material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and (v) that such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and Section 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2020, and such assessment concluded that such system was effective. The Company’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2020. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurances regarding the reliability of financial reporting for the Company. Neither the Company nor any of the Company’s Subsidiaries, nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries, has received in writing any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in accounting practices in violation of applicable Law. Each of the Chief Executive Officer of the Company and the Chief Financial Officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company Reports, and the statements contained in such certifications are accurate in all material respects as of the date of this Agreement. Since January 1, 2021, to the knowledge of the Company, no events, facts or circumstances have occurred such that management of the Company would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and conclude, after such assessment, that such system was effective. Since January 1, 2019, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company Reports.

3.6. Financial Statements; Undisclosed Liabilities.

(a) The financial statements of the Company (including any related notes and schedules thereto) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements, the Securities Act and the Exchange Act, and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP (except as may be disclosed therein and, in the case of the unaudited financial statements, as permitted by the SEC, and except that the unaudited financial statements are subject to normal year-end and audit adjustments), and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. Except as have been described in the Company Reports, there are no unconsolidated Subsidiaries of the Company.

(b) Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021 or the notes thereto, as filed with the SEC, (ii) liabilities incurred since September 30, 2021 in the ordinary course of business consistent with past practice, (iii) liabilities incurred pursuant to or as expressly permitted by this Agreement or any other Transaction Document, (iv) liabilities that have been discharged or paid in full prior to the date of this Agreement or (v) liabilities that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability or obligations of any nature whatsoever (whether absolute, accrued or contingent or otherwise, whether due or to become due) and whether or not required by U.S. GAAP to be disclosed, reflected or reserved for in a consolidated balance sheet or the notes thereto.

3.7. Absence of Certain Changes or Events. (a) Since December 31, 2020, no event, change, effect or occurrence has occurred or fact or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) since September 30, 2021 through the date of this Agreement, none of the Company or any of its Subsidiaries has taken any action that would have been prohibited by clauses (v), (vi), (vii), (viii), (ix), (xiii) or (xiv) of Section 5.1(a) if taken after the date of this Agreement and (c) since December 31, 2020, the Company and each of its Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice, other than with respect to taking any COVID-19 Actions or commercially reasonable actions to comply with COVID-19 Measures (to the extent such actions were substantially consistent with prior COVID-19 Actions or COVID-19 Measures or reasonable guidance in respect thereof).

3.8. Legal Proceedings.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, there are no Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any present officer or director of the Company (in their capacity as such) or any of its Subsidiaries in such individual’s capacity as an officer or director of the Company or its Subsidiary, other than any such Claims that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no Order imposed upon or entered into by the Company, any of its Subsidiaries or the properties, rights or assets of the Company or any of its Subsidiaries that materially restricts the business or operations of the Company or any of its Subsidiaries, taken as a whole, or that imposes material obligations on the Company or any of its Subsidiaries, taken as a whole, or that otherwise materially and adversely affects the Company, any of its Subsidiaries, or their respective properties, rights or assets.

(b) Except as otherwise set forth in Section 3.8(b) of the Company Disclosure Schedule, since January 1, 2018, (i) there have been no material subpoenas or material written demands, inquiries or information requests received by the Company or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to (A) any material matter related to any such subpoena or such written demand, inquiry or information request or (B) any other possible legal action. Since January 1, 2019, except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party or subject to the provisions of any Order of any court or Governmental Entity.

3.9. Compliance With Applicable Law.

(a) The Company and each of its Subsidiaries, and the conduct of their respective businesses, (i) are, and at all times since January 1, 2019 have been, in compliance with all, and are not in default under or in violation of any, Legal Requirements, including any Money Transmitter Requirement, applicable to the Company or any of its Subsidiaries or to the conduct of the business or operations of the Company or its Subsidiaries and (ii) since January 1, 2019, have not received any notice or other written communication from any Governmental Entity regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement, except in the case of clauses (i) and (ii) of this Section 3.9(a), for such non-compliance, default or violation as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and each of its Subsidiaries currently hold, and since January 1, 2019 have at all times maintained, and are (and have been) in material compliance with, all material Approvals, which shall include all Money Transmitter Licenses, and the terms and requirements of such Approvals, which are required or necessary for the conduct of their respective businesses and ownership of their respective properties, rights and assets. All such Approvals are valid and in full force and effect, except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received notice or other communication (in writing or, to the knowledge of the Company, in any other manner) from any Governmental Entity regarding (and to the knowledge of the Company there is not): (i) any actual or alleged material violation of or failure to comply with any material term or requirement of any Money Transmitter Licenses or any other material Approval; (ii) any revocation, withdrawal, suspension, cancellation, termination, non-renewal or modification of any Money Transmitter Licenses or any other material Approval; or (iii) any denial of, or failure to obtain or receive, any Money Transmitter Licenses or any other material Approval, in each case related to the Company or any of its Subsidiaries in any jurisdiction that is material to the business of the Company and its Subsidiaries, taken as a whole. Since January 1, 2019, neither the Company nor any of its Subsidiaries has been denied a Money Transmitter License by any Governmental Entity nor has any Money Transmitter License of the Company or any its Subsidiaries been revoked, suspended, denied renewal or materially limited except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as would not have or reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time): (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Approval of the Company or any of its Subsidiaries or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, non-renewal, termination or modification of any Approval of the Company or any of its Subsidiaries.

(d) All applications required to have been filed for the renewal of the Approvals of the Company and each of its Subsidiaries related to any jurisdiction that is material to the business of the Company and its Subsidiaries, taken as a whole, have been duly filed on a timely basis with the appropriate Governmental Entity, as applicable, and each other notice, filing or submission required to have been given or made with respect to such Approvals of the Company or any of its Subsidiaries has been duly given or made on a timely basis with the appropriate Governmental Entity.

(e) Except as set forth in Section 3.9(e) of the Company Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the ordinary course of the business of the Company and its Subsidiaries, since January 1, 2019, no Governmental Entity has, to the knowledge of the Company, initiated or threatened any legal proceeding with respect to, or is contemplating or undertaking an investigation into, the business or operations of the Company or any of its Subsidiaries. Except as set forth in Section 3.9(e) of the Company Disclosure Schedule, and except as would not be material to the Company and its Subsidiaries, taken as a whole, there is no unresolved material violation with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of, the Company or any of its Subsidiaries. The Company has made available to Parent complete and correct copies of all (i) material written investigation, examination, audit or inspection reports provided to the Company or any of its Subsidiaries by any Governmental Entity in respect of the Company or any of its Subsidiaries, (ii) material written responses (excluding emails) to any such reports made by the Company or any of its Subsidiaries and (iii) other material written correspondence (excluding emails) relating to any investigation, examination, audit or inspection of the Company or any of its Subsidiaries, in the case of each of clauses (i), (ii) and (iii), since January 1, 2019 and except for such reports, responses and correspondence which the Company is required to keep confidential under applicable Legal Requirements.

(f) Except as set forth in Section 3.9(f) of the Company Disclosure Schedule, each of the Company and its Subsidiaries is, and has at all times since January 1, 2019 been, in compliance in all material respects with applicable Anti-Money Laundering Laws. Neither the Company, any of its Subsidiaries, nor, to the knowledge of the Company, any of the Company’s or any of such Subsidiary’s respective officers, directors, managers, members, or employees thereof in such capacity: (i) has been or is in material violation of any applicable Anti-Money Laundering Law; or (ii) has received any notice, whether written or, to the knowledge of the Company, oral, from a Governmental Entity alleging that the Company, the Subsidiary, or any of their respective officers, directors, managers, members, or employees thereof in such capacity has violated, is in violation of, or is otherwise subject to penalties, an Order, or a Claim under, any applicable Anti-Money Laundering Law. Each of the Company and its Subsidiaries has adopted, implemented and currently maintains policies and procedures reasonably designed to ensure its compliance with, and that reflect and comply in all material respects with its obligations under, applicable Anti-Money Laundering Laws.

(g) Neither the Company, nor any of its Subsidiaries or any of, their respective directors, officers, employees, or to the knowledge of the Company, their agents or representatives, currently (or at any time during the five (5) years prior to the date of this Agreement) (i) is subject to sanctions administered by the United States (including but not limited to OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, the United Kingdom or any other applicable sanctions authority (each a “Sanctions Authority” and such sanctions “Sanctions”) (except in connection with business operations authorized under applicable Sanctions Laws and regulations), (ii) is located, organized, or resident in a country or territory subject to comprehensive embargo administered by OFAC (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) (except pursuant to and as authorized under applicable Sanctions Laws and regulations), (iii) conducts any business with or engages in making or receiving any contribution of funds, goods or services to, from, or for the benefit of any person designated on any economic or financial sanctions list maintained by any Sanctions Authority, including OFAC’s List of Specially Designated Nationals and Blocked Persons, Sectoral Sanctions Identifications List, or Foreign Sanctions Evader List, or any other similar list maintained by any other applicable Sanctions Authority (except pursuant to and as authorized under applicable Sanctions Laws and regulations), (iv) deals in, or otherwise engages in any transaction involving property or interests in property blocked pursuant to any applicable sanctions administered by any Sanctions Authority (except pursuant to and as authorized under applicable Sanctions Laws and regulations) or (v) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any of the foregoing clauses of this Section 3.9(g).

(h) Except as set forth in Section 3.9(h) of the Company Disclosure Schedule, each of the Company and its Subsidiaries is, and has at all times during the five (5) years prior to the date of this Agreement been, in compliance with all applicable International Trade Laws and Sanctions. The Company and its Subsidiaries have during the five (5) years prior to the date of this Agreement obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Entity for the import, export, re export, deemed export, deemed re export, or transfer required under the International Trade Laws and Sanctions.

(i) Except as set forth in Section 3.9(i) of the Company Disclosure Schedule, the Company, its Subsidiaries, and to the knowledge of the Company, their directors, officers, employees, agents and representatives have not, during the five (5) years prior to the date of this Agreement, made, given, offered, promised, authorized, solicited or received the payment of anything of value, directly or indirectly, to or from: (i) any Government Official; (ii) any person acting for or on behalf of any Government Official; or (iii) any other person, in each case for the purpose of securing any improper advantage in violation of the Anti-Corruption Laws. “Government Official” shall mean any officer or employee of any Governmental Entity (including state-owned, state-controlled or state-operated entities), of any public international organization, or of any non-U.S. political party, party official, or candidate for non-U.S. political office. “Anti-Corruption Laws” shall mean (A) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (B) the U.K. Bribery Act 2010, and (C) all other similar or equivalent anticorruption and/or anti-bribery Laws of any jurisdiction applicable to the Company, its Subsidiaries or their operations. The Company and its Subsidiaries have adopted, implemented and maintain policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws.

(j) Except as set forth in Section 3.9(i) of the Company Disclosure Schedule, the Company, its Subsidiaries, and to the Company’s knowledge, their directors, officers, employees, agents, and representatives have not, during the five (5) years prior to the date of this Agreement, made any voluntary or involuntary disclosures to any Governmental Entity, conducted any internal investigation or audit, or been party to any action, suit, arbitration, claim, litigation, investigation, or proceeding, involving the Company or any of its Subsidiaries relating to an actual material violation of Anti-Corruption Laws or Sanctions.

3.10. Material Contracts.

(a) Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, as of the date of this Agreement, a party to or is bound by any Contract:

(i) that is a master agreement with a bank or other provider of transaction processing or settlement services for the funding of transfers initiated through services provided by the Company or its Subsidiaries that is material to the operation of the Company and its Subsidiaries, taken as a whole;

(ii) with the top ten (10) Money Transfer Agents by revenue and by transaction volume for the year ended December 31, 2021;

(iii) that relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture or partnership (other than with or among wholly owned Subsidiaries of the Company);

(iv) that (a) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000, (b) grants a Lien (other than a Permitted Lien) or restricts the granting of Liens (except for leases and Contracts relating to indebtedness disclosed pursuant to clause (a)) on any property or asset of the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, (c) provides for or relates to any interest, currency or hedging, derivatives or similar Contracts or arrangements (other than non-speculative hedges or forward Contracts entered into in the ordinary course of business) or (d) restricts payment of dividends or any distributions in respect of the equity interests of the Company or any of its Subsidiaries;

(v) that relates to the settlement of, or other arrangements with respect to, any current or former Claim (a) with any Governmental Entity (except settlements, or other arrangements, for an immaterial monetary fine), (b) that materially restricts or imposes obligations upon the Company or its Subsidiaries, taken as a whole, or (c) which would require the Company or any of its Subsidiaries to pay consideration of more than $5,000,000 after the date of this Agreement;

(vi) that is between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s or its Subsidiaries’ respective directors, officers (including any employment agreements and related Contracts with such officers), employees or stockholders who, to the knowledge of the Company, own one percent (1%) or more of the Shares, on the other hand;

(vii) that contains covenants or other provisions that (a) purport to limit or restrict, in any material respect, the ability of the Company or any of its Subsidiaries (or Parent or its affiliates after the Effective Time) to compete with any person in any business or in any geographic area, including any non-compete covenant or otherwise restrict the Company’s or any of its Subsidiaries’ ability to engage in any material line of business or (b) grant to the other party to such Contract (or a third party) exclusivity or “most favored nation” status (whether in terms of pricing or otherwise) which, in case of clause (a) or (b), is material to the Company and its Subsidiaries taken as a whole;

(viii) that grants any rights of first refusal, rights of first offer or other similar rights to any person (other than Parent or the Company) with respect to any material asset of the Company or its Subsidiaries or that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets of any person;

(ix) that is for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any person, pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other similar contingent payment obligations, indemnification or other obligations outstanding;

(x) that obligates the Company to make any capital expenditure or investment not contemplated by the Capital Expenditure Budget in excess of $5,000,000 in 2022 or  $5,000,000 in 2023;

(xi) that requires the Company or any of its Subsidiaries to provide any funds to or make any investment in (in each case, in the form of a loan, capital contribution or similar transaction) any person in excess of $20,000,000;

(xii) that grants, licenses or otherwise relates to rights to material Intellectual Property (including development of such Intellectual Property) or relates to material IT Assets (whether of the Company or any of its Subsidiaries, or of a third person), and in either case, is, individually or in the aggregate, material to the operation of the business of the Company or its Subsidiaries (other than non-exclusive commercially available software licenses with annual fees of less than $5,000,000, Contracts for purchase, maintenance, support, hosting or lease of off-the-shelf IT Assets, or provision of related services, with annual fees of less than $5,000,000, or non-exclusive licenses to service providers, customers and end users in the ordinary course of business consistent with past practice);

(xiii) that provides for indemnification of any executive officer or director of the Company, other than Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent;

(xiv) that is a Lease set forth on Section 3.16(b) of the Company Disclosure Schedule;

(xv) any “material contract” (as defined in Item 601(b)(10) of Regulation S K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S K) with respect to the Company and its Subsidiaries, taken as a whole;

(xvi) any employment, management, severance, termination, retention, transaction bonus, change in control, consulting, relocation, repatriation, expatriation or similar Contract with any former or current employee, officer, independent contractor, or director of the Company or any of its Subsidiaries that is not terminable at will without liability to the Company or any of its Subsidiaries in excess of $250,000, pursuant to which the Company or any of its Subsidiaries has or may have obligations (but excluding any such Contract in place in accordance with statutory requirements);

(xvii) any Collective Bargaining Agreement; or

(xviii) except to the extent such Contract is described in clauses (i)-(xvii) above, that calls for annual aggregate payments by, or other consideration from (or annual aggregate payments, or other consideration, to) the Company and its Subsidiaries of more than $7,000,000;

Each Contract, arrangement or commitment of the type described in this Section 3.10(a) (whether or not in effect on the date hereof), is referred to herein as a “Material Contract.” The Company has made available to Parent true, correct and complete copies of each Material Contract (including any amendments, schedules and exhibits thereto) in effect on the date hereof.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule and except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or its applicable Subsidiary and in full force and effect, and, to the knowledge of the Company, is valid and binding on the other parties thereto (except to the extent that, after the date hereof, a Material Contract no longer remains valid and binding due to the expiration of such Material Contract in accordance with its terms), (ii) the Company and each of its Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Material Contract and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default or give rise to any right of termination, cancellation, modification or acceleration on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, under any such Material Contract. Since December 31, 2019 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of a material breach or material default from a counterparty to any Material Contract and no counterparty to a Material Contract has notified the Company or its Subsidiaries that it intends to terminate or not renew a Material Contract.

3.11. Taxes. Except as set forth in Section 3.11 of the Company Disclosure Schedule:

(a) (i) no examinations, audits or other proceedings in respect of any material Tax liability of the Company or any of its Subsidiaries is being conducted by a Governmental Entity or has been, to the knowledge of the Company, threatened by a Governmental Entity; (ii) all income and other material Tax Returns (as hereinafter defined) required to be filed by, or on behalf of, the Company or its Subsidiaries have been duly and timely filed, and such Tax Returns are true, correct and complete in all material respects; (iii) each of the Company and its Subsidiaries has timely paid in full all material Taxes, whether or not shown as due on any Tax Returns, or, where payment is not yet due, has made adequate provision in the financial statements of the Company (in accordance with U.S. GAAP) for all such Taxes; (iv) no deficiencies for any material Taxes have been proposed, threatened, asserted or assessed by a Governmental Entity against the Company or any of its Subsidiaries or any of their assets or properties; and (v) there are no Liens for Taxes upon the assets or properties of either the Company or its Subsidiaries, other than statutory Liens for current Taxes not yet due or payable.

(b) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the most recent financial statements (including any related notes and schedules) of the Company and its Subsidiaries filed with the Company Reports, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than in any notes thereto). Since the date of the most recent financial statements (including any related notes and schedules) of the Company and its Subsidiaries filed with the Company Reports, neither the Company nor any of its Subsidiaries has incurred any liability for material Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated tax return or (ii) has any material liability for Taxes of any person (other than the Company and any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by Contract, or otherwise.

(d) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax indemnity or Tax allocation agreement or similar Contract or arrangement, in each case, that includes a party other than the Company or any of its Subsidiaries.

(e) No closing agreement pursuant to Section 7121 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries that is currently in effect.

(f) None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(g) All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been properly paid to the relevant Governmental Entity. The Company and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (or any similar provision under any state, local or foreign Law). Neither the Company nor any of its Subsidiaries has deferred or delayed the payment of any Taxes under provisions of the CARES Act or any other COVID-19 Measures or any executive order, or has otherwise availed themselves of any Tax benefits or deferrals provided under the CARES Act or any other COVID-19 Measures.

(h) Neither the Company nor any of its Subsidiaries has requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax.

(i) Neither the Company nor any of its Subsidiaries has entered into, or have been a material advisor with respect to, any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Section 6011, 6111, or 6112 of the Code (or any similar provision under any state, local or foreign Law) or the regulations thereunder.

(j) Neither Parent, the Company or any of their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of any (i) change in method of accounting either imposed by the Internal Revenue Service or voluntarily made by the Company or any of its Subsidiaries on or prior to the Closing Date or use of an improper method of accounting with respect to the Company or any of its Subsidiaries for a taxable period ending on or prior to the Closing Date, (ii) intercompany transaction (including any intercompany transaction subject to Section 367 or 482 of the Code) or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign income Tax Law), (iii) installment sale or open transaction arising in a taxable period (or portion thereof) ending on or prior to the Closing Date, (iv) a prepaid amount received or paid or deferred revenue accrued on or prior to the Closing Date, (v) deferred gains arising prior to the Closing Date, (vi) deferred cancellation of indebtedness income, (vii) election or transaction which reduced any Tax attribute (including basis in assets) or (viii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to its business or assets. Neither the Company nor any of its Subsidiaries has made any election under Section 965(h) of the Code.

(k) Neither the Company nor any Subsidiary is currently or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(l) No written Claim has ever been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(m) Any and all material transactions between and among the Company and its Subsidiaries have been and are on arm’s length terms for purposes of relevant transfer pricing laws and have not been determined with a purpose of Tax avoidance, and all related material documentation required by any laws applicable to transfer pricing has been timely prepared or obtained and, if necessary, retained.

(n) The Company and each of its Subsidiaries has materially complied with all applicable registration requirements, statutory provisions, rules, regulations, orders, and directions in respect of any value added Tax, maintains and has obtained full and accurate records, invoices, and other documents appropriate or required for value added Tax purposes, has never been subject to any material interest, forfeiture, surcharge, or penalty related to value added Tax, and has not been required to make any adjustments pursuant to the European Union capital goods scheme for value added Tax purposes.

(o) Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(p) No non-U.S. Subsidiary of the Company (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a).

(q) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including, but not limited to income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture, withholding, backup withholding or other taxes, including any interest, penalties, fines and additions (to the extent applicable) thereto, whether disputed or not; and

(ii) “Tax Return” shall mean any return, report, declaration, information return or other document (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to any Governmental Entity with respect to Taxes, including all information returns relating to Taxes of third parties, any Claims for refunds of Taxes or declarations of estimated Taxes and any amendments, supplements or attached schedules to any of the foregoing.

3.12. Employees; Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule contains a true, correct and complete list of each material Plan. For purposes of this Agreement, the term “Plan” shall mean (x) each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA and including multiemployer plans within the meaning of ERISA Section 3(37)), and (y) each stock purchase, stock option, restricted stock unit, other equity or equity based, severance, retention, consulting, employment, employee loan, change-in-control, benefit, fringe benefit, bonus, incentive, deferred compensation, commission, restricted stock, health and welfare, medical, dental, vision, prescription, perquisite, disability, or sick leave benefit, post-employment or retirement (including compensation, pension, health, medical or insurance benefits), supplemental retirement, retiree medical, life insurance plans and each other employee compensation or benefit plan, Contract, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether oral or written, under which (i) any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries (“Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) under which the Company or any of its Subsidiaries has any present or future material liability (contingent or otherwise).

(b) With respect to each material Plan, the Company has delivered to Parent or made available a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or any other funding instrument; (ii) the most recent Internal Revenue Service determination or opinion letter, if applicable; (iii) any summary plan description and other material written communications by the Company or any of its Subsidiaries to Company Employees concerning the extent of the benefits provided (or to be provided); and (iv) the most recent (a) Form 5500 and attached schedules, (b) audited financial statements and (c) actuarial valuation reports; (v) any material or non-routine notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Entity relating to any material compliance issues in respect of any such Plan and (vi) with respect to each material Plan that is maintained in any non-United States jurisdiction, to the extent applicable, (a) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan and (b) any document comparable to the determination letter referenced pursuant to clause (ii) above issued by a Governmental Entity relating to the satisfaction of Law necessary to obtain the most favorable Tax treatment.

(c) Except as would not have or reasonably be expected, individually or in the aggregate, to result in a material liability to the Company, (i) each Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable Internal Revenue Service determination or opinion letter as to its qualification (or still has time to request such a letter or application for such qualification is pending), and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or any of its “ERISA Affiliates” (defined as any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations; and (iv) no “reportable event” (as such term is defined in Section 4043 of ERISA) and no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or failure to satisfy a “minimum funding standard” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Plan. Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, no Plan provides post-employment welfare (including health, medical or life insurance) benefits and neither the Company nor any of its Subsidiaries have any liability in respect of any such post-employment welfare benefits for current, former or retired employees of the Company or any of its Subsidiaries, in each case, other than as required under Section 4980B of the Code. Neither the Company nor any of its ERISA Affiliates has engaged in a transaction described in Section 4069 or 4212(c) of ERISA.

(d) None of the Plans is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and none of the Company or any of its ERISA Affiliates has at any time maintained, sponsored or contributed to, or has or had any liability (whether current, contingent or otherwise) or obligation in respect of, (i) any multiemployer plan, (ii) any multiple employer plan (as defined in Section 4063 or Section 4064 of ERISA), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligations by reason of at any time being considered a single employer under Section 414 of the Code with any other person.

(e) With respect to any Plan, (i) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending, or to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Plan subject to Title IV of ERISA concerning the funded status of any such plan, (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, or to the knowledge of the Company, threatened, (v) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which material liability has not been satisfied, (vi) all material contributions (including installments) to such Plan required by Section 301 of ERISA and Section 412 or 430 of the Code have been timely made, (vii) such Plan has not been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed year, (viii) such Plan has not applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 or 303 of ERISA, (ix) there are no funding-based limitations, within the meaning of Section 436 of the Code, currently in effect, (x) the assets of such Plan are sufficient to satisfy all obligations of the Plan if the Plan were to terminate as of the date hereof (calculated on a termination basis under ERISA), (xi) no event has occurred that is expected to result in the incurrence by the Parent or any of its affiliates of any material liability with respect to the termination of such Plan (and no proceeding has been initiated to terminate such Plan), (xii) none of the Company nor any of its Subsidiaries has engaged in any transaction described in Section 4069 of ERISA or any transaction to which Section 4204 of ERISA applies and (xiii) none of the assets of the Company nor its Subsidiaries are or are expected to be subject to any lien imposed under Section 303(k) of ERISA or Section 430(k) of the Code.

(f) Except as set forth in Section 3.12(f) of the Company Disclosure Schedule, no Plan exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, the Merger or the other transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could: (i) result in material severance pay or any material increase in severance pay upon any termination of employment after the date of this Agreement, (ii) result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, materially increase the amount payable or result in any other material obligation pursuant to, any of the Plans, (iii) result in the limitation of or restriction of the right of the Company to merge, amend or terminate any Plan, or (iv) give, or which has given, rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(g) Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, no Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Plan set forth in Section 3.12(g) of the Company Disclosure Schedule, a “Foreign Benefit Plan”). Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable Laws of any controlling Governmental Entity; (ii) all Foreign Benefit Plans that are required to be funded are fully funded to the extent so required, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed on Section 3.12(g) of the Company Disclosure Schedule.

(h) Except as would not result in a material liability to the Company, (A) each Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been at all relevant times maintained, in form and operation, in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, and (B) neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any such Tax.

3.13. Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any Collective Bargaining Agreement, and, except as set forth on Section 3.13(a) of the Company Disclosure Schedule, no employee of the Company or any of its Subsidiaries is represented by a labor or trade union, works council or other labor organization or representative body with regard to their employment with the Company or a Subsidiary. Neither the Company nor any of its Subsidiaries is the subject of an unresolved Claim asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act).

(b) Since January 1, 2019, no labor union or labor organization or group of employees of the Company or any Subsidiaries has made a pending demand for recognition or certification, and, to the knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or other labor relations authority. To the knowledge of the Company, since January 1, 2019, there have been no labor union organizing activities with respect to any employees of the Company or any Subsidiaries. No Collective Bargaining Agreement is being negotiated or renegotiated by the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is under any obligations to negotiate a Collective Bargaining Agreement. Since January 1, 2019, there has been no strike, work stoppage, slowdown or other material labor disruption or dispute involving the Company or any of its Subsidiaries pending or, or to the Company’s knowledge, threatened. The transactions contemplated by this Agreement (including the Merger) have not triggered and will not trigger any obligations to obtain the consent of or approval from any labor or trade union, works council, or other labor organization or employee representative body or similar obligation.

(c) Since January 1, 2019, the Company and each of its Subsidiaries have been in compliance with all applicable Laws, Contracts, and Orders relating to employment, employment practices, hiring, background checks, compensation, immigration, employee leave, benefits (including with regard to disability), hours, wage and hour requirements, terms and conditions of employment, and the termination of employment, including the proper classification of employees as exempt or nonexempt from overtime pay requirements and the proper classification of individuals as contractors or employees, unemployment insurance, collective dismissals and the Worker Adjustment and Retraining Notification Act (together with any similar foreign, state, or local Law, the “WARN Act”), and any applicable similar foreign, state or local Laws, equal opportunity, plant closures and layoffs (including WARN), affirmative action, workers’ compensation, labor relations, accommodations, unemployment insurance, harassment or discrimination in employment, employee health and safety, privacy, collective bargaining or discipline, in each case for such non-compliance as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Except as would not have or reasonably be expected to have a Material Adverse Effect, since January 1, 2019, the Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries and other payments to employees, and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).

(e) Since January 1, 2019, neither the Company nor any of its Subsidiaries has carried out a “plant closing” or “mass layoff” (as such terms are defined under the WARN Act) or otherwise triggered liability under the WARN Act. In the six (6) month period prior to the date of this Agreement, there has been no “employment loss” (as defined under the WARN Act), layoff or material reduction in hours of work that, if continued, in the aggregate would reasonably be expected to constitute a “plant closing” or “mass layoff” under the WARN Act.

(f) During the past three (3) years, to the knowledge of the Company, (i) the Company and its Subsidiaries have investigated all material allegations of discrimination, sexual or other harassment, or similar misconduct (“Misconduct”) of which their human resources representatives or executive employees are or were aware and have taken all legally required actions with respect to such allegations, (ii) there have been no material allegations of Misconduct involving any officer or executive employee of the Company or any Subsidiary, and (iii) neither the Company nor any of its Subsidiaries have entered into any written settlement, non-disclosure, non-disparagement or similar agreement in connection with or to resolve any allegation of Misconduct against an officer or executive employee, in each case that would reasonably be expected to be materially injurious to the business or reputation of the Company or any of its Subsidiaries or any of their officers.

3.14. Intellectual Property; Data Privacy.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all registered Patents, Patent applications, Mark registrations, Mark applications, registered Copyrights, Copyright applications and domain name registrations, in each case owned or purported to be owned by the Company or any of its Subsidiaries (“Registered IP”) and any material unregistered Marks owned or purported to be owned by the Company or its Subsidiaries, and specifies, where applicable, the jurisdictions in which each such item of Registered IP has been applied for, issued or registered. The Registered IP is subsisting and unexpired (except as otherwise noted in Section 3.14(a) of the Company Disclosure Schedule), and to the Company’s knowledge, valid and enforceable. The Company or one of its Subsidiaries (i) solely own all right, title, and interest in and to the Registered IP, (ii) own all other material proprietary Intellectual Property purported to be owned by the Company, and (iii) have valid and continuing rights to use and otherwise exploit all other Intellectual Property used, held for use, or practiced by the business as currently conducted and as currently proposed to be conducted (“Company IP”), in each of the foregoing clauses (i)-(ii), free and clear of all Liens (other than Permitted Liens). The Company IP comprises all of the Intellectual Property used or held for use in connection with the operation of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted. The Company and its Subsidiaries have taken reasonable steps to protect, maintain and enforce their respective rights in their Intellectual Property and confidential information of third persons provided to the Company or any of its Subsidiaries.

(b) To the Company’s knowledge, since January 1, 2019, neither the Company nor any of its Subsidiaries is, and the operation of the Company’s and its Subsidiaries’ businesses as currently conducted is not, Infringing the Intellectual Property of any other person in any material respect. Since January 1, 2019, there have not been and are not currently any Claims pending, or to the Company’s knowledge, threatened (including cease-and-desist letters and invitations to take a patent license), or Orders issued by a Governmental Entity, with respect to (i) allegations that the Company or any of its Subsidiaries has Infringed or is Infringing any Intellectual Property of any other person, (ii) challenges to the ownership, validity or enforceability of the Registered IP or any material unregistered proprietary Intellectual Property owned by the Company or its Subsidiaries or (iii) restrictions in any material manner of the use, transfer or licensing of the Registered IP or any material unregistered proprietary Intellectual Property owned by the Company or its Subsidiaries, except, in each case, as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2019, to the Company’s knowledge, no third party has Infringed or is Infringing the Intellectual Property owned by the Company or its Subsidiaries in any material respect and, to the knowledge of the Company, no such activity is occurring that has resulted in a material liability to the Company and its Subsidiaries, taken as a whole.

(c) Except as would not have or reasonably be expected to have a Material Adverse Effect, the consummation of the Merger will not, under any Material Contract required to be listed on Section 3.10(a)(xii) of the Company Disclosure Schedule, result in (i) the termination of any license of Intellectual Property to the Company or any of its Subsidiaries by a third person or (ii) the granting by the Company or any of its Subsidiaries of any license or rights to any Intellectual Property.

(d) Neither the Company nor any of its Subsidiaries is not under any obligation to license any material Intellectual Property to any Governmental Entity because it has received funding to develop such Intellectual Property from a Governmental Entity. Neither the Company nor any Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate the Company or any Subsidiary to grant or offer to any other person any license or other right to any material Intellectual Property.

(e) Each current and former officer, employee, consultant, independent contractor, or other personnel engaged in the development of any material Intellectual Property or technology for the Company or its Subsidiaries has executed a proprietary information and confidentiality agreement, which, to the extent permitted by Law, assigns ownership of all material Intellectual Property developed or created by such personnel for the Company or its Subsidiaries under the applicable agreement to the Company or its Subsidiaries. In addition, the Company has caused each current and former officer, employee, consultant, independent contractor, or other personnel with access to the trade secrets of the Company or its Subsidiaries to execute a binding confidentiality agreement relating thereto. To the knowledge of the Company, there has not been any breach of any of the foregoing by a party thereto. No trade secrets have been accessed by any person, or has been authorized to be disclosed or has been actually disclosed by the Company or its Subsidiaries to any person other than (A) pursuant to a written confidentiality Contract or other confidentiality obligation restricting the disclosure and use thereof or (B) any such access or disclosure that would not reasonably be expected to have or reasonably be expected to have in a Material Adverse Effect.

(f) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is (A) bound by or otherwise subject to any Contract materially restricting him or her from performing his or her duties, or (B) in material breach of any Contract with any former employer or other person concerning Intellectual Property or confidentiality due to his or her activities as an employee of the Company or its Subsidiaries.

(g) None of the software owned by the Company or its Subsidiaries contains, or is distributed with, any software that is licensed pursuant to an open source, copyleft or community source code license or is otherwise subject to the terms of an Open Source License (including any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License, MIT License, Apache License or similar license arrangement or other distribution model; such software collectively referred to as “Open Source Software”) in any manner that requires or conditions the Company’s or any of its Subsidiaries’ use or distribution of such Open Source Software on the disclosure, licensing or distribution of any Intellectual Property owned by the Company and its Subsidiaries (other than modifications to such Open Source Software). To the knowledge of the Company, all Open Source Software distributed by the Company and its Subsidiaries is distributed in material compliance with the applicable Open Source License, except as would not have or reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, the software owned by the Company or its Subsidiaries is free of all material defects, errors, or bugs, and does not contain viruses, trap doors, Trojan horses or other corruptants or contaminants that are designed to impair the normal function of IT Assets or result in unauthorized disclosure or access to Personal Data.

(h) Neither the Company nor any Subsidiary is a party to any agreement with a third party requiring the deposit of source code of any software owned by the Company or any Subsidiary for the benefit of any third party. No third party other than those who require such access to provide services for or on behalf of the Company or a Subsidiary has any current or contingent access or possession of (or the right to access or possess) such source code, and no such source code will be required to be released (from escrow or otherwise) in connection with the transactions contemplated by this Agreement.

(i) The Company and its Subsidiaries are and at all times have been in material compliance with (i) all Privacy Policies, (ii) all Privacy Laws, and the Payment Card Industry Data Security Standard, as adopted by the PCI Security Standards Council, LLC to the extent applicable, and (iii) contracts pertaining to Personal Data, data privacy and data security (including those relating to the cross border transfer, access and handling, or processing of any Personal Data) ((i), (ii), and (iii), collectively, the “Data Protection Obligations”). Except as set out in Section 3.14(i) of the Company Disclosure Schedule, there have been no Claims made or to the Company’s knowledge, threatened against the Company or any of its Subsidiaries alleging a violation of Personal Data or Data Protection Obligations.

(j) The execution, delivery and performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; the consummation of the Merger; or any of the transactions contemplated by this Agreement will not result in any violation of any Privacy Policy of any websites or mobile applications owned by the Company and its Subsidiaries or Data Protection Obligations.

(k) To the knowledge of the Company, except as would not have or reasonably be expected to have a Material Adverse Effect, all of the IT Assets are sufficient in all material respects for the current needs of the business of the Company and its Subsidiaries. The IT Assets (i) operate and perform in accordance with their documentation and functional specifications and (ii) since January 1, 2019, there have been no outages of or performance degradation in the IT Assets, in each case, except as would not be or reasonably be expected to be a Material Adverse Effect.

(l) The Company and its Subsidiaries use commercially reasonable efforts to protect and maintain the security and operation of Personal Data and their material IT Assets against any, breaches, outages, violations, loss or theft, or accidental, unlawful or unauthorized access to, or use, alteration, destruction, loss, modification, compromise, or other unauthorized disclosure of IT Assets or Personal Data, or other data security incidents (“Security Incident”). Except as set out in Section 3.14(l) of the Company Disclosure Schedule, to the Company’s knowledge, in the past three (3) years, there have been no material Security Incidents, except in each case as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have established, implemented and maintained a written information security program that is commercially reasonable and: (i) includes administrative, technical and physical safeguards to safeguard the security, confidentiality, and integrity of their material IT Assets and Personal Data and (ii) protects against unauthorized access to their material IT Assets and Personal Data.

(m) For purposes of this Agreement:

(i) “IT Assets” means computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and other components used in conjunction therewith), servers, workstations, routers, hubs, switches, circuits, physical networks, data communications lines, data processing systems, Software, and all other information technology equipment.

(ii) “Personal Data” means “personal information,” “personal data,” “non-public personal information,” “personally identifiable information” or similar terms as defined by the applicable Privacy Laws, including but not limited to name, street address, telephone number, e-mail address, social security number, date of birth, government identifier, driver’s license number, passport number, financial account information or any other piece of information or identifier that allows for the identification or contacting of such natural person, device or household.

(iii) “Privacy Laws” means any Legal Requirement relating to the collection, privacy, security, processing, use, retention, protection, or disposal of Personal Data, data breach notification, Privacy Policies, and practices, processing and security of payment card information, including the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Fair Credit Reporting Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act, the California Consumer Privacy Act, the California Online Privacy Protection Act, the Illinois Biometric Identifier Protection Act, the Texas Capture or Use of Biometric Identifiers Act, EU General Data Protection Regulation EU/2016/679, the United Kingdom General Data Protection Regulation as defined by the DPA 2018, as amended by the Data Protection, Privacy and Electronic Communications (Amendments Etc.) (EU Exit) Regulations 2019, the Privacy and Electronic Communications Regulations 2003, and the ePrivacy Directive 2002/58/EC, as amended by Directive 2009/136 and as implemented by EU Member States and the European Electronic Communications Code and any national implementing Laws, or any other legal act of the European Union or the United Kingdom concerning the protection and processing of Personal Data, the Payment Card Industry Data Security Standards; and all other similar international, national, federal, state, provincial, and local Legal Requirement and guidance.

(iv) “Privacy Policy” means all internal and external policies authored by the Company or any of its Subsidiaries regarding the collection, use, security, retention or disposal of Personal Data by the Company or any of its Subsidiaries in connection with the business of the Company and its Subsidiaries.

3.15. Environmental Liability. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) to the knowledge of the Company, Materials of Environmental Concern are not present at or affecting any real property leased by the Company or its Subsidiaries; (b) neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any of their predecessors or other entities for which they are liable, has caused any condition at such leased property or other location for which any of them may be liable, that has resulted in or would reasonably be expected to result in liability or other obligation (i) under any applicable Laws protecting the quality of the ambient air, soil, surface water or groundwater, or natural resources, relating to pollution, protecting worker health and safety, or otherwise relating to production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of, or exposure to, any Materials of Environmental Concern, or the investigation, clean-up or remediation thereof (“Environmental Laws”) or (ii) regarding any Materials of Environmental Concern; (c) the Company is, and has been, in compliance with all applicable Environmental Laws, and holds and is in compliance with all Approvals of the Company or its Subsidiaries required pursuant to Environmental Laws relating to the Company’s business and properties; and (d) the Company has not assumed, provided an indemnity with respect to, or otherwise become subject to any liability of any other person relating to Environmental Laws or Materials of Environmental Concern.

3.16. Property.

(a) Neither the Company nor any of its Subsidiaries own any real property or interests in real property or any options to acquire such real property or interests therein.

(b) Section 3.16(b) of the Company Disclosure Schedule identifies all material existing leases, subleases, licenses and other occupancy agreements in effect as of the date hereof pursuant to which the Company or a Subsidiary occupies real property and all other leases material to the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases tangible personal property (together with all amendments, supplements, renewals, guarantees and other modifications thereto, the “Leases”). Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Leases is in full force and effect, valid and binding in accordance with their respective terms and (ii) there is not under any such Lease any existing default by the Company or such Subsidiary or, to the knowledge of the Company, any other party thereto, or, to the knowledge of the Company, any event which with notice or lapse of time or both would constitute such a default. The real property leased, subleased, licensed or otherwise occupied pursuant the Leases comprises all of the material real property used, intended to be used in, or otherwise related to the business of the Company.

(c) The Company and its Subsidiaries have good and valid title to all tangible personal property owned by them, free and clear of all Liens (other than Permitted Liens), except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.17. Insurance. Section 3.17 of the Company Disclosure Schedule contains a true, correct and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries (the “Insurance Policies”). The Insurance Policies include industry standard coverage, terms and limits in respect of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability, cyber liability (that is sufficient to respond to the risk of liability relating to a Security Incident or any violation of Data Protection Obligations) and other casualty and liability insurance that the Company reasonably believes to be adequate for the operation of the businesses of the Company and its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof (and there is no default or event that, with notice or lapse of time or both, would constitute a default), (b) each such policy is in full force and effect, (c) the Company has not received any written or, to the knowledge of the Company, oral notice or termination or cancellation or denial of coverage with respect to any such insurance policy and (d) all premiums and other payments due under any such policy have been paid.

3.18. Anti-Takeover Statutes; Stockholder Vote Required. Assuming the accuracy of the representations contained in Section 4.7, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under the Laws of the State of Delaware (including Section 203 of the DGCL), federal Law or the Laws of any other state in the United States is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

3.19. Stockholder Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock at the Company Stockholders Meeting (the “Company Stockholder Approval”) is the only action of the holders of any class or series of the Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

3.20. Opinion of Financial Advisor. The Company has received the opinion of BofA Securities, Inc. (“BofA Securities”) dated on or about the date of this Agreement, to the effect that, as of such date, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received in the Merger by the holders of Shares is fair, from a financial point of view, to such holders. The Company will make a copy of such opinion available to Parent solely for informational purposes promptly following receipt thereof.

3.21. Broker’s Fees. Except for BofA Securities, neither the Company nor any Subsidiary thereof has employed or engaged any broker or finder entitled to any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transaction contemplated by this Agreement. True, correct and complete copies of all agreements with BofA Securities relating to any such fees or commissions (or otherwise relating to the transactions contemplated by this Agreement) have been furnished to Parent prior to the date hereof.

3.22. Transactions with Affiliates. Except as set forth in Section 3.22 of the Company Disclosure Schedule, neither the Company, nor any of its Subsidiaries, is party to any Contract that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Securities Act that has not been disclosed in the Company Reports filed prior to the date of this Agreement.

3.23. Company Information. The information relating to the Company and its Subsidiaries to be provided by or on behalf the Company for inclusion in the Proxy Statement or any filing pursuant to Rule 14a-12 under the Exchange Act, will not, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting (as defined below), contain any untrue statement of or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.24. No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties contained in Article IV, the Company has not relied on, and expressly disclaims any reliance on, and none of Parent, Merger Sub or any of their respective affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning Parent, Merger Sub or any of their respective affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of Parent, Merger Sub or any of their respective affiliates or Representatives.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth on the disclosure schedule delivered by Parent to the Company contemporaneously with the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1. Corporate Organization.

(a) Parent is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has all requisite power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has not owned any properties, rights or assets other than in connection with the transactions contemplated by this Agreement, and has engaged in no other business other than in connection with the transactions contemplated by this Agreement. Merger Sub is a wholly owned Subsidiary of Parent. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by, Parent free and clear of all Liens (other than any restrictions on transfer under applicable securities Laws).

4.2. Authority; No Violation.

(a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver the Transaction Documents to which each of Parent and Merger Sub is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each of Parent and Merger Sub of the Transaction Documents to which each of Parent and Merger Sub is a party and the consummation by Parent and Merger Sub of the transactions contemplated thereby have been duly and validly approved by the board of directors of Parent and the board of directors of Merger Sub and any other necessary corporate and stockholder action of Parent and Merger Sub, including Parent in its capacity as the sole stockholder of Merger Sub, and no other corporate or stockholder proceedings on the part of Parent and Merger Sub are necessary to approve the Transaction Documents to which each of Parent and Merger Sub is a party, perform their respective obligations thereunder or to consummate the transactions contemplated thereby. The Transaction Documents to which each of Parent and Merger Sub is a party have been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the other parties thereto) constitute valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting creditors’ rights and remedies generally.

4.3. Consents and Approvals.

(a) No consents, authorizations or Approvals of Parent or Merger Sub from, or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of Parent or Merger Sub or are necessary in connection with the execution and delivery by Parent and Merger Sub of the Transaction Documents to which each of Parent and Merger Sub is a party and the consummation of the Merger and the other transactions contemplated thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Approvals of Parent and Merger Sub required under any Money Transmitter Requirements as set forth on Section 3.4(a)(iv) of the Company Disclosure Schedule, (iii) any notices or filings under the HSR Act and the Foreign Regulatory Laws solely as set forth in Section 3.4(a)(iii) of the Company Disclosure Schedule and the expiration or termination of any applicable waiting periods (or approvals) thereunder, (iv) the consents and approvals as set forth on Section 3.4(a)(v) of the Company Disclosure Schedule, (v) the consents set forth on Section 4.3(a) of the Parent Disclosure Schedule, and (vi) such other consents, authorizations, approvals, filings and registrations, the failure of which to obtain or make would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Neither the execution, delivery or performance of the Transaction Documents by Parent and Merger Sub, as applicable, nor the consummation by Parent and Merger Sub of the transactions contemplated thereby, nor compliance by Parent and Merger Sub with any of the terms or provisions thereof, will (i) violate any provision of the organizational documents of Parent and Merger Sub except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) assuming that the consents, approvals and waiting periods referred to in Section 4.3(a) are duly obtained or satisfied, (a) violate any Law applicable to Parent or Merger Sub or any of their respective properties, rights or assets, or (b) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption, repayment or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, require any consent under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clauses (a) and (b) above) for such violations, conflicts, breaches, or other events which would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4. Broker’s Fees. Except as set forth on Section 4.4 of the Parent Disclosure Schedule, no broker, finder, investment banker or other person will be entitled to any brokerage, finder’s or other fee or commission from the Company prior to or at the Closing in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Parent or Merger Sub.

4.5. Parent Information. The information relating to Parent and its Subsidiaries and the Guarantors to be provided by or on behalf of Parent for inclusion in the Proxy Statement or any filing pursuant to Rule 14a-12 under the Exchange Act will not, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, in each case, after giving effect to any updates or supplements required in connection with any Permitted Co-Investor becoming, or seeking to become, after the date of this Agreement, a direct or indirect equity investor in Parent as of the Closing (giving effect to the Merger and any Approvals required in connection therewith).

4.6. No Vote of Parent or Merger Sub Stockholders. All approvals, if any, by the stockholder(s) of Parent or of Merger Sub, including but not limited to, the consent of Parent as the sole stockholder of Merger Sub, have been obtained to the extent required by applicable Law, the organizational documents of Parent and Merger Sub or the rules and regulations of any securities exchange, in order for Parent and Merger Sub to execute and deliver the Transaction Documents and to consummate the Merger and the other transactions contemplated hereby.

4.7. Ownership of Common Stock. None of Parent, Merger Sub or any of their respective affiliates owns as of the date of this Agreement (in each case, directly or indirectly, beneficially (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) or of record (including pursuant to a derivatives Contract)), any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub or any of their respective Subsidiaries has any rights to acquire, directly or indirectly, any Shares except pursuant to this Agreement. As of the date of this Agreement, none of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

4.8. Absence of Litigation. As of the date hereof, there are no Claims pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, other than any such Claims that would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof there is no injunction, writ, Order, award, judgment, settlement or decree imposed upon or entered into by Parent or Merger Sub or the properties, rights or assets of Parent or Merger Sub.

4.9. Financing.

(a) Parent has delivered to the Company true, complete and correct copies of (i) an executed equity commitment letter in effect as of the date hereof, including all exhibits, schedules, annexes and amendments thereto (the “Equity Commitment Letter”) from the Guarantors, pursuant to which the Guarantors have committed to provide to Parent, subject to the terms and conditions therein, equity financing in the amount set forth therein for the purposes of financing a portion of the aggregate Merger Consideration, Warrant Consideration and LTI Award Consideration payable at the Closing under this Agreement (the “Equity Financing”), which Equity Commitment Letter provides that the Company is a third party beneficiary thereof and is entitled to enforce such agreements, in each case to the extent expressly provided for in the enforcement provisions of the Equity Commitment Letter, and (ii) an executed debt financing commitment letter from the Lenders in effect as of the date hereof, including all exhibits, schedules, annexes and amendments thereto, and each fee letter associated therewith (collectively, the “Fee Letter,” and together with such debt financing commitment letter, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) (it being understood that the Fee Letter may be customarily redacted; provided, however, that no provisions that, or that could reasonably be expected to, adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing at the Effective Time may be redacted), pursuant to which the Lenders have committed to provide to Parent and/or Merger Sub, subject to the terms and conditions therein, debt financing in the amounts set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”). There are no side letters or other agreements, Contracts, understandings or arrangements to which Parent or Merger Sub is a party that could reasonably be expected to adversely affect the availability of the Financing other than as expressly set forth in the Commitment Letters delivered to the Company pursuant to this Section 4.9(a) (it being understood and agreed that: (i) Parent or a subsidiary thereof may issue senior notes or other debt securities in lieu of all or a portion of the senior bridge facility referred to in the Debt Commitment Letter, (ii) Parent or its affiliates may, in its or their sole and absolute discretion (but shall not be required to), issue preferred equity at the Closing (in lieu of the senior notes or other debt securities in lieu of a portion of the senior bridge facility) to Permitted Preferred Purchasers, and (iii) Permitted Co-Investors may be added to the Equity Commitment Letter or deliver an equity commitment letter of their own in substantially similar form (except for amount) to the Equity Commitment Letter for a portion of the Equity Financing).

(b) As of the date of this Agreement: (i) each Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of each of the Guarantors, Parent and Merger Sub, as applicable, and to the knowledge of Parent, each of the other parties thereto, in each case, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting creditors’ rights and remedies generally; (ii) each Commitment Letter has not been amended or modified in any respect and no such amendment or modification is contemplated or pending (other than amendments or modifications to the Debt Commitment Letter solely (A) to add lenders, lead arrangers, bookrunners, syndication agents and similar entities, (B) in connection with the implementation of any “market flex” provisions or “securities demand” terms contained in the Debt Commitment Letter, (C) to implement a Replacement Commitment Facility (as defined in the Debt Commitment Letter entered into as of the date hereof) or issue preferred equity at the Closing (in lieu of the senior notes or other debt securities in lieu of a portion of the senior bridge facility) to Permitted Preferred Purchasers, and (D) amendments to the Equity Commitment Letter to add Permitted Co-Investors or to replace a portion of the Equity Financing with a substantially similar equity commitment letter of any Permitted Co-Investor); and (iii) the commitments contained in the Commitment Letters have not been withdrawn, terminated, reduced or rescinded in any respect (other than as permitted in the immediately preceding clause (ii)(D)). As of the date of this Agreement, Parent has paid (or caused to be paid) in full any and all fees (including commitment fees and other fees) required to be paid under the Debt Commitment Letter that are payable on or prior to the date of this Agreement.

(c) As of the date of this Agreement, there are no conditions precedent or other contractual contingencies (including pursuant to any “flex” provisions in the Fee Letter or otherwise) related to the funding of the full amount (or any portion) of the Financing except as expressly set forth in the Commitment Letters. As of the date of this Agreement, to the knowledge of the Parent, no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a failure to satisfy a condition precedent to be satisfied by any Guarantor, Parent or Merger Sub, as applicable, for the Guarantors’ and Lenders’ obligations to fund the Equity Financing and Debt Financing, respectively.

(d) Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, completion of the Marketing Period and that the Financing is funded in accordance with the Commitment Letters, the net proceeds contemplated by the Commitment Letters, will, in the aggregate, constitute the funds necessary to satisfy Parent’s and Merger Sub’s payment obligations under this Agreement at the Effective Time, including payment in cash of the aggregate Merger Consideration, Warrant Consideration and LTI Award Consideration payable at the Effective Time, refinancing of the Company’s indebtedness outstanding under the Credit Agreement and the 2021 First Lien Notes (in each case, including all applicable interest, fees and premiums), and to pay all related fees and expenses required to be paid by Parent and Merger Sub in connection with the Merger, in each case, at the Effective Time (such amount, the “Required Financing Amount”).

(e) Parent has caused to be delivered to the Company a true, complete and correct copy of the duly executed Limited Guarantee. The Limited Guarantee is in full force and effect, has not been amended, modified, withdrawn or rescinded in any respect, and is the legal, valid, binding and enforceable obligation of each of the Guarantors. As of the date hereof, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would constitute a default or breach on the part of any Guarantor under the Limited Guarantee.

4.10. Solvency. Neither Parent nor Merger Sub or any Guarantor is entering into the transactions contemplated by the Transaction Documents with the intent to hinder, delay or defraud either present or future creditors. Assuming (i) the accuracy of the representations and warranties of the Company contained in Article III, (ii) the satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger and (iii) that the most recent financial forecasts of the Company and its Subsidiaries made available to Parent were prepared in good faith based upon assumptions that were, at the time made, reasonable and after giving effect to the Merger and the other transactions contemplated hereby, (a) the aggregate value of the assets of the Surviving Company and its Subsidiaries (on a consolidated basis) will exceed total liabilities (including contingent and unmatured liabilities) of the Surviving Company and its Subsidiaries (on a consolidated basis) at a fair valuation and at fair saleable value; (b) the Surviving Company will have the ability to pay its total debts and liabilities (including contingent and unmatured liabilities) as they become due in the usual course of its business; and (c) the Surviving Company and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital with which to conduct their business. For purposes of this Section 4.10, “not have an unreasonably small amount of capital with which to conduct their business” and “have the ability to pay its total debts and liabilities (including contingent and unmatured liabilities) as they become due in the usual course of its business” means that such person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

4.11. Foreign Person Status. Neither Parent nor Merger Sub is (a) a “foreign person” or a “foreign entity” (as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”)), or (b) controlled by a “foreign person” (as defined in the DPA). No “foreign person” (as defined in the DPA) has entered into any agreement or arrangement to obtain any: (a) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (b) membership or observer rights on the Company Board or equivalent governing body or the right to nominate an individual to a position on the Company Board or equivalent governing body; (c) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (i) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (iii) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (d) “control” (as defined in the DPA) of the Company. No “foreign person” or “foreign entity” (as defined in Section 721 of the DPA) owns or shall prior to, at or immediately after, the Closing own, directly or indirectly, ten percent (10%) or more of the issued and outstanding equity securities of Parent, Merger Sub or any of their respective Subsidiaries (treating for purposes of the foregoing all securities that are convertible into equity securities of Parent, Merger Sub or their respective Subsidiaries as fully converted), except where such foreign person or foreign entity is a minority, non-controlling investor in Parent or another entity that is managed and controlled, directly or indirectly, by Madison Dearborn Partners, LLC, as general partner or managing member, and such investment by a “foreign person” or “foreign entity” satisfies the requirements of 31 C.F.R. § 800.307(a).

4.12. Interests in Competitors. As of the date hereof, none of Parent, Merger Sub, the Guarantors or any of their respective affiliates owns a greater than 15.00% interest in any person whose principal business is the business of transmitting money through traditional fiat currencies, other than through tokens, cryptocurrency or other non-traditional or blockchain-enabled currencies or methods.

4.13. No Other Representations or Warranties; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to the on-line data room hosted on behalf of the Company in connection with the transaction contemplated by the Transaction Documents, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects and the transactions contemplated hereby to the extent necessary and appropriate for Parent and Merger Sub to make an informed decision with respect to whether to enter into this Agreement and to consummate the transactions contemplated hereby and, except for the representations and warranties contained in Article III or in any schedule, certificate or instrument delivered with respect thereto, Parent and Merger Sub have not relied on, and expressly disclaim any reliance on, and none of the Company, its Subsidiaries or any of their respective affiliates or Representatives makes or has made any representation or warranty, either express or implied, whether written or oral, concerning the Company, its Subsidiaries or any of their respective affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to any information provided by or on behalf of the Company, its Subsidiaries or any of their respective affiliates or Representatives. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that, except for the representations and warranties contained in Article III or in any schedule, certificate or instrument delivered with respect thereto, none of the Company nor any of its stockholders, directors, officers, employees, affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub acknowledge that they have not relied on, and expressly disclaim any reliance on, all such estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no Claim against the Company or any of its stockholders, directors, officers, employees, affiliates, advisors, agents or other Representatives with respect thereto.

ARTICLE V.

COVENANTS AND AGREEMENTS

5.1. Conduct of Business Prior to the Effective Time.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by any Law applicable to the Company or any of its Subsidiaries (including any COVID-19 Measures), or any COVID-19 Action, (iii) as set forth on Section 5.1(a) of the Company Disclosure Schedule or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, (A) the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in all material respects in the ordinary course consistent with past practice and (ii) use reasonable best efforts to (I) maintain and preserve intact its assets, properties, Contracts or other legally binding understandings, business organization, rights, licenses, authorizations, franchises and other authorizations issued by Governmental Entities, (II) preserve its business relationships with Money Transfer Agents, banks, customers, vendors and others doing business with it and (III) retain the services of its officers and key employees, and (B) the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) amend or otherwise change the Company’s certificate of incorporation or bylaws and (B) with respect to Subsidiaries of the Company, amend or otherwise change their applicable organizational documents in any material respect, and (C) adopt any rights plan, “poison-pill” or similar plan or agreement (however structured or documented);

(ii) adjust, split (including a reverse stock split), combine or reclassify any capital stock or other equity interest of the Company, or engage in any dividend or distributions that would change the number of Shares issuable upon conversion, exchange or exercise of any issued and outstanding securities of the Company (including the Company Option Awards, Company LTI Awards and Company Warrants) into a different number of Shares or a different class of securities, in each case except as may be required pursuant to the terms of the Company Warrants and that does not increase the aggregate Warrant Consideration payable hereunder, or enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than any consolidation, merger or reorganization solely among wholly-owned Subsidiaries of the Company);

(iii) issue, grant, sell, dispose of, redeem or repurchase any equity securities or equity-based award in the Company or any of its Subsidiaries, or securities convertible into, or exchangeable or exercisable for, any such equity securities or awards, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than (a) the issuance of Shares upon the exercise of Company Option Awards or Company Warrants outstanding as of the date hereof in accordance with their terms, (b) in connection with the vesting or settlement of any Pre-2023 Company Time-Based RSU Award, Pre-2023 Company Performance-Based RSU Award or other equity-based award of the Company (including the forfeiture thereof pursuant to the terms thereof or to satisfy any Tax withholding obligations) outstanding as of the date hereof in accordance with their terms, (c) by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company or (d) issuances of Company LTI Awards or other equity-based awards to directors and employees pursuant to the terms of the Company Stock Plan that are either (i) in connection with hiring, promotion and retention or (ii) in connection with annual equity awards for calendar years 2022 and 2023, to the extent the Closing has not occurred by such time, in each case of the foregoing clauses (i) and (ii) in the ordinary course of business consistent with past practice with vesting terms that are consistent with the vesting terms used for prior grants by the Company in accordance with, and subject to the limitations in, Section 5.1(a)(iii) of the Company Disclosure Schedule;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any Shares, Company Warrants or other shares of capital stock or equity interests (except for any dividend or distribution by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company);

(v) sell, exclusively license, transfer, mortgage, encumber or otherwise dispose of (whether by merger, consolidation or sale of stock or assets or otherwise), any assets, rights or businesses of the Company or its Subsidiaries (including any capital stock of any Subsidiaries), in each case other than dispositions (1) of assets, rights or businesses in the ordinary course of business consistent with past practice or (2) dispositions of any assets, rights or businesses or the abandonment or failure to maintain any Registered IP not exceeding $1,500,000 individually or $3,000,000 in the aggregate;

(vi) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case other than (a) purchases in the ordinary course of business consistent with past practice or (b) acquisitions not exceeding $2,500,000 individually or $7,500,000 in the aggregate;

(vii) (a) incur, issue, assume or guarantee any indebtedness for borrowed money or any debt securities in an aggregate amount exceeding $5,000,000 outstanding at one time and guarantees thereof, except for (1) letters of credit and borrowings in the ordinary course of business under the Company’s Revolving Credit Facility (as defined and as set forth in the Credit Agreement) and (2) intercompany indebtedness among the Company and/or wholly-owned Subsidiaries, or (b) enter into any swap or hedging transaction or other derivative agreement (other than forward Contracts entered into in the ordinary course of business); provided, that, for the avoidance of doubt, this clause (vii) shall not prohibit the continuing guarantee of existing indebtedness for borrowed money of Company or any of its Subsidiaries;

(viii) make any loans, advances or capital contributions to, or investments in, any other person (other than to any wholly-owned Subsidiary of the Company) in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(ix) enter into any Contract involving or providing for the settlement of, or other arrangements with respect to, any Claims or threatened Claim (or series of related Claims) (a) with a Governmental Entity (except settlements, or other arrangements, for an immaterial monetary fine or immaterial restrictions or obligations), (b) that materially restricts or imposes material obligations on the Company or (c) that involves payments by the Company or any of its Subsidiaries after the date hereof in excess of $1,000,000 individually and $2,000,000 in the aggregate (excluding any amounts that may be paid under existing insurance policies) or that provides for an admission of fault or criminal liability, equitable remedies, or restriction in any material manner on the operations of the business of the Company and its Subsidiaries, including the use of any Money Transmitter License or the use, transfer or licensing of Intellectual Property by the Company or any of its Subsidiaries, provided that this clause (ix) shall not apply to any settlement of any suit or proceeding described in Section 5.10, which shall be governed by the provisions thereof;

(x) except (A) in the ordinary course of business consistent with past practice or (B) as otherwise explicitly permitted pursuant to this Section 5.1(a): enter into, amend in any material respect, waive compliance with any material rights with respect to, or cancel or terminate any Material Contract or Contract which if entered into prior to the date hereof would be a Material Contract (with the Company to use reasonable best efforts to notify Parent promptly thereafter of any such actions (which notification may be provided by email or telephonically to employees or officers of Parent));

(xi) except for the expenditures contemplated by and consistent with the 2022 and 2023 capital expenditure budgets set forth on Section 5.1(a)(xi) of the Company Disclosure Schedule (the “Capital Expenditure Budget”), make, or commit to make, or otherwise authorize any capital expenditures in excess of $3,000,000 in 2022 or $3,000,000 in 2023;

(xii) except in the ordinary course of business consistent with past practice or as otherwise required by the terms of any Plan or Contract existing as of the date hereof, as required by applicable Law or as disclosed in Section 5.1(a)(xii) of the Company Disclosure Schedule: (a) adopt, establish, enter into, amend or modify or agree to establish, amend or modify (or announce an intention to establish, amend or modify) or terminate any Plan or arrangement that would constitute a Plan if in effect as of the date hereof, (b) materially increase the compensation or benefits, including severance benefits, or create any new rights to material payments or benefits, including any severance, change in control, retention, or similar compensation or benefits, of any Company Employee; (c) take any action to accelerate the vesting or time of payment of any material compensation or benefit under the Company Stock Plan or awards granted thereunder; (d) loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries or (e) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit, or increase the funding obligation or contribution rate of any Plan subject to Title IV of ERISA; provided, however, that it shall not be a violation of this Section 5.1(a)(xii) if the Company or any of its Subsidiaries enters into a retention bonus agreement with a Company Employee after the date of this Agreement so long as the total cost to the Company and its Subsidiaries under all such retention bonus agreements with all such Company Employees does not exceed $5,000,000 in the aggregate and no retention bonus is made to an individual that could result in such payment being subject to a loss of deduction under Section 280G of the Code;

(xiii) make any material changes in its methods, practices or policies of financial accounting, except as may be required under Law, rule, regulation or U.S. GAAP in each case following consultation with the Company’s independent public accountants (with the Company to use reasonable best efforts to notify Parent of any such actions promptly thereafter (which notification may be provided by email or telephonically to employees or officers of Parent));

(xiv) (a) make or change any material Tax election, (b) agree with tax authorities on the settlement of any material Tax examination, audit assessment or other proceedings of the Company or any of its Subsidiaries, (c) enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, offset, or other reduction in liability, (d) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment, (e) file an amended income or other material Tax Return, (f) change any annual Tax accounting period or adopt or change any method of Tax accounting principles or practices, (g) fail to pay any material Taxes as they become due and payable, or (h) enter into any Tax sharing, Tax indemnity or Tax allocation agreement or similar Contract or arrangement, in each case, that includes a party other than the Company or any of its Subsidiaries;

(xv) fail to use its reasonable best efforts to maintain in full force and effect any material existing insurance policies of the Company and its Subsidiaries or to replace such material insurance policies with comparable insurance policies covering the Company, its Subsidiaries and their respective properties, assets and businesses;

(xvi) sell, transfer, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any Intellectual Property, except for (A) where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew any Registered IP, (B) Permitted Liens or (C) pledges, non-exclusive licenses in the ordinary course of business consistent with past practice that would not, individually or in the aggregate, reasonably be expected to be material to the Company;

(xvii) effectuate a “plant closing,” “mass layoff” (each as defined in the WARN Act) or other employee layoff event (as defined in the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employee;

(xviii) fail to use reasonable best efforts to maintain in full force and effect any Money Transmitter License required to continue to operate its business in the ordinary course in all material respects; or

(xix) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.1(a).

(b) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.2. Access to Information.

(a) From the date of this Agreement to the Effective Time or earlier termination of this Agreement, upon reasonable notice and subject to applicable Laws (including any applicable United States and foreign antitrust and competition Laws and any COVID-19 Measures) relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees and agents and representatives, including any Lender, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained in connection with the transactions contemplated by this Agreement (collectively as to each party, its “Representatives”) of Parent, reasonable access, during normal business hours, and upon reasonable prior notice, to all its properties, books, Contracts, commitments and records, and to its officers, employees and Representatives, in each case in a manner not unreasonably disruptive to the normal operation of the business of the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the Money Transmitter Licenses of the Company or its Subsidiaries issued, granted or given by any Governmental Entity specified in Section 6.2(c) of the Company Disclosure Schedule and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to provide such access or furnish such information if the Company in good faith reasonably believes that doing so would reasonably be expected to (a) result in the loss of attorney-client privilege or rights under the attorney work product doctrine, (b) breach or violate any applicable Law or Legal Requirement, (c) violate any confidentiality obligation (existing on the date hereof) with respect to such information or (d) violate any COVID-19 Measures (it being understood, however, that the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide such access in a manner that does not violate any COVID-19 Measures); provided, further, that the parties agree to collaborate in good faith to make alternative arrangements to allow for such access or disclosure in a manner that does not result in the events set out in clause (a), (b), (c) or (d) above. No investigation by Parent or its Representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the Company set forth herein or otherwise affect any condition to the obligations of the parties hereto under this Agreement.

(b) All information furnished by the Company or any of its Subsidiaries or Representatives to Parent or its Representatives pursuant to this Agreement (including Section 5.2(a)) shall be subject to the provisions of the Confidentiality Agreement.

5.3. Proxy Statement and Stockholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare and file the Proxy Statement with the SEC. Subject to Section 5.4, the Proxy Statement shall include the Company Recommendation. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement). The Company shall use its reasonable best efforts, after consultation with Parent, to resolve all SEC comments with respect to the preliminary Proxy Statement as promptly as reasonably practicable after receipt thereof and to have the preliminary Proxy Statement cleared by the staff of the SEC as promptly as reasonably practicable. Each of Parent and Merger Sub agrees to promptly advise the Company if at any time prior to the Company Stockholders Meeting any information provided by it or the Guarantors for use in the Proxy Statement is or becomes false, incomplete or misleading in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. The Company agrees to advise Parent if at any time prior to the Company Stockholders Meeting any information provided by it in the Proxy Statement is or becomes false, incomplete or misleading in any material respect and to supplement the Proxy Statement with the information needed to correct such inaccuracy or omission. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the preliminary Proxy Statement and of any request by the SEC for any amendment to the Proxy Statement or for additional information and shall promptly provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the definitive Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to comment on such document or response and shall consider in good faith any such comments reasonably proposed by Parent. Parent and Merger Sub shall furnish to the Company all information concerning themselves, their respective Subsidiaries, directors, officers and stockholders (including the Guarantors) and such other matters as may be necessary to comply with applicable Law in connection with the preparation of the Proxy Statement. The Company, Parent and Merger Sub shall each make any filings with respect to the Merger required to be made by such party under the Securities Act and the Exchange Act and the rules and regulations thereunder.

(b) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders (which for the avoidance of doubt may be held virtually) for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”), and to cause the definitive Proxy Statement to be filed with the SEC and mailed to the stockholders of the Company as of the record date for the Company Stockholders Meeting, in each case as promptly as practicable following the date the SEC confirms it has no further comments to the preliminary Proxy Statement. Except to the extent there has been a Change of Recommendation in accordance with and subject to Section 5.4, the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of approval of the Merger and secure any other approval of stockholders of the Company that is required by applicable Law in connection with the Merger; provided, however, that (i) the Company may change the date of, postpone or adjourn the Company Stockholders Meeting (but not to a date later than the End Date (as may be extended under Section 7.1(c))) to the extent that it has reasonably determined, after consultation with its outside legal counsel and Parent (and its outside counsel), that such postponement or adjournment is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting; and (ii) the Company may (and if Parent so requests, the Company shall on up to two occasions up to ten (10) Business Days each), change the date of, postpone or adjourn the Company Stockholders Meeting (but not to a date later than the Business Day prior to the End Date (as may be extended under Section 7.1(c)), and provided that the Company shall not be required to set a new record date) if as of the time for which the Company Stockholders Meeting is scheduled (a) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (b) at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholders Meeting. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Notwithstanding anything to the contrary contained in this Agreement and prior to the termination of this Agreement in accordance with Article VII, the obligation of the Company to duly call, give notice of, convene and hold the Company Stockholders Meeting and mail the definitive Proxy Statement (and any amendment or supplement that may be required by Law) to the Company’s stockholders shall not be affected by a Change of Recommendation (as defined below). In addition to the foregoing, the Company shall not submit to the vote of its stockholders any Company Acquisition Proposal other than the Merger prior to the termination of this Agreement in accordance with Article VII.

5.4. No Solicitation.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning immediately following the execution of this Agreement and continuing until 11:59 p.m. (Dallas, Texas time) on the thirtieth (30th) day thereafter (the “Solicitation Period End Date”), the Company shall have the right to, and may cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees and Representatives to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate the submission of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any

Company Acquisition Proposal, (ii) engage in any discussions or negotiations with, or provide any confidential information or data to, any person relating to a Company Acquisition Proposal, in each case pursuant to one or more Acceptable Confidentiality Agreements, (iii) terminate, waive, amend or modify any provision of any Standstill Agreement or confidentiality agreement to which the Company is a party to the extent necessary to allow the other party thereto to submit any Company Acquisition Proposal or to inquire, propose or make an offer that may lead to a Company Acquisition Proposal or (iv) propose or agree to do any of the foregoing. Parent agrees that neither it nor any of its affiliates shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, participate in discussions with, any person (or group that includes any person) that prior to the execution of this Agreement directly or indirectly, whether through its affiliates or Representatives, (1) accessed the on-line data room hosted on behalf of the Company in connection with evaluating a potential acquisition of the Company, (2) participated in substantive negotiations with the Company or its Representatives regarding a Company Acquisition Proposal or (3) submitted a Company Acquisition Proposal to the Company or its Representatives, in each case within 180 days prior to the date of this Agreement (any such person, a “Prior Bidder”); provided, however, that nothing in this sentence shall prohibit or restrict Parent from making or conducting public communications or solicitations regarding (i) a Company Acquisition Proposal or (ii) the transactions contemplated by this Agreement in accordance with Section 5.8. The Company will substantially concurrently make available to Parent or its Representatives any non-public information concerning the Company and its Subsidiaries that is provided by the Company to any person or its Representatives pursuant to this Section 5.4(a) that was not previously provided or made available to Parent as promptly as reasonably practicable (but in any event within one (1) day) after providing (or causing to be provided) any such information pursuant to this Section 5.4(a) and shall not provide to any such person any non-public information of or relating to Parent, Merger Subs or any of their respective affiliates or Representatives.

(b) Except (i) as expressly permitted by this Section 5.4 or (ii) with respect to any Exempted Person until the date that is twenty (20) days following the Solicitation Period End Date, from the Solicitation Period End Date until the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with Article VII, the Company shall not, and the Company shall cause its Subsidiaries not to, and shall instruct and use reasonable best efforts to cause its and its Subsidiaries’ respective directors, officers, employees and Representatives not to, directly or indirectly, (a) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Company Acquisition Proposal, (b) engage in, conduct or knowingly facilitate any discussions (other than to state that they are not permitted to have discussions) or negotiations with, or provide any confidential information or data to, any person relating to a Company Acquisition Proposal, (c) furnish to any person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, a Company Acquisition Proposal or any inquiries or efforts, or the making, of any proposal that would reasonably be expected to lead to a Company Acquisition Proposal, (d) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Recommendation or approve or recommend, or propose publicly to approve or recommend, any Company Acquisition Proposal (any act described in this clause (d), a “Change of Recommendation”), (e) waive the applicability of all or any portion of any anti-takeover Laws in respect of any person (other than Parent and its affiliates), (f) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent or other document or Contract related to any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement as provided in Section 5.4(c)) or enter into any letter of intent or other document or Contract requiring the Company to (or otherwise contemplated that the Company) abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (g) resolve, propose or agree to do any of the foregoing. Except (1) as expressly permitted by this Section 5.4 or (2) with respect to any Exempted Person until the date that is twenty (20) days following the Solicitation Period End Date, from the Solicitation Period End Date until the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with Article VII, the Company will, and will cause its Subsidiaries to, and will instruct and use reasonable best efforts to cause its and its Subsidiaries’ directors, officers, employees and Representatives to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all activities, discussions or negotiations conducted with any persons other than Parent with respect to any Company Acquisition Proposal, including immediately revoking or withdrawing access of any person other than Parent and its directors, officers, employees and Representatives to any data room (virtual or actual) containing any non-public information with respect to the Company or its Subsidiaries previously furnished with respect to a Company Acquisition Proposal and using reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries in connection with such activities, discussions or negotiations conducted with respect to any Company Acquisition Proposal to return or destroy (and confirm destruction of) all such information pursuant to the terms of any binding agreement to do so. For the avoidance of doubt, the foregoing will not prevent the Company from communicating with a prospective acquirer to request clarification of the terms and conditions of a possible Company Acquisition Proposal so as to determine whether such Company Acquisition Proposal could reasonably be expected to lead to a Company Superior Proposal. Without limiting the foregoing, it is understood that any violation of this Section 5.4 by any directors, officers, employees of the Company or any of its Subsidiaries, or Representatives acting on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.4 by the Company.

(c) Notwithstanding the foregoing provisions of Section 5.4(b), from the Solicitation Period End Date until the time the Company Stockholder Approval is obtained, if the Company, any of its Subsidiaries or any of their Representatives receives an unsolicited bona fide written Company Acquisition Proposal that did not result from a breach of this Section 5.4 and the Company Board concludes in good faith (after consultation with the Company’s outside legal and financial advisors) that such Company Acquisition Proposal constitutes a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal, the Company may, and may permit its Subsidiaries and its and their directors, officers, employees and Representatives, to (i) enter into and maintain discussions or negotiations with the person making such Company Acquisition Proposal and (ii) furnish non-public information and afford access to the business, employees, officers, Contracts, properties, assets, books and records of the Company and its Subsidiaries to the person making such Company Acquisition Proposal; provided, however, that (a) prior to providing (or causing to be provided) such information or affording such access to, or entering into or maintaining such discussions or negotiations with, such person (other than informing such person of the provisions contained in this Section 5.4 or contacting such person making any Company Acquisition Proposal to clarify the terms and conditions thereof), the Company shall have entered into an Acceptable Confidentiality Agreement with such person and (b) the Company will provide to Parent any non-public information relating to the Company or any of its Subsidiaries that was not previously provided or made available to Parent as promptly as reasonably practicable (but in any event within one (1) day) after providing (or causing to be provided) any such information to such person making or who has made such Company Acquisition Proposal and shall not provide to such person making any Company Acquisition Proposal any non-public information of or relating to Parent, Merger Subs or any of their respective affiliates or Representatives.

(d) As promptly as reasonably practicable, and in any event within forty-eight (48) hours after the expiration of the Solicitation Period End Date, the Company shall (i) notify Parent in writing of the identity of each person, if any, that, in accordance with this Agreement, the Company Board has determined to be an Exempted Person and (ii) provide Parent with a reasonably detailed summary of the material terms and conditions of any Company Acquisition Proposal received from any Exempted Person prior to the Solicitation Period End Date (it being understood that, to the extent then known, price per share, transaction structure, closing conditions, and, to the extent part of the Company Acquisition Proposal, financing provisions shall be considered material terms of any such Company Acquisition Proposal). In addition to the foregoing, the Company shall notify Parent orally and in writing promptly (but in any event within two (2) Business Days) after (a) receipt of any Company Acquisition Proposal (or any inquiry, request, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal) that the Company receives after the Solicitation Period End Date, which notice shall include the identity of the person making such proposal or offer, a summary of the material terms of all such proposals or offers and copies of drafts of proposed agreements, term sheets or letters of intent related thereto received by the Company, (b) of any change to the financial or other material terms and conditions of any Company Acquisition Proposal received after the Solicitation Period End Date, and the Company shall otherwise keep Parent reasonably informed of developments with respect to, and the status of, any such Company Acquisition Proposal (including by providing copies of all proposals, offers and drafts of proposed agreements related thereto that have not already been provided pursuant to clauses (a) and (b) above) and (c) receipt by the Company or its Representatives of any request for non-public information received after the Solicitation Period End Date relating to the Company or any of its Subsidiaries or for access to the Company or any of its Subsidiaries’ properties, books or records by any person in connection with a Company Acquisition Proposal (or any inquiry, request, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal). Neither the Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality or other agreement or obligation that would prohibit it from providing such information to Parent.

(e) Prior to the time the Company Stockholder Approval is obtained, the Company Board may terminate this Agreement in accordance with Section 7.1(h) in order to enter into a binding definitive agreement to effect a transaction constituting a Company Superior Proposal (and make a Change of Recommendation with respect thereto), if and only if:

(i) the Company receives a Company Acquisition Proposal (regardless of whether from an Exempted Person) that did not result from a material breach of Section 5.4(b) and the Company Board determines in good faith (after consultation with the Company’s outside legal and financial advisors) that such Company Acquisition Proposal constitutes a Company Superior Proposal;

(ii) the Company provides Parent prior written notice of the Company’s intention to terminate this Agreement pursuant to Section 7.1(h) (a “Superior Proposal Notice”), which notice shall identify the person making such Company Superior Proposal and include the price and material terms and conditions of such Company Superior Proposal, including copies of any written proposals or offers and any proposed agreements related thereto;

(iii) for at least four (4) Business Days after Parent’s receipt of such Superior Proposal Notice (such minimum period, the “Notice Period”), the Company has negotiated, and has caused its financial and legal advisors (and other Representatives) to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Company Superior Proposal (it being understood and agreed that any revision to the financial terms or any other material term of such Company Superior Proposal shall require a new Superior Proposal Notice and the Company shall be required to comply again with the provisions of this Section 5.4(e) with respect to such new notice, except that such Notice Period shall be two (2) Business Days (rather than four (4) Business Days)); and

(iv) at the end of the period (or periods) referred to in clause (iii) above, the Company Board has concluded in good faith (after consultation with the Company’s outside legal and financial advisors) that such Company Acquisition Proposal still constitutes a Company Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (iii) above and that a failure to terminate this Agreement in order to enter into a definitive agreement with respect to such Company Superior Proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(f) Other than in connection with a Company Acquisition Proposal (which shall be subject to Section 5.4(e) and shall not be subject to this Section 5.4(f)), prior to the time the Company Stockholder Approval is obtained, the Company Board may, in response to an Intervening Event, make a Change of Recommendation if and only if (i) prior to taking such action, the Company Board determines in good faith, after consultation with the Company’s and the Company Board’s outside legal and financial advisors, that failure to take such action in light of such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; (ii) the Company provides Parent prior written notice advising Parent that the Company Board intends to take such action (a “Change of Recommendation Notice”), which notice shall specify in reasonable detail the facts underlying the Company Board’s determination that an Intervening Event has occurred and the reasons for such Change of Recommendation in light of such Intervening Event; (iii) for at least four (4) Business Days after Parent’s receipt of a Change of Recommendation Notice, the Company has negotiated, and has caused its financial and legal advisors (and other Representatives) to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that the failure to make a Change of Recommendation would no longer be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law; and (iv) at the end of the period referred to in clause (iii) above, the Company Board has concluded in good faith (after consultation with the Company’s outside legal and financial advisors) that failure to make a Change of Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (iii) above.

(g) Nothing contained in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act with respect to a Company Acquisition Proposal (it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not in and of itself constitute a Change of Recommendation) or (ii) making any disclosure to the Company’s stockholders if the Company Board determines in good faith (after consultation with its outside legal advisors) that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (including any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or a Company Acquisition Proposal) (it being agreed that this clause (ii) shall in no way eliminate or modify the effect that any such disclosure would otherwise have under this Agreement); provided, that in no event shall the Company or the Company Board make a Change of Recommendation except as provided in Section 5.4(e) or Section 5.4(f) and any public disclosure by the Company or the Company Board relating to any determination or other action by the Company Board with respect to any Company Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Company Board expressly and concurrently reaffirms the Company Recommendation.

(h) Except as set forth in Section 5.4(a), during the period commencing with the Solicitation Period End Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall not terminate, waive, amend or modify any provision of any Standstill Agreement or confidentiality agreement to which the Company is a party, in each case, with respect to the submission of any Company Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted, without the prior written consent of Parent, to terminate, waive, amend or modify any Standstill Agreement or confidentiality agreement or similar agreement to the extent the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

5.5. Reasonable Best Efforts.

(a) Subject to the terms and conditions of the other provisions of this Section 5.5 and of this Agreement, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to: (i) consummate the transactions contemplated hereby and to cause the conditions set forth in Article VI to be satisfied as promptly as practicable, (ii) prepare as promptly as practicable

(and file, submit or effect, or cause to be filed, submitted or effected, as applicable) all necessary applications, notices, petitions, filings, ruling requests and other documents in order to obtain (and to cooperate with the other parties to obtain) any Approval from any Governmental Entity which is required or advisable to be obtained by Parent, Merger Sub, the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, including as may be required under the HSR Act, any Money Transmitter Requirements or Foreign Regulatory Laws as set forth in Section 3.4(a)(iii) or Section 3.4(a)(iv) of the Company Disclosure Schedule, (iii) comply promptly with all Legal Requirements which may be imposed on such party with respect to obtaining Approvals for the transactions contemplated by this Agreement, (iv) defend all lawsuits or other legal, regulatory, administrative or other proceedings to which it (or with respect to the Company, its Subsidiaries) is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, (v) seek to avoid the entry of, and the commencement of litigation seeking the entry of, or seek to have lifted or rescinded, any injunction or restraining Order which would prevent or materially delay the ability of the parties to consummate the transactions contemplated by this Agreement, and (vi) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the transactions contemplated hereby. In furtherance of the foregoing, the Company, Parent and Merger Sub agree to, as promptly as practicable after the date hereof: (x) make (or cause to be made) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, which filing shall in any event be made within thirty (30) days following the date hereof, (y) make such filings and submissions as set forth on Section 5.5(a)(y) of the Company Disclosure Schedule (and, subject to the final three sentences of this Section 5.5(a), such other filings and submissions not set forth on Section 5.5(a)(y) of the Company Disclosure Schedule) in each case to the extent required by applicable Money Transmitter Requirements with respect to obtaining Approvals related to Money Transmitter Licenses of the Company or its Subsidiaries (the “Money Transfer Change of Control Filings”), in each case with respect to a change in control of the Company or any of its Subsidiaries that holds a Money Transmitter License, and (z) make (or cause to be made) such filings pursuant to any Foreign Regulatory Laws solely as set forth on Section 5.5(a)(z) of the Company Disclosure Schedule (“Foreign Regulatory Filings”). With respect to any Money Transfer Change of Control Filings not set forth on Section 5.5(a)(y) of the Company Disclosure Schedule or Foreign Regulatory Filings not set forth on Section 5.5(a)(z) of the Company Disclosure Schedule (including in connection with any Permitted Co-Investor), each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts and cooperate with the other parties hereto (A) in timely making inquiries with Governmental Entities regarding the Money Transfer Change of Control Filings or Foreign Regulatory Filings (if and to the extent necessary to determine if a filing is required or advisable in connection with the Merger), (B) in determining if any Money Transfer Change of Control Filings or Foreign Regulatory Filings are not required by Governmental Entities in connection with the Merger, and (C) if obtaining Approval under such Money Transfer Change of Control Filings or such Foreign Regulatory Filings would not reasonably be expected to result in a Burdensome Condition (as defined below), in timely making all Money Transfer Change of Control Filings or Foreign Regulatory Filings required to be made by it (except with respect to such jurisdictions where the parties agree that a Money Transfer Change of Control Filing or any Approval from Governmental Entity that issues, grants or administers Money Transmitter Licenses or Foreign Regulatory Filing is not required or advisable). The Company will not, and will cause its Subsidiaries not to, without Parent’s prior written consent, take any action within its or their control that would reasonably be expected to result in a Burdensome Condition. Parent will not, without the Company’s prior written consent, agree to a Burdensome Condition on the Company that is not conditioned on the occurrence of and effective only as of or after, the Closing and that is not waived when agreed to by Parent as a condition to the Closing.

(b) Subject to the other provisions of this Agreement, including those set forth elsewhere in this Section 5.5, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall (i) use their reasonable best efforts to cooperate with the other parties hereto (including in connection with any Permitted Co-Investor), (ii) to the extent permitted by applicable Legal Requirements, promptly inform the other party or parties of any substantive communication (oral and written) received by such party from, or given by such party to, any Governmental Entity with respect to any such filing or Approval or the transactions contemplated by this Agreement (including keeping the other parties apprised, on a current basis of the status of such filing or Approval, including the Money Transfer Change of Control Filings, filings under the HSR Act and any Foreign Regulatory Filings), and of any substantive communication received or given in connection with any legal proceeding by a private party regarding the Merger, (iii) consult with and consider in good faith the views of the other party or parties (subject to applicable Legal Requirements relating to the exchange of information) in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings with respect to any such Approvals or the transactions contemplated by this Agreement, (iv) to use reasonable best efforts to, and to cause their respective affiliates and Representatives to, furnish to the other party or parties and to any Governmental Entities such information and assistance as may be requested in connection with the foregoing, including by responding promptly to and complying with any reasonable request for additional information or documents under any applicable Legal Requirements, (v) not, to the extent commercially practicable, independently participate in any meeting (including substantive telephonic or virtual meetings) with any Governmental Entity in respect of any Approval without giving the other party or parties sufficient prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such meeting (including substantive telephonic or virtual meetings), and, in the event such party does not attend such meeting after receiving notice (including substantive telephonic or virtual meetings), if requested, provide as promptly as practicable a reasonable summary of the substance of such meeting (including substantive telephonic or virtual meetings), and (vi) to use reasonable best efforts to comply with agreed-upon (by Parent and the Company) terms and conditions of all such Approvals of all such Governmental Entities (including in connection with any Permitted Co-Investor who becomes or seeks to become after the date of this Agreement an equity investor in Parent as of the Closing (giving effect to the Merger)). Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent, non-objection or approval is required or asserted to be required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any consent, non-objection or approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned. Without limiting any party’s obligation to provide information to any Governmental Entity, notwithstanding anything in this Section 5.5 to the contrary, materials provided by or on behalf of Parent to the Company or its counsel or the Company to Parent or its counsel may be redacted to the extent necessary (a) to remove references concerning Parent’s or the Company’s valuation analyses with respect to the Company and its Subsidiaries, (b) as necessary to comply with Contracts in effect on the date hereof or (c) to remove personal, proprietary, privileged and other confidential business information; provided with respect to (b) and (c), the parties will use reasonable best efforts to minimize the information or materials that cannot be shared, to utilize customary mechanisms to permit sharing while protecting confidentiality, privilege or compliance (such as confidentiality agreements) and to seek a waiver or disclosure if requested by the party hereto seeking disclosure.

(c) Notwithstanding anything to the contrary herein, Parent after, to the extent permitted by law, consulting in good faith with the Company and considering in good faith the Company’s views and comments, shall have the principal responsibility for determining the strategy to be pursued for obtaining, and directing the effort to obtain, all necessary actions or non-actions and Approvals from Governmental Entities with respect to the HSR Act, Foreign Regulatory Laws, Money Transmitter Licenses and other Approvals in connection with the transactions contemplated by this Agreement (including in connection with any Permitted Co-Investor); provided, however, that the Company’s written consent shall be required prior to the taking of any action in connection with obtaining any such Approvals if such action would result in the imposition of a Burdensome Condition on the Company that is not waived by Parent and not conditioned on, and effective only as of or after, the Closing. The Company shall not, and shall cause its Subsidiaries not to, enter into any agreement, commitment, obligation or settlement with any Governmental Entity (including any Governmental Entity that issues, grants, or administers Money Transmitter Licenses) with respect to any Approvals required hereunder (including the Money Transfer Change of Control Filings or Foreign Regulatory Filings) without Parent’s prior written consent.

(d) Notwithstanding anything in this Section 5.5 or elsewhere in this Agreement to the contrary, nothing in this Agreement shall require (or be deemed to require or interpreted as requiring) Parent or any of its affiliates to agree to or take (nor shall the Company or its Subsidiaries, without Parent’s prior written consent, take or agree to take or be required to take prior to or after the Closing) any action, make any agreement, settlement, or commitment, provide any consent for any reason, or suffer any restriction, obligation, liability or other detriment, with respect to obtaining Money Transmitter Licenses, Approvals in connection with the HSR Act, the Foreign Regulatory Filings or any other Approvals required in connection with the Merger (including in connection with any Permitted Co-Investor) that when taken, whether in and of itself or collectively with any other obligation or action taken pursuant to this Agreement or any other Transaction Document, would, or would reasonably be expected to, individually or in the aggregate, (A) have a Material Adverse Effect, (B) require the Guarantors, Parent, Merger Sub, or the Company or any of its Subsidiaries, to incur economic detriment (including through making payments, losing or forgoing revenue or earnings, divesting assets, incurring liabilities or limitations on operations, or otherwise) of more than $30,000,000 in the aggregate for all such persons when taken together with all such other economic detriments incurred in complying with this Agreement, (C) prevent the utilization of the Financing at and after the Closing as contemplated in the Commitment Letters (and the definitive agreements contemplated thereby) (including with respect to collateral security and ratings), (D) require any information to be provided by, or any restriction to be borne by, a person that is not delivering an Equity Commitment Letter or who is not a director or officer of Parent, the Company or its Subsidiaries (including from and after the Closing) or a Managing Director or officer of Madison Dearborn Partners, LLC, or any Permitted Co-Investor that will own, directly or indirectly, at least 10% of the equity interests of the Company, or any person who will serve as a director or executive officer of Parent, the Company or any of their respective Subsidiaries, or (E) require Parent or its affiliates to seek prior approval of any transactions, investments, mergers or acquisitions from any Governmental Entity for any period of time, other than the Money Transfer Change of Control Filings and Foreign Regulatory Filings contemplated by this Agreement (any such arrangements, conditions or restrictions, a “Burdensome Condition”). For the avoidance of doubt, Parent and its affiliates and the Company and its Subsidiaries shall not be required to (and without the prior consent of Parent, the Company and its Subsidiaries shall not), take any action with respect to any Order or any applicable Law or in order to obtain any Approval which is not conditioned upon the consummation of the Merger. In connection with Parent invoking a Burdensome Condition, the parties and their respective Representatives shall meet and confer for a reasonable amount of time in context in good faith in order to (i) exchange and review their respective views and positions as to such Burdensome Condition and (ii) discuss and present to, and engage with, the applicable Governmental Entity regarding any potential approaches or workarounds that would avoid such Burdensome Condition or mitigate its impact so it is no longer a Burdensome Condition, (it being understood that this sentence shall not eliminate, limit, delay or impair Parent’s right to invoke a Burdensome Condition if such potential approaches or workarounds are not acceptable to Parent in its sole and absolute discretion or could otherwise cause Parent to breach its obligations hereunder) and all such discussions will be treated in all respects as governed by and subject to Rule 408 of the Federal Rules of Evidence or any applicable equivalent state, foreign or local statute.

(e) Without limiting the generality of anything contained in this Section 5.5 but subject in all respects to Section 5.5(d), each party hereto shall use their respective reasonable best efforts to obtain any consents or approvals from any third parties (other than Governmental Entities) not otherwise contemplated in Section 5.5(a) that are necessary in connection with the transactions contemplated by this Agreement. In the event that the parties hereto shall fail to obtain any such third party consent, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent to minimize any adverse effect upon the Company and its Subsidiaries resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any such approval or consent from any persons (other than Governmental Entities) with respect to any transaction contemplated by this Agreement, (i) none of the Company or any of its Subsidiaries shall be required to, or, without the prior written consent of Parent, shall, pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person, and (ii) none of Parent, Merger Sub or any of their affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

5.6. Employees; Employee Benefit Plans.

(a) During the 12-month period following the Effective Time (the “Protection Period”), Parent shall or shall cause the Surviving Company to provide to the Company Employees who are employees of the Company or a Subsidiary of the Company at the Effective Time (such Company Employees, “Continuing Employees”), while such Continuing Employees remain employed by the Company or a Subsidiary, (i) base salary or wages and cash incentive compensation opportunities that are no less favorable, in each instance, to those provided to the Continuing Employees immediately prior to the Closing and (ii) employee benefits (other than any defined benefit pension benefits or supplemental executive retirement plan benefits) that are substantially comparable, in the aggregate, to those provided to the Continuing Employees immediately prior to the Closing.

(b) During the Protection Period, Parent shall or shall cause the Surviving Company to assume and honor the Company’s and its Subsidiaries’ obligations under all employment, severance, and bonus agreements, if any, between the Company or a Subsidiary of the Company, on the one hand, and a Continuing Employee, on the other hand, immediately prior to the Effective Time, including but not limited to the MoneyGram Payment Systems, Inc. Severance Plan as in effect as of the Effective Time (the “Company Severance Plan”). Parent shall or shall cause the Surviving Company to provide the severance payments and benefits set forth in the Company Severance Plan to any Continuing Employees who are terminated during the Protection Period and neither Parent nor the Surviving Company shall decrease the severance payments and benefits payable under the Company Severance Plan during the Protection Period.

(c) For all purposes (including for purposes of vesting, eligibility to participate and level of benefits (other than for vesting purposes under any equity-based or incentive compensation Plan)) with respect to each applicable employee benefit plan sponsored or maintained by Parent or the Surviving Company (the “Parent Plans”), if any, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any defined benefit pension plan or post-retirement welfare benefit plan), service with the Company or any Subsidiary (or any predecessor entity thereto) shall be treated as service with Parent to the same extent recognized by the Company under a comparable Plan; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Notwithstanding the foregoing, to the extent permitted under applicable law, Parent shall not be required to provide credit for such service for benefit accrual purposes under any employee benefit plan or arrangement of Parent that is a defined benefit pension plan, postretirement welfare plan or grandfathered plan (or other plan that is no longer open to new participants). Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any Parent Plan. Each Parent Plan shall waive pre-existing condition limitations and eligibility waiting periods to the same extent waived under the applicable Plan. The Continuing Employees shall be given credit for amounts paid under a corresponding Plan of the Company or any Subsidiary during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan during the applicable plan year.

(d) The provisions of this Section 5.6 are solely for the benefit of the parties hereto and nothing in this Section 5.6, express or implied, shall confer upon any Continuing Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.6, express or implied, shall be deemed an amendment of any Plan.

5.7. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall and shall cause the Surviving Company to indemnify and hold harmless, as and to the fullest extent provided in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and permitted by applicable Law, all past and present directors and officers of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) against any losses, Claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any Claim, suit, proceeding or investigation to each Indemnified Party upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any actual or threatened Claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (in each case whether asserted or claimed before or after the Effective Time), arising out of acts or omissions occurring at or prior to the Effective Time in connection with such Indemnified Party serving as a director or officer of the Company or any of its Subsidiaries (including in connection with an Indemnified Party serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity and including acts or omissions occurring in connection with this Agreement and the transactions contemplated hereby).

(b) For a period of six (6) years after the Effective Time, Parent shall maintain or cause the Surviving Company to maintain for the benefit of the Indemnified Parties a directors’ and officers’ liability insurance policy (from the Company’s current insurance carrier or an insurance carrier with the same or better credit rating, as of the Closing Date, as the Company’s current insurance carrier) that provides coverage for acts or omissions occurring at or prior to the Effective Time (the “D&O Insurance”) with terms and conditions which are, in the aggregate, not less advantageous to such Indemnified Parties than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company; provided that, at Parent’s option, in lieu of the foregoing insurance coverage, the Company, at Parent’s expense, may at or prior to the Effective Time substitute therefor a single premium tail coverage with respect to the D&O Insurance that provides coverage for period of six (6) years after the Effective Time, with terms and conditions which are, in the aggregate, not less advantageous to such Indemnified Parties than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company. Notwithstanding the foregoing, in no event will Parent be required to expend, in the aggregate, an amount in excess of 300% of the annual premiums currently paid by the Company for the existing directors’ and officers’ liability insurance policy of the Company (the “Insurance Amount”), and if Parent is unable to maintain or obtain the insurance called for by this Section 5.7(b) for an amount equal to or less than the Insurance Amount, Parent shall obtain as much comparable insurance as may be available for the Insurance Amount.

(c) If Parent, the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent required, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company shall assume the obligations set forth in this Section 5.7.

(d) The rights of each Indemnified Party under this Section 5.7 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware law or any other applicable Law or pursuant to any employment agreement or indemnification agreement in effect on the date hereof.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees including the Indemnified Parties; it being understood and agreed that the indemnification provided for in this Section 5.7 is not prior to or in substitution of any such claims under such policies.

(f) For a period of six (6) years from the Effective Time, Parent shall not permit any amendments to, and the Company shall not adopt any amendments to, the certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries that would adversely affect any right of any Indemnified Party with respect to elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses under the Company’s and its Subsidiaries’ certificate of incorporation, bylaws or other organizational documents in effect as of the date hereof.

(g) The provisions of this Section 5.7 shall survive the consummation of the Merger and are intended to be, following the Effective Time, for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and personal representatives.

5.8. Publicity. Except with respect to any Change of Recommendation or any other action taken by the Company or the Company Board (or duly constituted committee of the Company Board) pursuant to, and in accordance with, Section 5.4, so long as this Agreement is in effect, each of Parent and the Company shall consult with each other before issuing any press release or public statement with respect to this Agreement, the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without obtaining the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such press release or make such public statement as may upon the advice of outside counsel be required by applicable Law or the rules and regulations of NASDAQ. Without limiting the preceding sentence, Parent and the Company shall use reasonable best efforts to cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement and as reasonably requested by the other party. Notwithstanding the foregoing, the Company may make such disclosures and communications via presentations, publicly available conference calls and other forums (a) in response to inquiries from the press or analysts or (b) to employees, customers, suppliers and investors, in each case to the extent such communications are consistent in substance with previous public communications that have been reviewed and previously approved by both the Company and Parent; provided that the Company shall use its reasonable best efforts under the circumstances to consult in good faith with Parent prior to making any such disclosures or communications.

5.9. Anti-takeover Laws. If any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, the Company shall use reasonable best efforts to take such actions as necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

5.10. Stockholder Litigation. Prior to the Effective Time, in the event that any litigation or other Claim of any stockholder related to this Agreement, the Merger or the other transactions contemplated by this Agreement is initiated, or to the knowledge of the Company, threatened against any of the Company or its Subsidiaries and/or the members of the Company Board (or of any equivalent governing body of any Subsidiary of the Company) prior to the Effective Time, the Company shall promptly notify Parent on a regular basis of any such litigation or other Claim and shall keep Parent reasonably informed on a current basis with respect to the status thereof. The Company shall consult with Parent with respect to, and shall give Parent the opportunity to participate, at Parent’s expense, in the defense or settlement of, any such litigation or Claims, and no such settlement or compromise shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.11. NASDAQ Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of NASDAQ to enable the delisting by the Surviving Company of Common Stock from NASDAQ and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time. The Surviving Company shall use reasonable best efforts to cause the Common Stock to no longer be quoted on the NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

5.12. Section 16 Matters. Prior to the Effective Time, the Company shall take all actions reasonably necessary, including adopting resolutions, to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act. Prior to taking the actions required by this Section 5.12, the Company will provide Parent copies of any resolutions or other documentation with respect to such actions and the Company shall give good faith consideration to all reasonable additions, deletions or changes suggested thereto by Parent.

5.13. Financing.

(a) Subject to the terms and conditions of this Agreement, without the consent of the Company each of Parent and Merger Sub will not permit any amendment, replacement, supplement or modification to be made to, or any waiver of any provision or remedy pursuant to, the Commitment Letters prior to the Effective Time if such amendment, replacement, supplement, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate net amount of the Financing below the Required Financing Amount, including by changing the amount of the fees to be paid or the original issue discount of the Debt Financing; (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to (1) materially delay or prevent the Closing of the Merger or (2) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur in any material respect; or (iii) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Commitment Letters or the definitive agreements with respect thereto; provided, that for the avoidance of doubt no consent from the Company shall be required for: (1) any amendment, replacement, supplement or modification of the Debt Commitment Letters that is limited to adding lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement (including in replacement of a Lender), (2) the implementation of a Replacement Commitment Facility (as defined in the Debt Commitment Letter entered into as of the date hereof) so long as doing so would not reasonably be expected to result in any of the outcomes described in the foregoing clauses (i)-(iii), (3) implementation or exercise of any “flex” provisions provided in the Fee Letter as in effect as of the date hereof, (4) Parent or any Subsidiary thereof to issue senior notes or other securities in lieu of all or a portion of the senior bridge facility referred to in the Debt Commitment Letter as of the date of this Agreement or the issuance of preferred equity at the Closing (in lieu of the senior notes or other debt securities in lieu of a portion of the senior bridge facility) to Permitted Preferred Purchasers, or (5) Permitted Co-Investors being added to the Equity Commitment Letter or delivering an equity commitment letter of their own in substantially similar form (except for amount) to the Equity Commitment Letter for a portion of the Equity Financing; and provided further, notwithstanding the foregoing or anything to the contrary in this Agreement, in no event in and of itself shall a Permitted Co-Investor becoming, or seeking to become (including in connection with seeking any Approval required to become in connection with the Merger), a direct or indirect equity investor in Parent or its affiliates after the date of this Agreement and effective prior to or as of the Closing be deemed to result in the outcomes described in the foregoing clauses (i)-(iii). Parent shall promptly furnish to the Company a copy of any amendment, replacement, supplement, modification or waiver relating to the Commitment Letters. Any reference in this Agreement to (x) the “Financing” will include the financing contemplated by the Commitment Letters as amended, replaced, supplemented or modified; and (y) “Equity Commitment Letter,” “Debt Commitment Letters” or “Commitment Letters” will include such documents as amended or modified.

(b) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Financing on a timely basis (taking into account the Marketing Period), but in any event no later than the Effective Time, on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions in any Fee Letter) described in the Commitment Letters, including, but not limited to, using its reasonable best efforts to (i) maintain in effect the Commitment Letters in accordance with the terms and subject to the conditions thereof; (ii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter and related Fee Letter on a timely basis (taking account of the Marketing Period) on the terms and conditions (including any “flex” provisions in the related Fee Letter) contemplated by the Debt Commitment Letter and related Fee Letter (or any other terms acceptable to Parent so long as Parent remains in compliance with Section 5.13(a)); (iii) satisfy (or obtain the waiver of) on a timely basis all conditions contained in the Debt Commitment Letter and related Fee Letter and such definitive agreements related thereto within the control of Parent or Merger Sub and in the Equity Commitment Letter on or prior to the Effective Time; (iv) in the event that all conditions contained in the Commitment Letters (other than, with respect to the Debt Financing, the availability of the cash equity contribution) have been satisfied and Parent is required to consummate the Closing pursuant to Sections 6.1 and 6.2 and the Marketing Period has been completed, consummate the Financing at or prior to the Closing, including using reasonable best efforts to cause the Lenders to fund the Debt Financing at the Closing; (v) comply with its obligations pursuant to the Commitment Letters on or prior to the Effective Time; and (vi) enforce its rights pursuant to the Commitment Letters. Parent and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Commitment Letters as and when they become due.

(c) Parent shall (i) keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Financing; and (ii) provide the Company with copies of all definitive agreements and other documents related to the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub must give the Company prompt notice in writing (but in any event within two (2) Business Days after obtaining knowledge of the occurrence or discovery of) (A) of any breach (or threatened breach), default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default), cancellation, termination or repudiation by any party to the Commitment Letters or definitive agreements related to the Financing; (B) of the receipt by Parent or Merger Sub of any oral or written notice or communication from any Lender Related Party with respect to any (1) actual or threatened breach, default, cancellation, termination or repudiation (or notice or communications from lenders or other sources of Debt Financing to Parent or Merger Sub of any such actual or threatened breach, default, cancellation, termination or repudiation received by Parent or Merger Sub) by any party to the Commitment Letters or any definitive agreements related to the Financing of any provisions of the Commitment Letters or such definitive agreements; or (2) material dispute or disagreement between or among any parties to the Commitment Letters or any definitive agreements related to the Financing that Parent believes in good faith would reasonably be expected to be adverse to the timely completion of the Financing; and (C) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letters or any definitive agreements related to the Financing. Parent shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as promptly as reasonably practical after the date that the Company delivers a written request therefor to Parent; provided, however, that Parent shall not be required to furnish such information if Parent in good faith reasonably believes that doing so would reasonably be expected to (a) result in the loss of attorney-client privilege or rights under the attorney work product doctrine, (b) breach or violate any applicable Law or Legal Requirement or (c) violate any confidentiality obligation with respect to such information.

(d) If any portion of the Debt Financing becomes unavailable (other than as a result of a breach by the Company of this Agreement), on the terms and conditions (including any “flex” and “securities demand” provisions in any Fee Letter) contemplated in the Debt Commitment Letter and related Fee Letter, Parent will promptly notify the Company in writing (but in any event within two (2) Business Days after obtaining knowledge of the occurrence or discovery thereof) and Parent and Merger Sub will use their respective reasonable best efforts to, as promptly as reasonably practicable following the occurrence of such event, (i) arrange and obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources (A) on terms and conditions not materially less favorable in the aggregate to Parent and Merger Sub than those contained in the Debt Commitment Letter and related Fee Letter and (B) containing conditions to draw at Closing that would not reasonably be expected to adversely affect the availability thereof that (1) are not more onerous than those conditions and terms contained in the Debt Commitment Letter and related Fee Letter, (2) would not reasonably be expected to prevent or materially delay the Closing or make the Closing materially less likely to occur, and (3) in an amount at least equal to the Debt Financing or such unavailable portion thereof, but in no event more than the Required Financing Amount if such amount is less, as the case may be (the “Alternate Debt Financing”); and (ii) obtain one or more new debt financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letter in whole or in part; provided that in no event shall the reasonable best efforts of Parent be deemed or construed to require Parent to (A) seek cash equity from any source other than those counterparty to the Equity Commitment Letter, or in any amount with respect to a Guarantor in excess of such Guarantor’s commitment, (B) pay any fees in excess of those contemplated by the Commitment Letters, or (C) agree to economic terms of the Alternate Debt Financing (including any “flex” provisions relating thereto) that are less favorable in the aggregate than those contemplated by the Debt Commitment Letter or any related Fee Letter (after giving effect to any “flex” provisions therein). Parent will promptly provide a copy of any New Debt Commitment Letter (and any fee letter in connection therewith or other agreements related thereto (with customary redactions)) to the Company. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Commitment Letters” or the “Debt Commitment Letter” will be deemed to include the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect; and (B) any reference in this Agreement to the “Financing” or the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letter as modified pursuant to the foregoing.

(e) Subject to, and without limiting or modifying the provisions of Section 8.12(b), Parent and Merger Sub agree that obtaining the Financing is not a condition to Parent’s or Merger Sub’s obligations hereunder.

5.14. Financing Assistance from Company. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, the Company shall use its reasonable best efforts to provide, and shall cause its Subsidiaries and Representatives to provide, at Parent’s sole cost and expense, such customary cooperation and customary and reasonably available financial information and data, in each case, that is in the possession of the Company at such time and reasonably requested by Parent in connection with the Debt Financing, which reasonable best efforts shall include:

(a) cooperating in respect of road show or ratings agency presentations or meetings held by or on behalf of Parent with the Lenders, prospective lenders and investors or other financing sources regarding the Debt Financing and otherwise provide reasonable cooperation with the marketing efforts for the Debt Financing, with such cooperation to include the participation of senior officers in a reasonable number of meetings, presentations, drafting sessions, conference calls, due diligence sessions (including accounting due diligence sessions) and sessions with rating agencies in connection with the Debt Financing; provided that all such meetings, presentations, calls and/or road shows shall be upon reasonable advance notice and at dates, times and locations to be mutually agreed;

(b) making available to Parent and the Lenders and their respective Representatives, such financial information or other information that is reasonably available to the Company without undue burden or expense as Parent may reasonably request in connection with the preparation of any marketing materials, offering documents, prospectuses, registration statements, bank information memoranda, ratings agency presentations, roadshow presentations and similar documents and which information is customarily delivered in connection with such marketing materials, and assist in the preparation of such materials, including providing customary authorization letters to the Lenders, authorizing the distribution of information to prospective lenders or investors and other financing sources;

(c) using reasonable best efforts to provide Parent and the Lenders with the Required Financial Information and assisting the Parent in the preparation of any pro forma financial statements, in each case, as reasonably required or customarily included in offering materials for transactions involving the private placement of non-convertible high-yield bonds in connection with the Debt Financing; provided that, (i) the Company shall not be responsible for the preparation of any such pro forma financial statements and/or projected financial information, which shall be prepared solely by Parent and (ii) prior to the Effective Time, the Company shall have no liability with respect to such information prepared by Parent;

(d) providing information reasonably required by the Lenders in the context of due diligence and verification, in compliance with applicable requirements or customary practice to the extent such information is reasonably available to the Company;

(e) as promptly as practicable following the request therefor, which shall be made at least five (5) Business Days prior to the Closing Date, providing Parent and any of the Lenders with all documentation and other information required by regulatory authorities under applicable anti-money laundering rules and regulations, including the PATRIOT Act, know-your-client processes, and Laws with respect to beneficial ownership;

(f) delivering customary representation letters to and otherwise using reasonable best efforts to obtain from the Company’s independent accountants customary “comfort” (including “negative assurance” comfort) letters in connection with the offering of debt securities contemplated by the Debt Commitment Letter (including by delivering customary representation letters), and using reasonable best efforts to obtain any necessary cooperation from any of its auditors and any other advisors to the use of any financial or other expert information in the Debt Financing, including any unqualified consents with respect to the inclusion thereof in such materials;

(g) executing and delivering, effective as of, and subject to the occurrence of, the Effective Time, customary pledge and security documents and certificates, documents and instruments relating to guarantees, collateral and other matters ancillary to the Debt Financing (including a certificate of a senior financial officer of the Company with respect to solvency matters substantially in the form attached to the Debt Commitment Letter as in effect as of the date hereof), and otherwise facilitating the pledging of collateral and the providing of guarantees (including, providing reasonable and customary information required in connection with the pledging and identification of real property and Intellectual Property to the extent specifically requested of the Company by Parent);

(h) promptly upon becoming aware of any such new or revised information, updating any information provided by or on behalf of it, or which relates to the Company and its Subsidiaries, to ensure that such information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading;

(i) providing information to Parent and its counsel required for the delivery of customary legal opinions by Parent and its counsel in connection with effectuating the Debt Financing (provided, that for the avoidance of doubt neither the Company nor its counsel shall be required to provide any legal opinion in connection with effectuating the Debt Financing); and

(j) taking such corporate actions, including execution of the definitive documentation with respect to the Debt Financing, as shall be reasonably requested by Parent (which actions shall not be effective prior to the Closing);

provided, however, that no such cooperation shall be required to the extent it would (i) unreasonably disrupt or interfere with the conduct of the Company’s business, (ii) require the Company or any of its Subsidiaries to incur any fees, expenses or other liability or pay any fee in connection with the Debt Financing prior to the Effective Time for which it is not promptly reimbursed, (iii) require the Company, and any of its Subsidiaries, or any of its or their respective directors, officers or employees (A) in the case of individuals, to deliver, or be required to deliver, any certificate or take any action that would reasonably be expected to result in any personal liability or (B) to make any representation, warranty or certification which the Company has determined in good faith is not true, (iv) require the Company or any of its Subsidiaries to provide any information that is prohibited or restricted by applicable Law or is privileged and disclosure of which would result in a loss of such privilege, (v) require the Company or any of its Subsidiaries to prepare or deliver any financial statements or financial information in a form not customarily prepared by the Company or any financial information with respect to a fiscal period that has not yet ended, or for which the applicable quarterly or annual report has not been filed with the SEC or the delivery of projections, pro forma financial information or any other forward-looking information, in each case, other than the Required Financial Information, (vi) require the Company or any of its Subsidiaries to enter into, amend or modify any agreement or commitment related to the Debt Financing that would not be conditioned on the occurrence of, or would be effective prior to, the Effective Time (other than customary authorization and representation letters), (vii) require the Company or any of its Subsidiaries, or any of their respective directors, managers or officers, to take any action to authorize any formal corporate or similar action with respect to the Debt Financing that is not subject to the occurrence of the Effective Time or (viii) require the Company or any of its Subsidiaries to take any action that would conflict with or violate, result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any material written agreement, Contract, lease, license, instrument, note, bond, indenture, credit agreement or benefit plan to which the Company or any of its Subsidiaries is a party, in each case that are not contingent upon the occurrence of the Effective Time, or conflict with or violate any Law; provided, further, however, that (x) Parent covenants and agrees that any offering documents, lender and investor presentations, rating agency presentations, bank information memoranda or other marketing materials in connection with any Debt Financing contemplated by this Section 5.14 shall contain disclosures and disclaimers (1) exculpating the Company and/or its Subsidiaries (prior to the Effective Time) and exculpating their respective directors and officers with respect to any liability related to the contents or use thereof by the recipients thereof and (2) reflecting the Company and/or its Subsidiaries as the borrower or issuer effective only at and after the Effective Time; and (y) notwithstanding any other provision set forth herein, nothing herein shall require any director, manager or officer of the Company or any of its Subsidiaries who will not continue to hold such position following the Effective Time to execute any resolution(s) or written consent(s), or any certification, instrument or agreement, in connection with any financing contemplated by this Section 5.14. Parent shall indemnify, defend and hold harmless the Company, its affiliates and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with the provision of assistance pursuant to this Section 5.14 in connection with the Debt Financing (or any other debt financing by Parent or any of its affiliates in lieu of the Debt Financing) prior to the Effective Time (including the arrangement thereof) and any information used in connection therewith, except any such losses, damages, claims costs or expenses (a) arising out of any willful misconduct or fraud by any of the Company or its Subsidiaries and its or their respective Representatives or (B) with respect to any material misstatement or omission in information provided hereunder by any of the foregoing persons. Parent will, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including fees and expenses of counsel but excluding compensation of employees of the Company or its Subsidiaries) incurred by the Company, any of its Subsidiaries and its and their respective Representatives prior to the Effective Time, in connection with their respective obligations pursuant to this Section 5.14 (other than with regards to the Company’s obligations to deliver its regular annual and quarterly financial statements and compensation of their respective employees).

5.15. Obligations of Parent With Respect to Merger Sub and the Surviving Company. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to cause Merger Sub to pay, perform and discharge its obligations hereunder. Prior to the Closing Date, Merger Sub shall not, and Parent shall not permit Merger Sub to, engage in any activity of any nature except as provided in or expressly contemplated by this Agreement (including as contemplated with respect to Permitted Co-Investors), the Transaction Documents or the transactions contemplated hereby or thereby.

5.16. Foreign Persons; Ownership of Parent and Merger Sub. Notwithstanding anything to the contrary in this Agreement or any related agreement, without the prior written consent of the Company, Parent shall not, and shall cause its affiliates not to, enter into any agreement or arrangement which allows any person who qualifies as a “foreign person” (as defined in the DPA) to obtain any (a) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (b) membership or observer rights on the Company Board or equivalent governing body or the right to nominate an individual to a position on the Company Board or equivalent governing body; (c) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (i) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (iii) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (d) “control” (as defined in the DPA) of the Company. None of Parent or Merger Sub shall (or shall permit any of their respective affiliates to), without the prior written consent of the Company, permit any “foreign person” (as defined in the DPA) to acquire, purchase, hold or control, directly or indirectly, more than 9.95% of the issued and outstanding equity securities of Parent or Merger Sub or any of their respective Subsidiaries (treating for purposes of the foregoing all securities that are convertible into equity securities of Parent, Merger Sub or such subsidiaries as fully converted), except where such foreign person is a Permitted Co-Investor and a minority, non-controlling investor in Parent or another entity that is managed and controlled, directly or indirectly, by Madison Dearborn Partners, LLC (or its affiliates) and such investment by a “foreign person” or “foreign entity” satisfies the requirements of 31 C.F.R. § 800.307(a).

5.17. Treatment of Certain Existing Indebtedness.

(a) Prior to the Closing Date, the Company shall use its commercially reasonable efforts to, on a timely basis and as reasonably requested by Parent, (i) deliver (or cause to be delivered) notices of the payoff, discharge and termination of any outstanding indebtedness and other obligations of the Company under the Credit Agreement and any other indebtedness and other obligations required to be paid off, discharged or terminated in accordance with and within the time periods required by the Credit Agreement or the other Contracts governing such indebtedness (which notices may be conditioned upon the Closing to the extent permitted under the Credit Agreement and such applicable Contracts) (such indebtedness, collectively, the “Credit Agreement Payoff Amount”), (ii) take all other actions required to facilitate the repayment of the obligations with respect to and termination of the commitments under such indebtedness and the release of any Liens and termination of all guarantees granted in connection therewith and (iii) obtain customary payoff letters or other similar evidence in form and substance reasonably acceptable to Parent at least five (5) Business Days prior to Closing; provided that, the obligations of the Company under this Section 5.17(a) shall not apply to any indebtedness or Liens that are permitted to remain outstanding after the Effective Time pursuant to the Debt Commitment Letters and/or the definitive financing documentation executed in connection therewith and agreed to by Parent. Parent shall irrevocably pay off or cause to be paid off at or as promptly as practicable after the Effective Time, but in any event on the Closing Date, the Credit Agreement Payoff Amount and use its commercially reasonable efforts to provide all customary cooperation as may be reasonably requested by the Company to assist the Company in connection with its obligations under this Section 5.17(a).

(b) Prior to the Closing Date, the Company shall use its commercially reasonable efforts to, on a timely basis as reasonably requested by Parent, (i) deliver (or cause to be delivered) notices of the payoff, redemption, satisfaction, discharge and/or defeasance of the 2021 First Lien Notes under the 2021 First Lien Notes Indenture and the termination of all outstanding indebtedness and other obligations under the 2021 First Lien Notes Indenture in accordance with and within the time periods required by the 2021 First Lien Notes Indenture or other Contracts governing such indebtedness (including the release of all Liens (as such term is defined in the 2021 First Lien Notes Indenture) and pledges of collateral thereunder), and (ii) take all other actions required to facilitate the payoff, redemption, satisfaction, discharge and/or defeasance of the 2021 First Lien Notes and the release of any Liens (as such term is defined in the 2021 First Lien Notes Indenture) and pledges of collateral thereunder and termination of all guarantees granted in connection therewith, other than depositing with the 2021 First Lien Notes Trustee or the Paying Agent (as such term is defined in the 2021 First Lien Notes Indenture) the amounts sufficient to redeem, satisfy, discharge and/or defease the 2021 First Lien Notes (the “Indenture Redemption Amount”). Parent shall irrevocably deposit or cause to be deposited with the 2021 First Lien Notes Trustee or the Paying Agent (as such term is defined in the 2021 First Lien Notes Indenture) at or as promptly as reasonably practicable after the Effective Time, but in any event on the Closing Date, the Indenture Redemption Amount and use its commercially reasonable efforts to provide all customary cooperation as may be reasonably requested by the Company to assist the Company in connection with its obligations under this Section 5.17(b).

5.18. Parent Equity Syndication. Following the date of this Agreement, Parent shall be permitted to (i) add Permitted Co-Investors (other than Permitted Preferred Purchasers) as sources of Equity Financing and (ii) in lieu of a portion of the Debt Financing, issue preferred equity in Parent or its affiliates to Permitted Preferred Purchasers (clauses (i) and (ii) collectively, the “Equity Syndication”). Parent, Merger Sub and the Company will, and will cause their respective Representatives to, reasonably cooperate, at Parent’s expense, to facilitate the Equity Syndication. Such cooperation shall include making customary and appropriate adjustments to this Agreement, the Equity Commitment Letter, and the Limited Guarantee to give effect thereto (it being understood that in no event will the addition of any Permitted Co-Investor as an Equity Financing source and the related amendments to this Agreement, the Equity Commitment Letter or the Limited Guarantee result in (x) the aggregate amount of committed Equity Financing of Parent being reduced from the amounts in the Equity Commitment Letter or (y) the aggregate amount of Guaranteed Obligations (as defined in the Limited Guarantee) being reduced from the amounts set forth in the Limited Guarantee). To the extent that the terms of the proposed equity investment by any Permitted Co-Investor would (i) result in any Approval from any Governmental Entity being required in order for the Closing to occur, the receipt of which is not already a condition to Closing set forth in Article VI of this Agreement (a “New Approval”) or (ii) require any Permitted Co-Investor, its affiliates or their respective Representatives to cooperate in connection with obtaining any Approval or New Approval then, in each case, Parent, Merger Sub and the Company shall negotiate in good faith amendments to Section 5.5 and Article VI of this Agreement related thereto to add such New Approvals and provide for such cooperation. The Company acknowledges and agrees that adding or seeking to add any Permitted Co-Investor as an Equity Financing source in accordance with the foregoing, or any failure of any Approval or New Approval to be obtained in connection therewith, shall not: constitute a failure of Parent’s or Merger Sub’s representations and warranties in this Agreement to be accurate; constitute a breach of Parent’s or Merger Sub’s covenants or failure to perform its obligations in this Agreement (including those in Section 5.5 and Section 5.13); be deemed to prevent, impair or delay the Closing, to constitute a Parent Material Adverse Effect, or be or deemed to be the primary cause of the Closing not to occur; or entitle the Company to a Parent Termination Fee (or any monetary damages other than enforcement and collection costs) in excess of $30 million in the event the Closing does not occur. Subject to the foregoing, (i) Parent acknowledges and agrees that any Permitted Co-Investor’s participation as an Equity Financing source shall not be a condition to Parent or Merger Sub performing their obligations under this Agreement and (ii) the Company retains its rights under Section 7.2(c)(i) if the condition set forth in Section 6.2(c) has not been satisfied or waived prior to the End Date (as may be extended under Section 7.1(c)).

ARTICLE VI.

CONDITIONS PRECEDENT

6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver by such party at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval in connection with the adoption of this Agreement.

(b) Regulatory Approvals. All approvals and the expirations or terminations of waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act and the Foreign Regulatory Laws shall have been obtained or shall have occurred, as applicable.

(c) No Injunctions or Restraints; Illegality. (i) No injunction, writ, Order, award, judgment, settlement or decree or other legal restraint or prohibition issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall be in effect and (ii) no Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits, enjoins or makes illegal the consummation of the Merger.

6.2. Conditions to Obligations of Parent. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.1(a), Section 3.3(a), Section 3.7(a), Section 3.20 and Section 3.21 shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall be true and correct as of such earlier specified date), (ii) the representations and warranties of the Company contained in Section 3.2(a) shall be true and correct as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall be so true and correct as of such earlier specified date), except, for purposes of this clause (ii), for any failures of such representations and warranties to be true and correct to the extent that such failures would not cause the Merger Consideration, the Warrant Consideration or the LTI Award Consideration to be increased in the aggregate by an amount in excess of $3,000,000, (iii) the representations and warranties of the Company contained in Section 3.2(b) shall be true and correct in all but de minimis respects as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall be so true and correct as of such earlier specified date), (iv) the representations and warranties contained in Section 3.2(c) through Section 3.2(g) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (in each case without giving effect to any Material Adverse Effect or other materiality qualifications or limitations contained therein) (except to the extent any such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier specified date), and (v) all other representations and warranties of the Company contained herein shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (in each case without giving effect to any Material Adverse Effect or other materiality qualifications or limitations contained therein) (except to the extent any such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall be so true and correct as of such earlier specified date), except, for purposes of this clause (v), for any failures of such representations and warranties to be so true and correct to the extent that such failures have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company and its Subsidiaries shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(c) Required Money Transfer Approvals. The Required Money Transfer Approvals shall have been made or obtained, as applicable, and shall remain in full force and effect and all statutory waiting periods relating to such Required Money Transfer Approvals shall have expired, been terminated or satisfied, as applicable, in each case, without the imposition, individually or in the aggregate, of any Burdensome Condition. For purposes of this Agreement, “Required Money Transfer Approval” means (i) any Approval or New Approval related to Money Transmitter Licenses of the Company or any of its Subsidiaries or the Money Transfer Change of Control Filings, including in connection with a change in control of the Company or any of its Subsidiaries holding a Money Transmitter License, from or with any Governmental Entity specified in Section 6.2(c) of the Company Disclosure Schedule and (ii) all other Approvals or New Approvals related to the Money Transmitter Licenses of the Company or any of its Subsidiaries or Money Transfer Change of Control Filings not listed in Section 6.2(c) of the Company Disclosure Schedule, and in the case of each of clause (i) and (ii), required by applicable Legal Requirements to be made or obtained prior to the Effective Time, except for such Approvals or New Approvals the failure of which to be obtained or made prior to the Effective Time would not exceed in the aggregate for clauses (i) and (ii) 2.5% of the Company’s consolidated money transfer revenues for the 12-month period ended December 31, 2021 in accordance with Section 6.2(c) of the Company Disclosure Schedule.

(d) No Material Adverse Effect. Since the date hereof, there shall not have occurred a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(e) FIRPTA Affidavit. At or prior to the Closing, the Company shall deliver to Parent and Merger Sub a certificate and notice pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) dated as of the Closing Date, in form and substance reasonably satisfactory to Parent and Merger Sub, stating that interests in the Company are not “United States real property interests” within the meaning of Section 897(c)(1) of the Code and that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, together with a written authorization for Parent to provide such certificate and notice to the Internal Revenue Service on behalf of the Company.

6.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 4.1 and Section 4.2 shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date and (ii) the other representations and warranties of Parent contained herein shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on and as of the Closing Date (in each case without giving effect to any Parent Material Adverse Effect or other materiality qualifications or limitations contained therein) (except to the extent any such representations and warranties expressly relate to a specified date prior to the date of this Agreement, which need only be true and correct as of such specified date), except for any failures of such representations and warranties to be so true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and Merger Sub to the foregoing effect.

ARTICLE VII.

TERMINATION AND AMENDMENT

7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual consent of Parent and the Company in a written instrument;

(b) by either Parent or the Company, by written notice to the other party, if (i) any Governmental Entity which must grant a Required Money Transfer Approval has denied such approval and such denial has become final and non-appealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final non-appealable Order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any party if issuance of such final non-appealable Order is primarily due to the failure of such party to perform or observe the covenants and agreements of such party set forth herein in all material respects as required and as set forth in this Agreement;

(c) by either Parent or the Company, by written notice to the other party, if the Effective Time shall not have occurred on or before February 14, 2023 (as such date may be extended pursuant to the following provisos, the “End Date”); provided, that if any of the conditions set forth in Section 6.2(c) have not been satisfied or waived by the party having the benefit of the condition as of February 14, 2023 (the “Initial End Date”) (but all other conditions to the Closing set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions)), then either the Company or Parent may extend the End Date to May 14, 2023 (the “Extended End Date”) by delivery of written notice of such extension to the other party on or prior to the Initial End Date, in which case, subject to the second further proviso below regarding the Marketing Period, the End Date shall be deemed for all purposes to have been extended to the Extended End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to (i) the Company if the failure of the Effective Time to occur by such date is primarily due to the failure of the Company to perform or observe the covenants and agreements of the Company in all material respects as required and as set forth in this Agreement or (ii) Parent, if the failure of the Effective Time to occur by such date is primarily due to the failure of Parent or Merger Sub to perform or observe the covenants and agreements of such parties in all material respects as required and as set forth in this Agreement; provided, further, however, that if (1) as of the Initial End Date all conditions to the Closing set forth in Article VI shall have been satisfied or waived by the party having the benefit of the condition (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied as of the Initial End Date and at all times through the end of the Marketing Period) and the Marketing Period has not yet ended, the End Date shall automatically be extended solely for purposes of permitting the Marketing Period to be completed to the third (3rd) Business Day following the final day of the Marketing Period (but for the avoidance of doubt, under no circumstances shall the End Date be extended pursuant to this clause (1) past April 26, 2023) or (2) as of the Extended End Date all conditions to the Closing set forth in Article VI shall have been satisfied or waived by the party having the benefit of the condition (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied as of such extended End Date and at all times through the end of the Marketing Period) and the Marketing Period has not yet ended, the End Date shall automatically be extended solely for purposes of permitting the Marketing Period to be completed to the third (3rd) Business Day following the final day of the Marketing Period (but for the avoidance of doubt, under no circumstances shall the End Date be extended pursuant to this clause (2) past June 8, 2023); provided further that Parent shall have the right but not an obligation, which right may be exercised in its sole and absolute discretion, to waive, at the Extended End Date, the failure of the conditions in Section 6.2(c) to be satisfied as of such Extended End Date, solely to permit the Marketing Period to occur and be completed prior to June 8, 2023) (it being agreed that any such waiver shall not affect the Company’s right to obtain the Parent Termination fee pursuant to Section 7.2(c)(i) at or after June 8, 2023) if the Closing does not occur after such waiver as a result of the failure to the conditions in Section 6.2(c) to be satisfied as of June 8, 2023);

(d) by either Parent or the Company (provided, that the terminating party (and, in the case of Parent, Merger Sub) is not then in material breach of any representation, warranty, covenant or other agreement contained herein), by written notice to the other party, if the other party (or, in the case of Parent, Merger Sub) shall have breached (i) any of the covenants or agreements made by such other party (or, in the case of Parent, Merger Sub) herein or (ii) any of the representations or warranties made by such other party (or, in the case of Parent, Merger Sub) herein, and in either case, such breach (a) is not cured within forty-five (45) days following written notice to the party committing such breach (or the End Date (as may be extended under Section 7.1(c)), if earlier), or which breach, by its nature, cannot be cured and (b) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VI hereof;

(e) by either Parent or the Company, by written notice to the other party, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof);

(f) by Parent, by written notice to the Company, prior to obtaining Company Stockholder Approval, if (i) the Company Board shall have effected a Change of Recommendation, whether or not permitted under this Agreement, (ii) the Company shall have breached Section 5.3 by failing to call and hold the Company Stockholders Meeting as provided therein or the Company shall have committed a Willful and Material Breach of Section 5.4, (iii) the Company shall have failed to publicly recommend against any tender offer or exchange offer that constitutes a Company Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within ten (10) Business Days after the commencement (as such term is defined in Rule 14d-2 of the Exchange Act) of such tender offer or exchange offer, or (iv) to the extent requested in writing by Parent, the Company Board shall have failed to publicly reaffirm the Company Recommendation within ten (10) Business Days after receipt of a written request by Parent to provide such reaffirmation if a Company Acquisition Proposal has been publicly announced;

(g) by the Company, by written notice to Parent, if (i) all of the conditions in Section 6.1 and Section 6.2 have been satisfied or waived in writing by Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions are capable of being satisfied), (ii) on or after the date the Closing should have occurred pursuant to Section 1.2 (taking into account the Marketing Period), the Company has delivered irrevocable written notice to Parent confirming that (a) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived in writing by Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are capable of being satisfied), (b) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived in writing by the Company (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are capable of being satisfied), (c) the Company is ready, willing and able to consummate the Closing, and (d) if the Equity Financing and Debt Financing are funded then the Closing will occur, and (iii) Parent and Merger Sub have failed to consummate the Closing on or before the third (3rd) Business Day after delivery of the notice referenced in clause (ii) of this Section 7.1(g) (or, if earlier, the End Date (as may be extended under Section 7.1(c))) and (x) the Company stood ready, willing and able to consummate the Closing throughout such period and (y) the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are capable of being satisfied) remained satisfied or waived in writing by Parent throughout such period; or

(h) by the Company, by written notice to Parent, prior to obtaining the Company Stockholder Approval, if (i) the Company Board authorizes the Company, subject to complying with the terms of Section 5.4(e), to enter into a binding definitive agreement to effect a transaction constituting a Company Superior Proposal, (ii) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Company Termination Fee, and (iii) the Company enters into such binding definitive agreement substantially concurrently with or immediately after such termination.

7.2. Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and have no further force or effect, and none of Parent, Merger Sub, the Company, or any other Company Related Party or Parent Related Party shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) the last two sentences of the proviso in Section 5.14(j), this Section 7.2 and Article VIII (other than Section 8.12), as well as the Confidentiality Agreement and the Limited Guarantee, shall survive any termination of this Agreement in accordance with their terms, and (ii) notwithstanding anything to the contrary contained in this Agreement, but subject to the other provisions of this Section 7.2, neither Parent nor Merger Sub nor the Company shall be relieved or released from any liabilities or damages arising out of its Willful and Material Breach of any provision of this Agreement or fraud; provided, that in no event shall any party hereto be liable for any punitive damages.

(b) The Company shall pay Parent or its designee, by wire transfer of immediately available funds, the Company Termination Fee if this Agreement is terminated as follows:

(i) if this Agreement is terminated by (a) Parent pursuant to Section 7.1(f) (Change in Recommendation) then the Company shall pay to Parent (or its designee) the Company Termination Fee on the second (2nd) Business Day following such termination or (b) the Company pursuant to Section 7.1(h) (Company Superior Proposal) then the Company shall pay to Parent (or its designee) the Company Termination Fee prior to or concurrent with such termination; and

(ii) if this Agreement is terminated (a) (i) by either Parent or the Company pursuant to Section 7.1(c) (End Date) or by Parent pursuant to Section 7.1(d) (Terminable Breach) or (ii) by either Parent or the Company pursuant to Section 7.1(e) (Failure to Obtain Stockholder Approval), (b) (i) in the case of (a)(i), a Company Acquisition Proposal, whether or not conditional, shall have been publicly announced or otherwise communicated to the Company Board at any time after the date of this Agreement or (ii) in the case of (a)(ii), a Company Acquisition Proposal, whether or not conditional, shall have been publicly announced or otherwise publicly communicated and not withdrawn prior to the Company Stockholders Meeting and (c) within twelve (12) months of such termination the Company or any of its Subsidiaries enters into an agreement with respect to any Company Acquisition Proposal whether or not with a person that made a Company Acquisition Proposal prior to the date of such termination and such Company Acquisition Proposal is ultimately consummated (whether or not within twelve (12) months of such termination of this Agreement), then the Company shall pay the Company Termination Fee to Parent or its designee on the date of such consummation, provided, however, that solely for the purpose of this clause (ii), all references in the definition of Company Acquisition Proposal to “twenty percent (20%) or more” shall instead refer to “fifty percent (50%) or more”.

(c) Parent shall pay or cause to be paid to the Company or its designee, by wire transfer of immediately available funds, the Parent Termination Fee on the second (2nd) Business Day following termination of this Agreement, if (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(c) (End Date) if at the time of such termination all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived other than the condition set forth in Section 6.2(c) (Required Money Transfer Approvals); provided that at the time of such termination, the Company’s failure to perform or observe its covenants and agreements set forth herein was not the primary cause of the failure of such conditions, (ii) this Agreement is terminated by the Company pursuant to Section 7.1(d) (Terminable Breach) or Section 7.1(g) (Parent Failure to Close), (iii) this Agreement is terminated by Parent pursuant to Section 7.1(c) at a time when the Company could have terminated this Agreement pursuant to Section 7.1(d) (Terminable Breach) or Section 7.1(g) (Parent Failure to Close) or (iv) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) (Money Transfer Permit Denial).

(d) Any Company Termination Fee or Parent Termination Fee that becomes payable pursuant to Section 7.2(b) or Section 7.2(c) shall be paid by wire transfer of immediately available funds to an account designated by Parent or Company, as applicable. The parties agree and understand that in no event shall (i) the Company be required to pay the Company Termination Fee on more than one occasion and (ii) Parent be required to pay the Parent Termination Fee on more than one occasion.

(e) The Company and Parent agree that the agreements contained in this Section 7.2 are integral parts of the transactions contemplated by this Agreement. The parties agree that the Company Termination Fee and the Parent Termination Fee shall not constitute a penalty but are liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. In the event that a party is required to commence litigation as set forth in Section 8.11 to seek all or a portion of the amounts payable to such party under this Section 7.2, and such party prevails in the litigation, it shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this

Section 7.2, all reasonable and documented out-of-pocket expenses (including attorneys’ fees and collection costs) which it has incurred in enforcing its rights hereunder, together with interest on such amount or portion thereof at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made through the date the payment was actually received, in an aggregate amount not to exceed $3,300,000 (collectively, the “Expense and Interest Payments”); provided that the aggregate liability of Parent, Merger Sub (or the Guarantors under the Limited Guarantee) pursuant to all provisions of this Section 7.2 and Section 5.14 shall not exceed $68,800,000 in the aggregate (the “Parent Liability Limitation”).

(f) Notwithstanding anything to the contrary in this Agreement, if any party breaches this Agreement or fails to perform any of its covenants, obligations or agreements hereunder (whether such breach or failure is a Willful and Material Breach, unintentional or otherwise), the sole and exclusive remedies (whether such remedies are sought in equity or at law, in contract, in tort or otherwise) of the non-breaching party or parties (or any person claiming by or through them or with their support) against the Company Related Parties, Parent Related Parties or the Lender Related Parties, as the case may be, for any losses, damages, costs, expenses, obligations or liabilities arising out of or related to this Agreement (or any breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement), the transactions contemplated by this Agreement (or any failure of such transactions to be consummated), the Equity Commitment Letter, the Debt Commitment Letter and the financings contemplated therein (or any failure of such financings to be consummated), or the failure of any such transactions to be consummated shall be:

(i) the right prior to the termination of this Agreement to obtain an injunction, specific performance or other equitable relief in accordance with the terms and subject to the limitations of Section 8.12;

(ii) the Company’s right to terminate this Agreement in accordance with Section 7.1 and (A) receive the Parent Termination Fee in the circumstances under which such fee is payable pursuant to Section 7.2(c) (and, if applicable, any Expense and Interest Payments) or (B) in any circumstance in which the Parent Termination Fee is not payable pursuant to Section 7.2(c), seek money damages from Parent in the event of Parent’s or Merger Sub’s Willful and Material Breach of any of their representations, warranties, covenants, obligations or agreements contained in this Agreement or fraud; provided, however, that in the circumstances described in this clause (B), in no event shall Parent or Merger Sub have any monetary liability or obligations in excess of an amount equal to the amount of the Parent Termination Fee (and, if applicable, any Expense and Interest Payments); and

(iii) Parent’s right to terminate this Agreement in accordance with Section 7.1 and (A) receive the Company Termination Fee in the circumstances under which such fee is payable pursuant to Section 7.2(b) (and, if applicable, any Expense and Interest Payments) or (B) in any circumstance under which the Company Termination Fee is not payable pursuant to Section 7.2(b), seek money damages from the Company in the event of the Company’s Willful and Material Breach of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement or fraud.

(g) While each of the Company and Parent may pursue both a grant of specific performance in accordance with Section 8.12 to the extent permitted thereunder prior to the termination of this Agreement and in the alternative the payment of the Parent Termination Fee or the Company Termination Fee in lieu of specific performance, as applicable, under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in the Closing occurring and the Parent Termination Fee or Company Termination Fee, as applicable.

(h) Notwithstanding anything in this Agreement, in no event shall the Company (and the Company shall cause the Company Related Parties to not) seek, directly or indirectly, to recover against any Parent Related Parties or Lender Related Parties, or compel payment by any Parent Related Parties or Lender Related Parties of, any damages or other payments whatsoever or bring or maintain against any Parent Related Parties or Lender Related Parties any actions or other Claims (whether such remedies are sought in equity or at law, in contract, in tort or otherwise), in each case in this clause arising out of or related to this Agreement (or any breach of any representation, warranty, covenant, agreement or obligation contained herein), the transactions contemplated by this Agreement (or any failure of such transactions to be consummated), the Equity Commitment Letter or the Debt Commitment Letter and the financings contemplated therein (or any failure of such financings to be consummated), or in respect of any oral representations made or alleged to be made in connection with this Agreement, the Equity Commitment Letter or the Debt Commitment Letter; provided, that, the foregoing shall not restrict Claims that the Company may assert: (i) against each of Parent and Merger Sub under, and solely pursuant to the terms and limitations of, this Agreement and (ii) against any Guarantor under the Limited Guarantee in accordance with and subject to its terms and limitations, and (iii) against any Guarantor under the Equity Commitment Letter in accordance with and subject to its terms and limitations pursuant to an order of specific performance pursuant to Section 8.12(b).

ARTICLE VIII.

GENERAL PROVISIONS

8.1. Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

8.2. Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval; provided, further, that no amendment to Section 7.2, this Section 8.2, Section 8.3, Section 8.9(b), Section 8.11(b), Section 8.11(c) or Section 8.15 (and any defined terms therein, or any provision of this Agreement to the extent an amendment of such provision would modify the substance of any of the foregoing provisions), in each case to the extent such amendment would adversely affect the rights of a Lender Related Party shall be effective as to such Lender Related Party without the consent of such Lender Related Party. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.3. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, but not beyond the End Date (as may be extended under Section 7.1(c)), (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Notwithstanding the foregoing, no extension or waiver of Section 7.2, Section 8.2, this Section 8.3, Section 8.9(b), Section 8.11(b), Section 8.11(c) or Section 8.15 (and any defined terms therein, or any provision of this Agreement to the extent a waiver of such provision would modify the substance of any of the foregoing provisions), in each case to the extent such extension or waiver would adversely affect the rights of a Lender Related Party shall be effective as to such Lender Related Party without the consent of such Lender Related Party.

8.4. Expenses. Except as provided in Section 7.2, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expense whether or not the Merger is consummated.

8.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) upon sending if sent by email (provided confirmation of transmission is mechanically or electronically generated and the sender has not received notice that such transmission was not received), (ii) upon receipt if delivered personally, (iii) upon confirmation of receipt if by facsimile, (iv) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next day courier service, or (v) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	if to Parent or Merger Sub, to:

Mobius Parent Corp.

c/o Madison Dearborn Partners, LLC

70 West Madison, Suite 4600

Chicago, IL 60602

Attn: Legal Department

Email:

with copies to (which shall not constitute notice):

Madison Dearborn Partners, LLC

70 West Madison, Suite 4600

Chicago, IL 60602

Attn: Vahe A. Dombalagian; Brendan Barrett

Email:

and

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attn: Neal J. Reenan; Ian N. Bushner

Email: Neal.Reenan@lw.com; Ian.Bushner@lw.com

(b)	if to the Company, to:

MoneyGram International, Inc.

2828 N. Harwood St., 15th Floor

Dallas, TX 75201

Attn: Robert L. Villaseñor

Email:

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue

Suite 3900

Dallas, TX 75201-2975

Attn: Alan J. Bogdanow

Email: abogdanow@velaw.com

and

Vinson & Elkins LLP

845 Texas Avenue

Suite 4700

Houston, TX 77002

Attn: Lande A. Spottswood

Email: lspottswood@velaw.com

8.6. Certain Definitions. For purposes of this Agreement:

“2021 First Lien Notes” means the Company’s 5.375% Senior Secured Notes due 2026 issued on July 21, 2021 in an initial aggregate principal amount of $415,000,000.

“2021 First Lien Notes Indenture” means the Indenture dated as of July 21, 2021 among the Company and the 2021 First Lien Notes Trustee, under which the 2021 First Lien Notes were issued.

“2021 First Lien Notes Trustee” means Wells Fargo Bank, National Association, in its capacity as trustee for the holders of the 2021 First Lien Notes pursuant to the 2021 First Lien Notes Indenture.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (a) contains terms as to confidentiality and use that are no less favorable in the aggregate to the Company (as determined by the Company in good faith) than those contained in the Confidentiality Agreement and (b) does not include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement or restrict the Company from providing any information to Parent to which Parent would be entitled under any provision of this Agreement.

“affiliate” means (unless otherwise specified), with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person. For the avoidance of doubt, except with respect to Section 4.7, Section 4.12, Section 5.4, Section 5.5, Section 5.13, Section 5.14 and Section 5.16, neither any Guarantor nor any private equity fund or investment vehicle sponsored or managed by the management company of the Guarantors or the portfolio companies of the Guarantors or any such other private equity funds or investment vehicles shall be deemed to be affiliates of Parent or Merger Sub.

“agent” means any person that is duly authorized to represent and/or act for another person under a Contract or relation of agency, but excluding any Money Transfer Agent.

“Anti-Money Laundering Laws” means all regulations, rules, requirements, or Legal Requirements relating to the prevention of money laundering or terrorist financing, including the money laundering statutes of any jurisdiction applicable to the Company or any of its Subsidiaries, the rules and regulations thereunder, and any related or similar rules, regulations, or guidelines, issued, administered, or enforced by any applicable Governmental Entity from time to time, including the Financial Crimes Enforcement Network of the U.S. Department of the Treasury, including the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001.

“Approval” shall mean a consent, authorization, certificate, certificate of authorization, approval, filing, registration, license, franchise, permit, exemption, variance, waiver or non-objection, concession, ratification, permission, confirmation, endorsement, certification, designation, rating, registration or qualification issued, granted, given by or under the authority of any Governmental Entity or pursuant to any Law, or any right under any Contract with any Governmental Entity.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking organizations in New York, New York or Dallas, Texas are required or authorized by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020, the Paycheck Protection Program and Health Care Enhancement Act, the Paycheck Protection Program Flexibility Act of 2020, An Act to Extend the Authority for Commitments for the Paycheck Protection Program, the Consolidated Appropriations Act, 2021, and the American Rescue Plan Act of 2021, and applicable rules and regulations thereunder, as amended from time to time, including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued on August 8, 2020, the Consolidated Appropriations Act of 2021; Taxpayer Certainty and Disaster Tax Relief Act and any similar applicable state or local law.

“Claims” means any actions, cause of action, charge, suits or lawsuits, demands, claims, hearings, investigations, audits, examinations, proceedings, settlements, controversies, complaints, appeals, notices of violation, citations, subpoenas, arbitrations, mediations, disputes, enforcement actions or other legal proceedings of any nature whether civil, criminal, indictment, administrative, regulatory or otherwise, and whether at Law or in equity, including any of the foregoing commenced, brought, conducted or heard by or before or otherwise involving, a Governmental Entity or any arbitrator or arbitration panel.

“Collective Bargaining Agreement” means any collective bargaining agreement, labor union contract, trade union agreement or other Contract with any labor union, labor organization, works council or similar employee representative body.

“Company Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any person or “group” (as defined in or under Section 13(d) of the Exchange Act) (other than Parent or any of its Subsidiaries) relating to, or that could reasonably be expected to lead to, any direct or indirect (i) acquisition, purchase, license or sale of a business or assets that constitute twenty percent (20%) or more of the consolidated business, revenues, net income or assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, (ii) merger, reorganization, share exchange, amalgamation, share exchange, consolidation, business combination, recapitalization, extraordinary dividend, liquidation, dissolution or similar transaction involving (A) the Company or (B) one or more Subsidiaries of the Company representing twenty percent (20%) or more of the consolidated business, net revenues, net income or assets of the Company and its Subsidiaries, (iii) purchase or sale of, or tender or exchange offer (including a self-tender offer) for, securities of the Company or any of its Subsidiaries that, if consummated, would result in any person (or the stockholders of such person) or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning securities representing twenty percent (20%) or more of the equity or total voting power of the Company, any of its Subsidiaries or the surviving parent entity in such transaction or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any Contract to engage in any of the foregoing.

“Company Related Party” shall mean the Company and each former, current or future affiliate, officer, director, manager, employee, stockholder, equityholder, member, manager, partner, agent, Representative, successor or assign of the Company or any former, current or future affiliate, officer, director, manager, employee, stockholder, equityholder, member, manager, partner, agent, Representative, successor or assign of any of the foregoing.

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (with all references in the definition of Company Acquisition Proposal to “twenty percent (20%)” changed to “fifty percent (50%)” for purposes of this definition) made by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) that if consummated would result in such person or group (or their equityholders) owning, directly or indirectly, a majority of the outstanding shares of the Company (or of the stock of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger), securities representing a majority of the total voting power of the Company, or a majority of the assets of the Company or its Subsidiaries taken as a whole, and which the Company Board determines in good faith, after consultation with the Company’s outside financial and legal advisors, is reasonably likely to be consummated and would result, if consummated, in a transaction that is more favorable to the Company’s stockholders than the Merger after taking into account (a) the legal, financial, regulatory or other aspects of such proposal (including any financing risk, antitrust and other regulatory risks, termination or break-up fees, expense reimbursement provisions, timing, conditions to consummation and certainty of closing), (b) the likelihood and timing of consummation (as compared to the transactions contemplated by this Agreement) and (c) any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent (including pursuant to Section 5.4 of this Agreement).

“Company Termination Fee” means an amount in cash equal to $32,800,000; provided, however, in the event that (a)(i) this Agreement is terminated pursuant to Section 7.1(f) (Change in Recommendation) or Section 7.1(h) (Company Superior Proposal) and (ii) the Company enters into an agreement with an Exempted Person with respect to a Company Superior Proposal in compliance with Section 5.4, and (b) if the counterparty to a transaction giving rise to the obligation to pay the Company Termination Fee pursuant to Section 7.2(b)(ii) (Future Transactions) is an Exempted Person on the date this Agreement is terminated, then in either instance, the Company Termination Fee shall be an amount in cash equal to $16,400,000(provided, however, that in the event such Exempted Person is a Prior Bidder, the Company Termination Fee payable pursuant to either the foregoing clause (a) or (b) shall be an amount in cash equal to $30,000,000).

“Compliance Requirements” means, with respect to the Required Financial Information, that: (i) such Required Financial Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary to make such information not materially misleading under the circumstances (after giving effect to all supplements and amendments thereto); (ii) the Company’s auditors have not withdrawn, or advised the Company in writing that they intend to withdraw, any audit opinion on any of the audited financial statements contained in such Required Financial Information; (iii) the Company has not determined to restate any financial statements included in such Required Financial Information or announced its intention to make any such restatement (it being understood that such information will be compliant in respect of this clause (iii) if and when such restatement is completed or the Company has determined no such restatement is required); and (iv) such Required Financial Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulations S-K and S-X under the U.S. Securities Act applicable to offerings of non-convertible debt securities on a registration statement on Form S-1 (excluding segment reporting that is in addition to the Company’s current reporting of segments and information required by Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X (provided that information with respect to liabilities, revenue and EBITDA with respect to non-guarantors in the aggregate be provided) and Item 402(b) of Regulation S-K and other provisions for which compliance is not customary in a Rule 144A offering of high-yield debt securities), and is as of a date that would permit a registration statement on Form S-1 using such financial information and financial statements provided at the commencement of the Marketing Period to be declared effective by the SEC throughout the Marketing Period.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated October 20, 2021, by and between Madison Dearborn Partners, LLC and the Company, as may be amended from time to time.

“Contract” means any written or oral license, sublicense, lease, agreement, contract, understanding, permit, concession, franchise, note, bond, mortgage, indenture, deed of trust or other instrument or obligation, in each case to which there are continuing rights, liabilities or obligations.

“control” with respect to the relationship between or among two (2) or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property”.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions, variants or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Actions” means all commercially reasonable actions taken in good faith by the Company or any of its Subsidiaries after the date of this Agreement (after consultation in good faith with Parent, when practicable under the circumstances) in response to events, occurrences, conditions, circumstances, or developments arising as a result of COVID-19 in order to (i) protect the health and safety of customers, suppliers, employees and other business relations or the financial position of the Company and its Subsidiaries (including, if applicable, actions taken to reduce, suspend or close, or reopen and restore, as applicable, business activities of the Company and its Subsidiaries) or (ii) ensure compliance by the Company and its Subsidiaries and their respective directors, officers and employees with any binding COVID-19 Measure.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar applicable Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act and to the extent binding on the Company and its Subsidiaries.

“Credit Agreement” means the Credit Agreement, dated as of July 21, 2021 among the Company, as borrower, Bank of America, N.A., as administrative agent, the financial institutions parties thereto as lenders and the other agents party thereto.

“Effect” means any fact, circumstance, event, change, effect or occurrence.

“Exempted Person” means any person or group of persons (i) who submits a Company Acquisition Proposal to the Company prior to the Solicitation Period End Date, and (ii) whose Company Acquisition Proposal the Company Board determines in good faith (after consultation with the Company’s outside legal and financial advisors) constitutes a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal; provided, that a person shall immediately cease to be an Exempted Person (and the provisions of this Agreement applicable to Exempted Persons shall cease to apply with respect to such person) upon the earlier of (a) the time (if any) at which such Company Acquisition Proposal is withdrawn by such person or group, it being understood that a modification of a Company Acquisition Proposal submitted by a person or group will not be deemed to be a withdrawal or termination of a Company Acquisition Proposal by such person or group so long as the Company Board determines in good faith (after consultation with the Company’s outside legal and financial advisors) that, following such modification, the Company Acquisition Proposal continues to constitute a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal and (b) twenty (20) days following the Solicitation Period End Date.

“Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“Governmental Entity” means any national, federal, state, county, municipal, local or provincial, and whether domestic, local or foreign, court, government (or political subdivision thereof, including any entity responsible for the enforcement of Privacy Laws), tribunal, arbitrator, arbitral body or judicial body or authority, agency (including administrative agency) or commission or any other governmental, administrative or regulatory authority, entity, body, department, board or instrumentality or self-regulatory organization, and any other non-governmental regulatory authority of the business of the Company and its Subsidiaries or entity or quasi-governmental authority or entity.

“Guarantors” means (i) Madison Dearborn Capital Partners VIII-A, L.P., (ii) Madison Dearborn Capital Partners VIII-C, L.P., (iii) Madison Dearborn Capital Partners VIII Executive-A, L.P. and (iv) Madison Dearborn Capital Partners VIII Executive-A2, L.P.

“Infringing” means infringing, misappropriating, diluting or otherwise violating, or constituting unfair competition or trade practices pursuant to the Laws of any jurisdiction in a manner that has or could reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

“Intellectual Property” means all intellectual property rights worldwide, including (a) trademarks, service marks, trade names, corporate names, Internet domain names, rights in social and mobile media identifiers, logos and other source identifiers, trade dress rights, brand names, product names, and all goodwill associated therewith and symbolized thereby, together will all applications, registrations and renewals for any of the foregoing (“Marks” ), (b) patents (including any divisions, continuations, continuations-in-part, reissues, reexaminations and references thereof), rights in and to inventions and designs, utility models inventors’ certificates, methods and processes, and all pending applications for any of the foregoing (“Patents” ), (c) rights in trade secrets, know-how, rights in confidential information that is not generally known or readily ascertainable through proper means, including models, algorithms, inventions, processes, procedures, designs, plans, drawings, flow charts, state diagrams, specifications, technology, know-how, methods, designs, concepts, business information, and in each case, whether or not, in each case, patentable, copyrightable, or reduced to practice, (d) copyrights and rights in copyrighted works (including software), mask works and other rights of authorship, together will all pending applications, registrations and renewals associated therewith (“Copyrights” ), (e) rights in Software, databases, data, and collections of data and (f) all registrations, applications, renewals, continuations, continuations-in-part, divisions, re-issues, re-examinations and foreign counterparts thereof.

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury and other Laws adopted by other territories (including the European Union, as enforced by its Member States) relating to the same subject matter as the United States Laws described above.

“Intervening Event” means any Effect occurring or arising after the date of this Agreement that is material to the Company and its Subsidiaries, taken as a whole, that was not known to, or reasonably foreseeable by, the Company Board as of or prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the Company Board), which Effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to the time the Company Stockholder Approval is obtained, other than (a) any Company Acquisition Proposal or (b) Effects resulting from the announcement or pendency of this Agreement.

“knowledge” means, (a) with respect to the Company, the actual knowledge of the individuals set forth in Section 8.5 of the Company Disclosure Schedule and (b) with respect to Parent, the actual knowledge of the individuals set forth in Section 8.5 of the Parent Disclosure Schedule.

“Law” means any federal, state, municipal, provincial, local, supranational or foreign law, common law, statute, code, ordinance, rule, regulation, Order, writ, directive or guidance of or issued, promulgated, entered into, enforced or applied by or with any Governmental Entity, arbitrator, mediator or other tribunal.

“Legal Requirement” shall mean (i) any federal, state, local, territorial, provincial, regional, municipal, foreign or supranational Law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, writ, decree, rule, regulation, judgment, injunction, Order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect in any nation, state, commonwealth, province, territory, country, municipality, district or other jurisdiction of any nation by or under the authority of any Governmental Entity, and, (ii) solely with respect to processing transactions, any rule, regulation, bylaw, procedure, guideline or operating or technical standard or guidance issued, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any payment system, card association, debit network, or similar entity, or any other similar network permitting businesses and/or consumers to engage in financial transactions using a credit, debit, or prepaid card or account, or a bank account, including Mastercard, Visa, Discover, JCB, American Express, and the National Automated Clearing House Association.

“Lender Related Party” shall mean any Lender and any of its former, current and future affiliates, officers, directors, managers, employees, controlling persons, stockholders, equityholders, members, managers, partners, agents, representatives, successors or assigns or any former, current and future affiliate, officer, director, manager, employee, controlling person, stockholders, equityholder, member, manager, partner, agent, representative, successor or assign of any of the foregoing.

“Lenders” means the agents, arrangers, lenders and other entities that have committed to provide or arrange all or any part of the Debt Financing or any other financing to be obtained by Parent (or any of its affiliates) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, incremental agreements, credit agreements or loan agreements entered into in connection therewith, and their respective successors and assigns.

“Liens” means any liens, security interests, licenses, charges, encumbrances, adverse ownership rights, Claims, mortgage, pledge, title defect, hypothecation, right of first refusal, preemptive right or similar restriction with respect to any property or asset.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days following the date on which all conditions precedent to the Closing for the benefit of Parent in Sections 6.1 and 6.2 excluding conditions set forth in Section 6.2(a) and Section 6.2(b) that, by their terms or nature, cannot be satisfied until the Effective Time, but subject to the satisfaction or, where not prohibited, waiver by Parent, of those conditions as of the Effective Time shall have been (and remain) satisfied or waived, and such fifteen (15) consecutive Business Day period shall not commence unless Parent shall have received the Required Financial Information at the commencement of, or prior to, such fifteen (15) consecutive Business Day period (and throughout the Marketing Period the Compliance Requirements have been satisfied; provided that if the Compliance Requirements at any time fail to be satisfied during the Marketing Period, then the Marketing Period will not be deemed to have commenced and the Marketing Period will only commence when the Compliance Requirements are satisfied); provided further that (a) February 21, 2022, April 15, 2022, May 30, 2022, July 4, 2022, October 10, 2022, November 11, 2022, November 24, 2022, November 25, 2022, January 16, 2023, February 20, 2023 and May 29, 2023 shall not be included in the calculation of the Marketing Period (as defined below) (but for the avoidance of doubt, the exclusion of such dates shall not restart the Marketing Period), (b) if the Marketing Period shall not have ended on or prior to August 22, 2022, then the Marketing Period shall be deemed not to have commenced until September 6, 2022, (c) if the Marketing Period shall not have ended on or prior to December 19, 2022, then the Marketing Period shall be deemed not to have commenced until January 3, 2023 and (d) February 12, 2023 to the date that the audited financial statements of the Company for the year ended December 31, 2022 are provided to Parent (in the event that the conditions to Closing have been satisfied or waived by the party having the benefit of such condition (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) on or prior to the Initial End Date but after the date that is eighteen (18) Business Days prior to February 12, 2023), shall not be considered Business Days for the purposes of the Marketing Period; and provided further that the Marketing Period shall end on any earlier date on which the Debt Financing is consummated. If the Company shall in good faith reasonably believe it has provided the Required Financial Information and such other conditions required for the commencement of the Marketing Period have been satisfied or waived, it may deliver to Parent a written notice to that effect (stating the date it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in the letter, unless Parent in good faith reasonably believes either (i) the Company has not completed delivery of the Required Financial Information or (ii) such other conditions required for the commencement of the Marketing Period have not been satisfied or waived, and, within three (3) Business Days after receipt of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Financial Information Parent reasonably believes the Company has not delivered or are otherwise unsuitable or which conditions have not been satisfied or waived).

“Marks” has the meaning set forth in the definition of “Intellectual Property”.

“Material Adverse Effect” means any Effect that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (a) has or would be reasonably expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, or (b) that prevents or materially delays or materially impairs, or that would reasonably be expected to prevent, materially delay or materially impair, the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred pursuant to clause (a) above, there shall be excluded any effect on the Company and its Subsidiaries to the extent caused by, resulting from or relating to (i) any change after the date of this Agreement in Laws of general applicability (including any change in immigration, tariff or trade policies) or published interpretations thereof by Governmental Entities or in U.S. GAAP; (ii) the announcement or execution of this Agreement or the transactions contemplated hereby, including the identity of Parent and any announced plans or intentions of Parent with respect to the Company or the business of the Company and its Subsidiaries following the Closing; (iii) any changes after the date of this Agreement in general political, tax, economic or business conditions in the United States or any country or region in the world in which the Company or any of its Subsidiaries does business, or any changes in securities, credit or capital market conditions, including interest rates or exchange rates; (iv) the failure in and of itself by the Company and its Subsidiaries to meet internal projections or forecasts or published revenue or earnings predictions (but not the underlying reasons therefor) for any period ending on or after the date of this Agreement or a decrease in the market price or the trading volume of shares of Common Stock; provided that the exception in this clause (iv) shall not prevent the underlying facts giving rise or contributing to such failure or decrease from being taking into account in determining whether a Material Adverse Effect has occurred; (v) hurricanes, earthquakes, floods, epidemics, pandemics or disease outbreaks (including COVID-19), or other natural disasters, similar force majeure events, or related government actions (including COVID-19 Measures), including any material worsening of such conditions existing as of the date of this Agreement; (vi) the commencement, continuation or escalation of a war (whether or not declared), armed hostilities or acts of crime or terrorism; (vii) any change or effect generally affecting the money transmission industry; (viii) the performance by Company or any of its affiliates of its or their express obligations under this Agreement; (ix) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company or any of its executive officers or Company Board members, but in any event only in their capacities as current or former stockholders, or otherwise under the

DGCL or other applicable Law, arising out of or related to this Agreement or any of the transactions contemplated hereby; or (x) any action or omission by the Company taken at the express written request Parent; provided, that the effect of such changes described in clause (i), (iii), (v), (vi) or (vii) shall not be excluded to the extent of the disproportionate impact, if any, they have on the Company and its Subsidiaries relative to other participants in the money transmission industry; provided, further, that clause (ii) shall not apply to the use of Material Adverse Effect in Section 3.4 and Sections 3.9(a) through (d) (or Section 6.2(a) as it applies to Section 3.4 and Sections 3.9(a) through (d)).

“Materials of Environmental Concern” shall mean any pollutant, emission, contaminant, hazardous or other substance or waste, or other similar substance (in whatever form) regulated by, listed or defined under or gives rise to standards of conduct or liability, or is regulated by a Governmental Entity, pursuant to any Environmental Law, including petroleum or petroleum by-products, asbestos, pesticides, per- and polyfluoroalkyl substances, polychlorinated biphenyls, noise, odor, toxic mold or radiation.

“Money Transfer Agent” means a person that undertakes to disburse funds to, or credit, deposit or apply funds to the account or for the benefit of, recipients or beneficiaries of fund transfers initiated by customers of the Company or its Subsidiaries.

“Money Transmitter License” shall mean any Approval that is necessary or required under any Money Transmitter Requirement, or that is issued, granted, or given pursuant to any Money Transmitter Requirement.

“Money Transmitter Requirements” shall mean any and all Legal Requirements or Contracts with Governmental Entities relating or pertaining to the business of transmitting or remitting money, monetary value or virtual currency, electronic funds transfers, remittances, issuing or selling stored value, prepaid access or the like, issuing or selling payment instruments, the custody, transfer or exchange of money, monetary value or virtual currency, or any similar payment or money services, including those related to money, monetary value, virtual currency or other digital assets.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Open Source License” means a license, distribution model or other agreement for Software which requires, as a condition of use, reproduction, modification or distribution of the Software (or any portion thereof) or of any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, linked to or with, derived from in any manner (in whole or in part), or distributed with the Software (collectively, “Related Software”), any of the following: (a) the making available of source code regarding the Software or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Software or any Related Software; (c) the express granting of a royalty-free license to any person regarding the Software alone, any Related Software alone or the

Software or Related Software in combination with other hardware or software; or (d) expressly imposes restrictions on future licensing terms, including by means of example only and without limitation, licenses recognized by the Open Source Initiative (OSI) as open source licenses (opensource.org/licenses) or that meet OSI’s Open Source Definition (opensource.org/osd), including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), the Common Development and Distribution License (CDDL); the Artistic License (including PERL); the Netscape Public License; the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); the Apache License; the Common Public License; the Affero GPL (AGPL); the Berkeley Software Distribution (BSD); and the Mozilla Public License (MPL).

“Order” means any order, decree, writ, injunction, stipulation, judgment, settlement, ruling, assessment, arbitration award or plan.

“Parent Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences prevents or materially delays or materially impairs, or that would reasonably be expected to prevent, materially delay or materially impair, Parent’s and Merger Sub’s ability to perform their respective obligations under this Agreement or consummate the transactions contemplated hereby as and when required to do so under Section 1.2; provided that, notwithstanding the foregoing, in no event shall a Permitted Co-Investor becoming, or seeking to become (including in connection with seeking any Approval required to become in connection with the Merger), a direct or indirect equity investor in Parent or its affiliates after the date of this Agreement and effective prior to or as of the Closing be deemed a Parent Material Adverse Effect or grounds for a Parent Material Adverse Effect.

“Parent Related Party” shall mean Parent, Merger Sub and any of their respective former, current and future affiliates, officers, directors, managers, employees, stockholders, equityholders, members, managers, partners, agents, Representatives, successors or assigns or any former, current and future affiliate, officer, director, manager, employee, stockholders, equityholder, member, manager, partner, agent, Representative, successor or assign of any of the foregoing.

“Parent Termination Fee” shall mean an amount in cash equal to $65,500,000; provided, that if a Parent Termination Fee is owed pursuant to Section 7.2(c)(i) or Section 7.2(c)(iv), the Parent Termination Fee shall mean an amount in cash equal to $30 million.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“Permitted Co-Investor” shall mean any person (other than the Guarantors) that acquires, or that may acquire, an equity interest in Parent or its affiliates prior to or at the Closing that is: (1) a Permitted LP, (2) any person set forth on Section 8.6 of the Company Disclosure Schedule under the heading “Permitted Co-Investors” or (3) a Permitted Preferred Purchaser and that in each case, would not cause Parent’s representations and warranties in Sections 4.11 and Section 4.12 to be inaccurate and would not prevent Parent from complying with its obligations in Section 5.16.

“Permitted Lien” shall mean (a) routine statutory Liens securing liabilities not yet due and payable and (b) Liens existing pursuant to the Credit Agreement and/or the 2021 First Lien Notes Indenture existing as of the date of this Agreement.

“Permitted LP” shall mean: a person, whether or not a limited partner in the Guarantors or any other fund or vehicle controlled or managed by Madison Dearborn Partners, LLC (or its affiliates), that (i) is customarily, and is nationally recognized as such, a passive minority investor in U.S. private equity funds or transactions, (ii) is not a Prohibited LP and (iii) is a minority, non-controlling investor in Parent or in another entity managed and controlled, directly or indirectly, by Madison Dearborn Partners, LLC (or its affiliates).

“Permitted Preferred Purchaser” means any person who customarily makes a preferred equity investment in Parent or its affiliates, including those set forth on Section 8.6 of the Company Disclosure Schedule under the heading “Permitted Preferred Purchaser”.

“person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, government or any agency or political subdivision thereof, or any other entity or any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing.

“Prohibited LP” means (1) any person set forth on Section 8.6 of the Company Disclosure Schedule under the heading “Prohibited Competitor” or any holder of more than 10% of the equity interests of the foregoing, (2) any Chinese or Russian person or entity, (3) any sovereign wealth fund other than those set forth on Section 8.6 of the Company Disclosure Schedule under the heading “Permitted SWFs” (or otherwise consented to by the Company and, for the avoidance of doubt, excluding Canadian or European pension funds that customarily invest in U.S. private equity funds or co-invest in U.S. private equity fund sponsored transactions), or (4) persons with an adverse regulatory history that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger or the receipt of any required Approval to permit the Merger to occur.

“Required Financial Information” means (i) audited consolidated financial statements of the Company and its Subsidiaries as at the last day of and for (x) the fiscal years ended December 31, 2019, December 31, 2020, and (y) each fiscal year ending at least 90 days prior to the Closing Date, in each case presented in U.S. dollars and prepared in accordance with U.S. GAAP and consistent with the Company’s annual audited financial statements; (ii) unaudited consolidated financial statements of the Company and its subsidiaries as at the last day of and for (x) the fiscal quarters ending September 30, 2021 and (y) any fiscal quarter thereafter (other than the last fiscal quarter in any fiscal year) ending at least 45 days prior to the Closing Date and the corresponding fiscal quarter of the prior year, in each case presented in U.S. dollars and prepared in accordance with U.S. GAAP and consistent with the Company’s unaudited quarterly financial statements; provided that the filing of the required financial statements on Form 10-K and Form 10-Q within such time periods by the Company will satisfy the requirements of clause (i) and this clause (ii); (iii) such other financial statements, financial data, audit reports and other financial information regarding the Company and its Subsidiaries of the type customarily included in an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the U.S. Securities Act or otherwise necessary to receive from the

Company’s independent accountants (and any other independent accountants to the extent that financial statements audited or reviewed by such independent accountants are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort), with respect to the financial information to be included in such offering memorandum and (iv) other financial information required for Parent’s preparation of pro forma financial statements, but limited to the type and form of information that is customarily included in an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the U.S. Securities Act. Notwithstanding the foregoing, for the avoidance of doubt, the Required Financial Information shall not be required to include (or be deemed to require the Company or its Subsidiaries to provide or prepare) (1) a “Description of Notes,” “Plan of Distribution” or other sections that would customarily be provided by the investment banks or their counsel, (2) pro forma financial statements or information regarding any post-closing pro forma adjustments (including synergies or cost savings), projections, ownership or an as-adjusted capitalization table, (3) description of all or any component of the Debt Financing, including any such disclosure to be included in liquidity and capital resources disclosure or any risk factors related to the Debt Financing, or (4) other information required for segment reporting that is in addition to the Company’s current reporting of segments or by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X (provided that information with respect to liabilities, revenue and EBITDA with respect to non-guarantors in the aggregate shall be provided) required by Item 402(b) of Regulation S-K, any information required by Items 10, 11, 12 and 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A or any type of information that was not provided by the Company in connection with its Rule 144A offering of 5.375% Senior Secured Notes in July 2021.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securityholder” means any holder of Shares, Company Warrants, Company Option Awards, Company LTI Awards or other securities of the Company.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or any other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) related screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Standstill Agreement” means an agreement between the Company and a person other than the Company or any of its Subsidiaries, Parent, Merger Sub or any controlled affiliate thereof that would prohibit such person, prior to or after the execution, delivery and public announcement of this Agreement, from communicating confidentially a Company Acquisition Proposal to the Company Board.

“Subsidiary” means, with respect to any person, any other corporation, partnership, joint venture, limited liability company or any other entity (a) of which such first person or a Subsidiary of such first person is a general partner or managing member or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned or controlled by such first person and/or one or more Subsidiaries thereof.

“Transaction Documents” means this Agreement, the Equity Commitment Letter, the Limited Guarantee, the Certificate of Merger, and each other contract, agreement, certificate or other instrument entered into or delivered by any party pursuant to this Agreement in connection with the transactions contemplated by this Agreement, including the Merger (but excluding any documents executed in connection with the Debt Financing or other debt financing).

“U.S. GAAP” means United States generally accepted accounting principles applied consistently from time to time.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with actual knowledge that the taking of or failure to take such act would, or would reasonably be expected to, cause a material breach of this Agreement.

8.7. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” “but not limited to” or similar terms, as applicable. The phrase “made available,” when used herein, means that the information or materials referred to have been physically or electronically delivered, directly or indirectly, to the applicable party or its Representatives (including information or materials that have been posted to an on-line “virtual data room” established by or on behalf of one of the parties or their respective affiliates no later than two (2) Business Days prior to the date of this Agreement, and information and materials that have been publicly made available through filings with the SEC since January 1, 2020). The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$” are to United States dollars. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments. References to a party or to the parties to this Agreement refers to the Company, Parent and Merger Sub, individually or collectively, as the case may be.

8.8. Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.9. Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (together with the documents and the instruments referred to herein and the Limited Guarantee, Commitment Letters and the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b) Except for: (i) Article II, with respect to the rights of holders of Shares (other than Dissenting Shares or Cancelled Shares) to receive payment of the Merger Consideration and the rights of the holders of Company Option Awards, Company LTI Awards and Company Warrants to receive the LTI Award Consideration and the Warrant Consideration, as applicable, which solely from and after the Effective Time if it occurs shall be for the benefit of any person entitled to such payment or award thereunder, (ii) Section 5.7, which from and after the Effective Time shall be for the benefit of each Indemnified Party, his or her heirs and personal representatives, (iii) Section 7.2(h), Section 8.2, this Section 8.9(b) and Section 8.15, which shall be for the benefit of Parent, Merger Sub and the Company and (iv) Section 7.2(h), Section 7.2(f), Section 8.2, Section 8.3, this Section 8.9(b), Section 8.11(b), Section 8.11(c) and Section 8.15, which shall be for the benefit of the Parent Related Parties and the Lender Related Parties, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 8.3 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles, rules or regulations thereof that will result in the application of the Laws of any other jurisdiction).

8.11. Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Each of the parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware) for the purpose of any Claim directly or indirectly based upon, arising out of or relating to this Agreement or the Limited Guarantee, any of the transactions contemplated by this Agreement or the Limited Guarantee or the actions of Parent, Merger Sub, the Company or any Guarantor in the negotiation, administration, performance and enforcement hereof and thereof. With respect to this Section 8.11(a), each of the parties (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware) with respect to any matter relating to or arising under this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) except as set forth in Section 8.11(c), agrees that it will not bring any such proceeding in any court other than the Delaware state or federal courts within the State of Delaware, as described above. With respect to this Section 8.11(a), each of the parties irrevocably consents to the service of process out of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 8.5, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(b) EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING WITH RESPECT TO ANY DEBT FINANCING) OR THE ACTIONS OF PARENT, MERGER SUB, THE COMPANY OR THE LENDER RELATED PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(b).

(c) Notwithstanding anything to the contrary in this Agreement, each of the parties acknowledges and irrevocably agrees: (i) that any Claim, whether at law or in equity, in contract, in tort or otherwise, involving the Lender Related Parties arising out of, or relating to, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each of the parties submits to the exclusive jurisdiction of such court with respect to any such Claim; (ii) not to bring or permit any of their affiliates to bring or support anyone else in bringing any such Claim in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Debt Commitment Letter will be effective service of process against them for any such Claim brought in any such court; (iv) to waive and hereby does waive, to the fullest extent permitted by applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Claim in any such court; (v) that any such Claim will be governed and construed in accordance with the laws of the State of New York; and (vi) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

8.12. Specific Performance.

(a) Each of Parent, Merger Sub and the Company agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms and that money damages and other legal remedies, even if available, would be an inadequate remedy for such harm. It is accordingly agreed, subject to Section 8.12(b), that Parent, Merger Sub and the Company shall be entitled to seek injunctive or other equitable relief prior to a valid and effective termination of this Agreement to prevent or remedy breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.11(a), this being in addition to any other remedy to which they are entitled at law or in equity. Any party seeking an injunction, specific performance or other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction related to this Agreement as provided in Section 8.11(a), may seek such an injunction without the necessity of demonstrating damages (or the inadequacy of damages and other legal remedies) or posting a bond or other security in connection with any such injunction or other equitable relief. Subject to Section 8.12(b), each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, hereby agrees not to raise any objections to the availability prior to a valid and effective termination of this Agreement of the equitable remedy of specific performance to prevent, restrain or remedy breaches or threatened breaches of this Agreement by Parent, Merger Sub or the Company, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent, Merger Sub or the Company, as applicable, under this Agreement.

(b) Notwithstanding anything herein to the contrary including Section 8.12(a), it is acknowledged and agreed that the Company shall be entitled to seek and obtain specific performance of Parent’s and Merger Sub’s obligation to cause the Equity Financing to be funded and to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 6.1 and Section 6.2 shall have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as each of such conditions would have been satisfied on the date the Closing should have occurred pursuant to Section 1.2 (taking into account the Marketing Period)) on the date the Closing should have occurred pursuant to Section 1.2; (ii) since such date, no event shall have occurred nor shall any condition exist that would cause any of the conditions set forth in Section 6.1 and Section 6.2 to fail to be satisfied on any day after such date, (iii) Parent and Merger Sub are obligated to complete the Closing in accordance with Section 1.2 and either of them have failed to do so within three (3) Business Days after the date the Closing was required to occur pursuant to Section 1.2, (iv) the Debt Financing (which, for the avoidance of doubt, includes any Alternate Debt Financing that is being used in accordance with Section 5.13(d)) has been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letters subject only to the Equity Financing being funded at the Closing and (v) the Company has irrevocably confirmed in a written notice delivered to Parent that, if specific performance is granted, the Equity Financing and Debt Financing are funded and Parent and Merger Sub otherwise comply with their obligations hereunder, then the Closing will occur. For the avoidance of doubt, in no event shall the Company, its Subsidiaries or any of its or their respective successors or permitted assigns be entitled to (w) receive both the Parent Termination Fee (or any monetary damages in lieu thereof) and an order of specific performance to cause the Equity Financing to be funded and to consummate the Merger, (x) enforce or seek to enforce specifically the remedy of specific performance of the Debt Commitment Letter against any Lender Related Party, (y) be entitled to specifically enforce (or to bring any Claim in equity seeking to specifically enforce) Parent’s rights under the Equity Commitment Letter to cause the Equity Financing to be funded or to consummate Closing other than as expressly provided in the immediately preceding sentence, or (z) seek to specifically enforce any provision of this Agreement or to obtain an injunction or injunctions, or to bring any other Claim in equity in connection with the transactions contemplated by this Agreement, against any person other than against Parent and, in such case and solely with respect to the Claims described in this clause (z), only under the circumstances expressly set forth in Section 8.12(a) and this Section 8.12(b).

8.13. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties. Notwithstanding anything else in this Section 8.13, in no event will this Agreement be enforced without giving effect to Section 5.18, Section 7.2 (including the Parent Liability Limitation), Section 8.12(b) and Section 8.15.

8.14. Assignment. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party, except that (a) Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time to any Lender pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not affect the obligations of the parties to the Equity Commitment Letter or the Guarantors pursuant to the Limited Guarantee and (b) Parent and Merger Sub may assign (in whole but not in part) its rights and obligations hereunder to any wholly owned affiliate or Subsidiary of Parent after providing written notice thereof to the Company at least five (5) Business Days in advance thereof; provided, however, that no such assignment would reasonably be expected to (x) cause any of the conditions set forth in Article VI not to be satisfied or to be materially delayed in being satisfied, (y) result in a material breach of any of covenants or agreements set forth in this Agreement or (z) materially and adversely affect the rights of the Company hereunder; provided, further, however, that no such assignment shall relieve any party of any obligation or liability under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.15. Non-Recourse. Any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against persons that are expressly named as parties hereto, and then only (x) with respect to the specific obligations set forth herein and (y) by the persons that are party to or are expressly identified as third party beneficiaries under Section 8.9, but solely with respect to the matters set forth therein. In furtherance and not in limitation of the foregoing, and notwithstanding any other provision of this Agreement or the Transaction Documents to the contrary, the Company covenants, agrees and acknowledges that (a) no former, current or future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Company, Parent or Merger Sub or any of their respective affiliates or Representatives (including any Parent Related Party or Lender Related Party), in each case, that is not a party hereto, shall have any liability hereunder or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub under this Agreement or for any action, suit, arbitration, claim, litigation, investigation or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto, and (b) no recourse under this Agreement, any related document or any documents or instruments delivered in connection with this Agreement or any related document shall be had against any Parent Related Party and neither the Company nor any of its Subsidiaries or any person acting on its or their behalf shall assert a claim or institute a Claim that is not a Retained Claim (as defined in the Limited Guarantee). For the avoidance of doubt, this Section 8.15 does not limit or affect any rights or remedies that Parent or Merger Sub may have against the parties to the Commitment Letters and does not limit or affect any rights or remedies that the Company may have against (i) the Guarantors under the Limited Guarantee or (ii) the Guarantors under the Equity Commitment Letter.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

MOBIUS PARENT CORP.

By:	/s/ Vahe Dombalagian
	Name:	Vahe Dombalagian
	Title:	President

MOBIUS MERGER SUB, INC.

By:	/s/ Vahe Dombalagian
	Name:	Vahe Dombalagian
	Title:	President

Signature Page to Agreement and Plan of Merger

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ W. Alexander Holmes
	Name:	W. Alexander Holmes
	Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger